   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MT INVESTORS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3596                                   13-3668641
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                         IM LANGACHER                                                WILLIAM P. DONNELLY
                       P.O. BOX MT-100                                                MT INVESTORS INC.
               CH 8606 GREIFENSEE, SWITZERLAND                                        PARK AVENUE TOWER
                      011-41-1-944-22-11                                       65 EAST 55TH STREET, 27TH FLOOR
              (ADDRESS, INCLUDING ZIP CODE, AND                                       NEW YORK, NY 10022
            TELEPHONE NUMBER, INCLUDING AREA CODE,                                      (212) 644-5900
         OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                        (NAME, ADDRESS, INCLUDING ZIP CODE,
                                                                               AND TELEPHONE NUMBER, INCLUDING
                                                                               AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                  TIMOTHY E. PETERSON, ESQ.                                        JAMES C. SCOVILLE, ESQ.
           FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                                  DEBEVOISE & PLIMPTON
                      4 CHISWELL STREET                                                875 THIRD AVENUE
                  LONDON, EC1Y 4UP, ENGLAND                                        NEW YORK, NEW YORK 10022
                    (011-44-171) 972-9600                                               (212) 909-6000

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ------------------

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. /x/

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED             PROPOSED
                                                        MAXIMUM OFFERING    MAXIMUM AGGREGATE
         TITLE OF SECURITIES            AMOUNT TO BE        PRICE PER            OFFERING             AMOUNT OF
          TO BE REGISTERED              REGISTERED(1)       SHARE(2)           PRICE(1)(2)       REGISTRATION FEE(2)
Common Stock, $.01 par value.........     $                 $                  $115,000,000            $34,849

(1) Includes shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The registrant's name is currently MT Investors Inc. However, the name of the registrant will be changed to Mettler-Toledo International Inc. prior to the consummation of the Offerings to which this registration statement relates. For marketing purposes, the preliminary Prospectus contained in this registration statement uses the name Mettler-Toledo International Inc.

     This registration statement contains two forms of Prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the 'U.S. Prospectus') and one to be used in connection with a concurrent international offering of the Common Stock (the 'International Prospectus' and, together with the U.S. Prospectus, the 'Prospectuses'). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. Prospectus is included herein and is followed by the front cover page, underwriting section and back cover page to be used in the International Prospectus. The front cover page, underwriting section and back cover page for the International Prospectus included herein have all been labeled 'Alternate Page for International Prospectus.'

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 15, 1997
PROSPECTUS                                                                [LOGO]

                                           SHARES

                       METTLER-TOLEDO INTERNATIONAL INC.

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by Mettler-Toledo International Inc. ('Mettler-Toledo' or the 'Company'). Of
the       shares of Common Stock offered hereby,        shares are being
offered for sale initially in the United States and Canada by the U.S.
Underwriters and        shares are being offered for sale initially in a
concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See 'Underwriting.'

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $       and $       per share. For a discussion relating to factors to

be considered in determining the initial public offering price, see 'Underwriting.'

     Application has been made for listing the Common Stock on the New York Stock Exchange under the symbol 'MTD.'

     SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                      A CRIMINAL OFFENSE.

                                                      PRICE TO                UNDERWRITING              PROCEEDS TO
                                                       PUBLIC                 DISCOUNT(1)                COMPANY(2)
Per Share...................................           $                         $                         $
Total(3)....................................           $                         $                         $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'
(2) Before deducting expenses payable by the Company estimated at $            .
    The Underwriters have agreed to pay certain expenses of the Company incurred
    in connection with the Offerings estimated at $          .
(3) The Company has granted the U.S. Underwriters and the International Managers
    options to purchase up to an additional        shares and        shares of
    Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $      , $       and $      , respectively. See
    'Underwriting.'
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about               , 1997.
                            ------------------------

MERRILL LYNCH & CO.
                   BT ALEX. BROWN
                                CREDIT SUISSE FIRST BOSTON

                                                            GOLDMAN, SACHS & CO.
                            ------------------------

              The date of this Prospectus is               , 1997.

              [PICTURES OF PRODUCTS WITH THE FOLLOWING CAPTIONS:]

     Leading global supplier of precision instruments. Number 1 in weighing instruments for laboratory, industrial and food retail and a leader in related measurement technologies.

     Analytical/precision balances control product quality.

     Moisture Analyzers assist in obtaining reliable results in production.

     Thermal Analysis Systems generate material data.

     Mobile counting scales assist in inventory control, packaging and shipping or receiving.

     Metal detectors provide important safety and quality checks.

     Exact dimensional and weight data allow freight calculation.

     Titrators provide easy-to-use applications in manufacturing.

     Products are automatically weighed and labelled in process.

     Service counter scales support the electronic bookkeeping of all sales data.

     Retail scales feature dialogue capability and active sales aids.

     The right solution in prepackaging and price labeling, stand-alone or networked.

     Check-out systems are compatible with scanners and cash registers and are networkable from scale to central computer.

     Technology leadership.

     Mettler-Toledo's new Brickstone weighing sensor reduces manufacturing costs and the time and expense of design changes.

                            ------------------------

     Mettler-Toledo(Registered), Mettler(Registered), Ingold(Registered),
Garvens(Registered), Ohaus(Registered), DigiTol(Registered) and
Safeline(Registered) are registered trademarks of the Company and Brickstone(Trademark), Spider(Trademark), Mentor SC(Trademark),
MultiRange(Trademark), TRUCKMATE(Trademark), Signature(Trademark) and Powerphase(Trademark) are trademarks of the Company.


                            ------------------------

     This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See 'Risk Factors--Forward-Looking Statements and Associated Risks' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see 'Underwriting.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, government reports and other publicly available sources, which the Company has not independently verified but which the Company believes to be reliable, and where such sources are not available, from Company estimates, which the Company believes to be reasonable, but which cannot be independently verified. As used in this Prospectus, '$' refers to U.S. dollars, 'SFr' refers to Swiss francs, 'pounds' refers to British pounds sterling and 'CDN' refers to Canadian dollars. Unless otherwise stated or where the context otherwise requires, (i) references herein to the 'Company' or 'Mettler-Toledo' refer to Mettler-Toledo International Inc. and its direct and indirect subsidiaries and (ii) all information herein gives effect to the Reorganization (as defined below) and assumes no exercise of the Underwriters' over-allotment options.

                                  THE COMPANY

GENERAL

     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through its recent acquisition (the 'Safeline Acquisition') of Safeline Limited ('Safeline'), the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the

United States and Asia. The Company generated pro forma 1996 net sales of $889.6 million (giving effect to the Safeline Acquisition) which were derived 49% in Europe, 40% in North and South America and 11% in Asia and other markets.

     The Company believes that in 1996 the global market for the Company's products and services was approximately $6.0 billion. Weighing instruments are among the most broadly used measuring devices, and their results are often used as the basis of commercial transactions. Analytical instruments are critical to the research and development and quality control efforts of end-users, while metal detection systems provide important quality and safety checks in production and packaging. The Company's products are used in laboratories as an integral part of research and quality control processes, in industry for various manufacturing processes such as quality control, materials preparation, filling, counting and dimensioning, and in food retailing for preparation, portioning and inventory control. Customers include pharmaceutical, biotechnology, chemicals, cosmetics, food and beverage, metals, electronics, logistics, transportation and food retailing businesses, as well as schools, universities and government standards laboratories.

MARKET LEADERSHIP

     The Company believes that it maintains a leading position in each of its markets. In the weighing instruments market, Mettler-Toledo is the only company to offer products for laboratory, industrial and food retailing applications throughout the world and believes that it holds a market share more than two times greater than that of its nearest competitor. The Company believes that in 1996 it had an approximate 40% market share of the global market for laboratory balances including the largest market share in each of Europe, the United States and Asia (excluding Japan), and the number two position in Japan. In the industrial and food retailing markets, the Company believes it has the largest market share in Europe and the United States. In Asia, Mettler-Toledo has substantial, rapidly growing industrial and food retailing businesses supported by an established manufacturing presence in China. The Company also holds one of the top three global market positions in several analytical instruments such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company recently enhanced its leading positions in precision instruments through the addition of Safeline's market leading metal detection products, which can be used in conjunction with the Company's checkweighing instruments for important quality and safety checks in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Mettler-Toledo attributes its worldwide market leadership positions to the following competitive strengths:

     Global Brand and Reputation. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. Customers value these characteristics because precision instruments, particularly weighing and analytical instruments, significantly impact customers' product quality, productivity, costs and regulatory compliance. Furthermore, precision instruments generally constitute a small percentage of customers' aggregate expenditures. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments and experience high switching costs if they attempt to change vendors. A recent independent survey concluded that 'Mettler-Toledo' was one of the three most recognized brand names in the laboratory. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' The strength of this brand name has allowed the Company to successfully extend its laboratory product line to include titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors.

     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of technology with recent innovations in both weighing and related instrumentation, including its new digital load cell, its ID 20 terminal (the first personal computer interface to be certified by weights and measures regulators), its Brickstone weighing sensor technology, its GOBI moisture determination instrument, a new automatic lab reactor, the Zero Metal-Free Zone metal detector and its new PILAR (Parallel Infrared Laser Array) dimensioning equipment. As with many of the Company's recent innovations, the Company's new Brickstone weighing sensor technology provides greater accuracy, while also significantly reducing manufacturing costs and the time and expense of design changes by reducing from approximately 100 to approximately 50 the number of parts in the sensor. The Company believes it is the global leader in its industry in providing innovative instruments, in integrating its instruments into application-specific solutions for customers, and in facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo's technological innovation efforts benefit from the Company's manufacturing expertise in sensor technology, precision machining and electronics, as well as its strength in software development.

     Comprehensive, High Quality Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across and within many industries and regions. Furthermore, the Company's analytical instruments and metal detection systems complement its weighing products, enabling the Company to offer integrated solutions. The Company manufactures each of its products in its ISO 9001-certified manufacturing facilities. Mettler-Toledo's broad range of high quality products and the ability to provide integrated solutions allows the Company to leverage its sales and service organization, product development activities and manufacturing and distribution capabilities.

     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At June 30, 1997, this organization consisted of approximately 3,000 employees organized into locally-based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets around the world. The local focus of the Company's sales and service organization enables the Company to provide timely, responsive support to customers worldwide and provides feedback for manufacturing and product development. This global infrastructure also allows the Company to capitalize on growth opportunities in emerging markets.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. This installed base has resulted in current service contracts covering over 600,000 units. The Company's service contracts provide a strong, stable source of recurring service revenue, which represented approximately 17% of net sales in 1996. The Company believes that its installed base of weighing instruments represents a competitive advantage with respect to repeat purchases and purchases of related analytical instruments and metal detection systems, because customers tend to remain with an existing supplier that can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and systems integration requirements. Close relationships and frequent contact with its broad customer base also provide the Company with sales leads and new product and application ideas.

     Geographical, Product and Customer Diversification. The Company's revenue base is diversified by geographic region, product range and customer. The Company's broad range of product offerings is utilized in many different industries, including, among others, chemicals, pharmaceuticals, food processing, food retailing and transportation. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2% of 1996 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions, and its presence in many different geographic markets, product markets and industries enhances its attractiveness as a supplier to multinational customers.

GROWTH STRATEGY

     Prior to its acquisition on October 15, 1996 (the 'Acquisition') in a transaction sponsored by management and AEA Investors Inc. ('AEA Investors'), Mettler-Toledo operated as a division of Ciba-Geigy AG ('Ciba'). In connection with the Acquisition, Mettler-Toledo began implementing a strategy to enhance its position as global market leader by accelerating new product introductions, capitalizing on market opportunities, focusing on expansion in emerging markets, pursuing selected acquisitions and reengineering its operations in order to reduce its overall cost structure. These initiatives have contributed to an improvement in operating income (gross profit less research and development and selling, general and administrative expenses) before amortization and non-recurring costs ('Adjusted Operating Income') from $26.0 million (6.1% of net sales) for the six months ended June 30, 1996 to $33.6 million (8.0% of net sales) for the six months ended June 30, 1997.

     New Product Introductions. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested approximately $170.0 million in research and development and customer engineering, which has resulted in a pipeline of innovative and new products, significant reductions in product costs and reduced time to market for new products. Examples of new product introductions planned for the remainder of

1997 and 1998 include: industrial and retail products that apply open-system architecture, a higher performance titrator, a higher performance modular thermal analysis system and new density and refractometry measurement technology. In addition, the Company is also focused on innovations that reduce manufacturing costs. For example, the Company is extending the utilization of its high-accuracy, low-cost Brickstone weighing sensor technology through much of its weighing instrument product line. The Company attributes a significant portion of its recent margin improvement to its research and development efforts.

     Capitalize on Market Opportunities. Mettler-Toledo believes it is well positioned to capitalize on potential market opportunities including: (i) the integration of weighing instruments into data management software systems to automate processes and/or improve process control; (ii) the development of integrated solutions that combine weighing instruments and related technologies directly into manufacturing processes; (iii) the harmonization of national weighing standards among countries, particularly in the European Union; and (iv) the standardization of manufacturing and laboratory practices through programs such as ISO 9001, Good Laboratory Practices and Good Manufacturing Practices. The Company believes that these trends, together with the Company's brand name, global presence and the pipeline of planned new products, will allow it to increase its penetration of developed markets such as Europe, the United States and Japan.

     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales, service and manufacturing capabilities position it to take advantage of continued growth opportunities in emerging markets. These growth opportunities have been driven by economic development and global manufacturers' utilization of additional and more sophisticated weighing instruments as they shift production to these markets. The primary focus to date of the Company's emerging market expansion has been in Asia. In Asia (excluding Japan), the Company is the market leader in laboratory weighing instruments and has substantial and rapidly growing industrial and food retailing businesses. The Company maintains two profitable operations in China: first, a 60% owned joint venture which manufactures and sells industrial and food retailing products and, second, a wholly owned facility which manufactures and distributes laboratory products. Both of these operations serve the domestic and export markets. Recently, the Company has opened direct marketing organizations in Taiwan, Korea, Hong Kong, Thailand and Malaysia. The Company is also expanding its sales and service presence in Latin America and other emerging markets. The Company believes that its brand name, its global marketing and manufacturing infrastructure and its already substantial sales in Asia and Latin America position it to take advantage of further growth opportunities in emerging markets.

     Pursue Selected Acquisition Opportunities. Mettler-Toledo plans to actively pursue additional complementary product lines and distribution channels. In the laboratory market, the Company intends to leverage its existing laboratory distribution system through the acquisition of complementary product lines and the development of integrated laboratory solutions. In the industrial and food retailing markets, the Company plans to pursue the acquisition of related products and technologies that allow for the integration of weighing with other customer operations and information systems. The Company began implementing this strategy through the May 1997 acquisition of Safeline, which had calendar year 1996 revenues of $40.4 million and is the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detection systems enable the Company to offer integrated solutions for quality control and data management to these industries. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand the distribution of acquired product lines and operate acquired businesses more effectively.

     Reengineering and Cost Reductions. The Company's recent increase in profitability has been achieved in part through: (i) focusing research and development efforts on product cost reductions; (ii) achieving greater flexibility in, and a targeted reduction of, the Company's workforce, including a reduction of approximately 170 personnel in 1996; (iii) consolidating manufacturing facilities, including the closure of the Westerville, Ohio facility; and (iv) moving production to lower-cost manufacturing facilities. The Company has also started implementing a number of additional operational changes such as the restructuring of its ordering process, product delivery and parts inventory management in Europe, the consolidation of worldwide precision balance manufacturing, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization. The Company believes that these new initiatives, as well as its continuing efforts to reduce product costs through research and development and the move of production to lower-cost manufacturing facilities, will place the Company in a position to build on its recent improvement in profitability. Furthermore, the Company believes that it can leverage its existing infrastructure, particularly the recent investments made in Asia, to obtain continued sales growth without significant additions to its overall cost base.

ACQUISITION AND SAFELINE ACQUISITION

     Acquisition. On October 15, 1996, the Company acquired the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. As of June 30, 1997, 686 of the Company's employees, including executive officers
and key management employees, owned        shares of Common Stock and held
options to purchase approximately        additional shares of Common Stock,
collectively representing on a fully diluted basis and after giving effect to
the Offerings an aggregate ownership interest of approximately    %. In
addition, at the request of the Company, the Underwriters have reserved up to shares to be sold in the Offerings to certain employees of the Company and certain other persons. See 'Management' and 'Security Ownership of Certain Beneficial Owners and Management.'

     Safeline Acquisition. On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997), subject to post-closing adjustment, plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries. From 1992 to 1996, Safeline's net sales increased at a compounded annual growth rate of approximately 30%, in part due to the introduction of new products such as the first digital electronic and Zero Metal-Free Zone metal detectors. Safeline had net sales and Adjusted Operating Income of $40.4 million and $9.9 million, respectively, for the year ended December 31, 1996.

CONCURRENT TRANSACTIONS

     Credit Agreement Refinancing. In connection with the Offerings, the Company intends to refinance its existing credit facility (the 'Credit Agreement') by entering into a new credit facility (the 'New Credit Agreement') with certain financial institutions. The Company expects that it will have pro forma borrowings under the New Credit Agreement of $401.4 million (representing an increase of $66.8 million) as of June 30, 1997 and borrowings of $41.5 million under various other credit arrangements. Of the borrowings under the New Credit Agreement, $196.2 million will be in the form of a term loan and the remainder will be outstanding under a revolving credit facility. The Company's revolving credit facility commitment will increase from $170.0 million to $420.0 million under the New Credit Agreement, and this commitment includes a $100.0 million acquisition facility. Additional borrowings under the New Credit Agreement will be used, together with the net proceeds from the Offerings, to repurchase the Notes (as defined below) and to pay related premiums and fees and expenses. As a result of the Refinancing (as defined below), the Company expects to realize significantly lower interest expense. See 'Use of Proceeds' and 'Capitalization.'

     Note Repurchase. As part of the Refinancing, the Company intends to repurchase (by tender offer, open market purchases, privately negotiated transactions or a combination of the foregoing, as the Company shall determine) (the 'Note Repurchase') all of the 9 3/4% Senior Subordinated Notes due 2006 (the 'Notes') of the Company's wholly owned subsidiary, Mettler-Toledo, Inc. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein. The Company will use net proceeds from the Offerings and additional borrowings under the New Credit Agreement to finance the Note Repurchase. The refinancing of the Credit Agreement and the Note Repurchase are collectively referred to as the 'Refinancing.' See 'Use of Proceeds' and 'Capitalization.'

     Reorganization. The name of the Company is currently MT Investors Inc. Mettler-Toledo, Inc. is currently a wholly owned subsidiary of Mettler-Toledo Holding Inc. ('Holding') which in turn is a wholly owned subsidiary of the Company. Mettler-Toledo, Inc. and Holding are the primary assets of the Company. Concurrently with the Offerings (i) Holding will be merged with and into the Company (the 'Merger'), with the Company being the surviving corporation, (ii) as part of the Merger, the Company will convert each share of its existing Class A, Class B and Class C common stock into shares of Common Stock, and (iii) the

Company will change its name to Mettler-Toledo International Inc. These transactions are referred to as the 'Reorganization.'

                                 THE OFFERINGS

     The offering of            shares of the Company's Common Stock, par value
$.01 per share, in the United States and Canada (the 'U.S. Offering') and the
offering of            shares of the Common Stock outside the United States and
Canada (the 'International Offering') are collectively referred to herein as the 'Offerings.'

Common Stock Offered by the Company (1)...  shares
Common Stock to be Outstanding After the
  Offerings (1)(2)........................  shares
Use of Proceeds...........................  The net proceeds to be received by the Company from the Offerings, together with amounts borrowed under the New Credit Agreement, will be used to repurchase the Notes and to pay related premiums and fees and expenses. See 'Use of Proceeds.'
Proposed New York Stock Exchange Symbol...  'MTD'

------------------------
(1) Excludes            shares which are subject to the over-allotment options
    granted by the Company to the Underwriters in connection with the Offerings.

(2) Excludes            shares that may be issued upon the exercise of options
    granted pursuant to the MT Investors Stock Option Plan (the 'Stock Plan').

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider all of the information contained in this Prospectus before making an investment in the Common Stock. In particular, prospective purchasers should carefully consider the factors set forth herein under 'Risk Factors.' These risks include the effect of the Company's substantial indebtedness on operations and liquidity; risks associated with currency fluctuations; risks associated with international operations; risks associated with competition and improvements in technology by competitors; risks due to significant sales to the pharmaceutical and chemicals industries; risks relating to future acquisitions; reliance on key management; risk of liability under environmental laws; potentially adverse effect on stock price due to shares eligible for future sale; dilution; restrictions on payment of dividends; certain anti-takeover provisions in the Company's certificate of incorporation; and the absence of a prior public market for the Common Stock.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The summary historical financial information set forth below for the years ended December 31, 1993, 1994 and 1995, for the period from January 1, 1996 to October 14, 1996, and for the period from October 15, 1996 to December 31, 1996 is derived from the Company's financial statements, which were audited by KPMG

Fides Peat, independent auditors. The financial information for all periods prior to October 15, 1996, the date of the Acquisition, is combined financial information of the Mettler-Toledo Group (the 'Predecessor Business'). The summary historical financial information at June 30, 1997 and for the six months ended June 30, 1996 and 1997 is derived from the unaudited interim consolidated financial statements of the Predecessor Business and of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The summary pro forma financial information gives effect to the Acquisition, the Safeline Acquisition, the Offerings and the Refinancing (assuming all of the Notes are repurchased) and does not purport to represent what the Company's results of operations actually would have been if such transactions had occurred as of such dates. The combined historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisition and the Safeline Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Unaudited Pro Forma Financial Information' and the Consolidated Financial Statements and accompanying notes included herein. The financial information presented below was prepared in accordance with U.S. generally accepted accounting principles ('U.S. GAAP').

                                                                                                                PREDECESSOR
                                                                                                                 BUSINESS
                                                                                                                -----------
                                          PREDECESSOR BUSINESS                 METTLER-TOLEDO INTERNATIONAL     SIX MONTHS
                              --------------------------------------------                 INC.                 ENDED JUNE
                                                                 FOR THE     --------------------------------       30,
                                                                 PERIOD      FOR THE PERIOD                     -----------
                                 YEAR ENDED DECEMBER 31,        JANUARY 1     OCTOBER 15 TO         1996
                              ------------------------------   TO OCTOBER     DECEMBER 31,       PRO FORMA
                                1993       1994       1995      14, 1996          1996           (A)(B)(C)         1996
                              --------   --------   --------   -----------   ---------------   --------------   -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA(F):
Net sales.................    $728,958   $769,136   $850,415    $ 662,221       $ 186,912         $889,567       $ 423,802
Cost of sales.............     443,534    461,629    508,089      395,239         136,820 (b)      523,783         252,203
                              --------   --------   --------   -----------   ---------------       -------      -----------
Gross profit..............     285,424    307,507    342,326      266,982          50,092          365,784         171,599
Research and
 development..............      46,438     47,994     54,542       40,244           9,805           50,608          25,054
Selling, general and
 administrative...........     209,692    224,978    248,327      186,898          59,353          252,085         120,531
Amortization..............       2,917      6,437      2,765        2,151           1,065            6,426           1,270
Purchased research and
 development..............          --         --         --           --         114,070 (c)           --              --
Interest expense..........      15,239     13,307     18,219       13,868           8,738           29,572           8,346

Other charges (income),
 net(g)...................      14,110     (7,716)    (9,331)      (1,332)         17,137           14,036            (965)
                              --------   --------   --------   -----------   ---------------       -------      -----------
Earnings (loss) before
 taxes, minority interest
 and extraordinary item...      (2,972)    22,507     27,804       25,153        (160,076)          13,057          17,363
Provision for taxes.......       3,041      8,676      8,782       10,055            (938)           7,130           6,830
Minority interest.........       1,140        347        768          637             (92)             593             526
                              --------   --------   --------   -----------   ---------------       -------      -----------
Earnings (loss) before
 extraordinary item.......      (7,153)    13,484     18,254       14,461        (159,046)           5,334          10,007
Extraordinary item-debt
 extinguishment...........          --         --         --           --              --               --              --
                              --------   --------   --------   -----------   ---------------       -------      -----------
Net earnings (loss).......    $ (7,153)  $ 13,484   $ 18,254    $  14,461       $(159,046)        $  5,334       $  10,007
                              --------   --------   --------   -----------   ---------------       -------      -----------
                              --------   --------   --------   -----------   ---------------       -------      -----------
Pro forma earnings per
 common share(i):
 Weighted average number
   of common shares.......                                                                        $
                                                                                                   -------
 Earnings per common
   share..................                                                                        $
                                                                                                   -------
                                                                                                   -------
OTHER DATA:
Local currency net sales
 growth(j)................                   7.0%       6.0%                                          3.3%            5.1%
Gross profit before
 non-recurring costs as a
 percentage of net
 sales(k).................       39.2%      40.0%      40.3%        40.3%           44.0%            41.1%           40.5%
Adjusted Operating
 Income(l)................    $ 29,294   $ 34,535   $ 39,457    $  39,840       $  17,912         $ 67,875       $  26,014
Adjusted Operating Income
 as a percentage of net
 sales(l).................        4.0%       4.5%       4.6%         6.0%            9.6%             7.6%            6.1%
Depreciation and
 amortization expense.....    $ 29,591   $ 34,118   $ 33,363    $  21,663       $   8,990         $ 31,083       $  14,212
Capital expenditures......      25,122     24,916     25,858       16,649          11,928           29,417          10,053


                                 METTLER-TOLEDO
                               INTERNATIONAL INC.
                            -----------------------
                                SIX MONTHS ENDED
                                    JUNE 30,
                            -----------------------

                                            1997
                              1997        PRO FORMA
                             (D)(E)       (A)(D)(E)

                            ---------     ---------

STATEMENT OF OPERATIONS
 DATA(F):
Net sales.................  $ 417,814      $436,847
Cost of sales.............    237,516 (d)   247,878
                            ---------      --------
Gross profit..............    180,298       188,969
Research and
 development..............     22,444        22,719
Selling, general and
 administrative...........    126,351       127,783
Amortization..............      2,333         3,213
Purchased research and
 development..............     29,959 (e)        --
Interest expense..........     19,170        14,411
Other charges (income),
 net(g)...................      2,191         2,168
                            ---------      --------
Earnings (loss) before
 taxes, minority interest
 and extraordinary item...    (22,150)       18,675
Provision for taxes.......      4,337         7,470
Minority interest.........        248           253
                            ---------     ---------
Earnings (loss) before
 extraordinary item.......    (26,735)       10,952
Extraordinary item-debt
 extinguishment...........      9,552 (h)        --
                            ---------      --------
Net earnings (loss).......  $ (36,287)     $ 10,952
                            ---------      --------
                            ---------      --------
Pro forma earnings per
 common share(i):
 Weighted average number
   of common shares.......                 $
                                           --------
 Earnings per common
   share..................                 $
                                           --------
                                           --------
OTHER DATA:
Local currency net sales
 growth(j)................       4.7%          5.3%
Gross profit before
 non-recurring costs as a
 percentage of net
 sales(k).................      43.6%         43.3%
Adjusted Operating
 Income(l)................  $  33,557      $ 38,467
Adjusted Operating Income
 as a percentage of net

 sales(l).................       8.0%          8.8%
Depreciation and
 amortization expense.....  $  14,135      $ 14,369
Capital expenditures......      8,760         9,011

                                                                                                      JUNE 30, 1997
                                                                                               ---------------------------
                                                                                               HISTORICAL     PRO FORMA(M)
                                                                                               ----------     ------------
                                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital............................................................................     $ 75,810        $ 88,469
Total assets...............................................................................      787,135         777,553
Long-term third-party debt.................................................................      440,605         385,084
Other long-term liabilities(n).............................................................       93,315          93,315
Shareholders' equity (deficit).............................................................      (31,131)         27,467

------------------

(a) Represents the unaudited pro forma statement of operations of the Company for fiscal year 1996 and the six months ended June 30, 1997, assuming the Acquisition, the Safeline Acquisition, the Offerings and the Refinancing (assuming all of the Notes are repurchased) occurred on January 1, 1996. Certain other one-time charges incurred during 1996 have not been excluded from the unaudited pro forma statement of operations for the year ended December 31, 1996. These charges consist of certain non-recurring items for
    (i) advisory fees associated with the reorganization of the Company's structure of approximately $4,800 and (ii) restructuring charges of approximately $12,600. The Company has estimated that the restructurings will result in annual cost savings of approximately $8,300, of which approximately $2,000 was realized in 1996. Such cost savings consist primarily of lower employee salary and benefit costs and fixed manufacturing costs. In addition, at the time of the Acquisition, the Company estimated it would incur additional selling, general and administrative expenses of $1,300 annually as a result of the Acquisition. If adjustments had been made to the unaudited pro forma statement of operations for the year ended December 31, 1996 to

                                              (Footnotes continued on next page)

(Footnotes continued from previous page) remove these non-recurring charges and to reflect the net unrealized cost savings, Adjusted Operating Income would have been approximately $73,000 and net earnings would have been approximately $19,000. See 'Unaudited Pro Forma Financial Information.'

(b) In connection with the Acquisition, the Company allocated $32,194 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the period October 15, 1996 to December 31, 1996. The charges associated with this revaluation have been excluded from the pro forma financial information.

(c) In conjunction with the Acquisition, the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Acquisition. This expense has been excluded from the pro forma financial information.

(d) In connection with the Safeline Acquisition, the Company allocated $2,054 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the second quarter of 1997. The charges associated with this revaluation have been excluded from the pro forma financial information.

(e) In conjunction with the Safeline Acquisition, the Company allocated, based upon independent valuations, $29,959 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Safeline Acquisition. This expense has been excluded from the pro forma financial information.

(f) Income statement information for the year ended December 31, 1992 is not available, except that net sales were $769,000. Approximately 75% of the decrease in net sales in 1993 compared to 1992 resulted from appreciation of the U.S. dollar against the Company's other principal trading currencies.

(g) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). In 1993, the amount shown includes costs associated with the closure of a manufacturing facility in Cologne, Germany, the restructuring of certain manufacturing operations and an early retirement program in the United States. For the period January 1, 1996 to October 14, 1996, the amount shown includes employee severance and other exit costs associated with the closing of its Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996, the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs, in Europe and North America and the realignment of the analytical and precision balance business in Switzerland. See Note 17 to the audited consolidated financial statements (the 'Audited Consolidated Financial Statements') included herein.

(h) Represents a one-time charge for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facility.

(i) Pro forma earnings per common share has been computed assuming the number of common shares issued in connection with the Offerings, including common stock equivalents, were outstanding during the periods presented. Common share equivalents result from outstanding options to purchase Common Stock.


(j) Local currency net sales growth is adjusted for reductions in the systems business. Pro forma local currency net sales growth assumes that the Safeline Acquisition occurred on January 1, 1995.

(k) Non-recurring costs represent costs associated with selling inventories revalued to fair value in connection with the Acquisition and the Safeline Acquisition. See Notes (b) and (d) above.

(l) Adjusted Operating Income is defined as operating income (gross profits less research and development and selling, general and administrative expenses) before amortization and non-recurring costs. Non-recurring costs which have been excluded are the costs set forth in Note (k) above and for the period from October 15, 1996 to December 31, 1996, and pro forma 1996 advisory fees associated with the reorganization of the Company's structure of approximately $4,800.

(m) The pro forma Balance Sheet Data at June 30, 1997 gives effect to the Offerings and the Refinancing (assuming all of the Notes are repurchased) as if they had occurred on such date.

(n) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 15 to the Audited Consolidated Financial Statements included herein.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See '--Forward-Looking Statements and Associated Risks' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

EFFECT OF SUBSTANTIAL INDEBTEDNESS ON OPERATIONS AND LIQUIDITY

     In connection with the Acquisition and the Safeline Acquisition, the Company incurred a significant amount of indebtedness. At June 30, 1997, the Company's consolidated indebtedness (excluding unused commitments) on a pro forma basis giving effect to the Offerings and the Refinancing would have been approximately $442.9 million. The Company will have additional borrowing capacity on a revolving credit basis under the New Credit Agreement and under local working capital facilities for acquisitions and other purposes. The Company is required to make scheduled principal payments on the term loans under the New Credit Agreement. See 'Capitalization' and 'Description of Certain Indebtedness.' The Company's ability to comply with the terms of the New Credit Agreement and its other debt obligations to make cash payments with respect to such obligations and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which, in turn, is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. See 'Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources' and 'Description of Certain Indebtedness.'

     The Company's high degree of leverage could have important consequences including but not limited to the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on borrowings under the New Credit Agreement and the Company's other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and may make the Company more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations. See 'Description of Certain Indebtedness.'

     The New Credit Agreement will contain and the Company's other debt obligations contain a number of covenants that, among other things, will restrict the ability of the Company to incur additional indebtedness, dispose of certain assets, make capital expenditures and otherwise restrict corporate activities. See 'Description of Certain Indebtedness.' The Company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in the New Credit Agreement, the Company's other debt obligations or any agreements with respect to any additional financing could result in an event of default under its debt agreements.

RISK OF CURRENCY FLUCTUATIONS

     Swiss franc-denominated expenses represent a much greater percentage of the Company's operating expenses than Swiss franc-denominated sales represent of total net sales. Some of the Company's manufacturing costs in Switzerland relate to products that are sold outside of Switzerland, including many technologically sophisticated products requiring highly skilled personnel. Moreover, a substantial percentage of the Company's research and development expenses and general and administrative expenses are incurred in Switzerland. Appreciation of the Swiss franc against the Company's major trading currencies (i.e., the U.S. dollar, certain major European currencies and the Japanese yen) has a negative impact on the Company's income from operations, whereas depreciation of the Swiss franc has a positive impact.

     The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign currency exchange rate for inclusion in the Company's consolidated financial statements. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial position as reported in U.S. dollars. However, the effect of these changes on income from operations generally offsets in part the effect on income from operations of changes in the exchange rate between the Swiss franc and other currencies described in the preceding paragraph.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company does business in numerous countries, including emerging markets in Asia, Latin America and Eastern Europe. In addition to currency risks discussed above, the Company's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. The Company is increasing its presence in China, Latin America and Eastern Europe. As a result, inflationary conditions in these countries could have an increasingly significant effect on the Company's operating results.

     The conversion into foreign currency of funds earned in local currency through the Company's operations in the People's Republic of China and the repatriation of such funds require certain governmental approvals. Failure to obtain such approvals could result in the Company being unable to convert or repatriate earnings from its Chinese operations, which may become an increasingly important part of the Company's international operations.

COMPETITION; IMPROVEMENTS IN TECHNOLOGY

     The markets in which the Company operates are highly competitive. Weighing instruments markets are fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, the Company competes with numerous regional or specialized competitors, many of which are well-established in their respective markets. Some competitors are divisions of larger companies with potentially greater financial and other resources than the Company. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require the continued productive investment by the Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.


SIGNIFICANT SALES TO PHARMACEUTICAL AND CHEMICALS INDUSTRIES

     The Company's products are used extensively in the pharmaceutical and chemicals industries. Consolidation in these industries has had an adverse impact on the Company's sales in prior years. A prolonged downturn or any additional consolidation in these industries could adversely affect the Company's operating results.

RISKS RELATING TO FUTURE ACQUISITIONS

     The Company may in the future pursue acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. There are currently no understandings or agreements with respect to any material acquisition, nor can there be any assurances that the Company will be able to identify and successfully complete and integrate potential acquisitions in the future. In the event that any such acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business or operating results.

RELIANCE ON KEY MANAGEMENT

     Robert F. Spoerry, the Company's Chief Executive Officer, has an employment contract with the Company and the Company is negotiating employment agreements with all other key management employees of the Company. In addition, various members of management own a portion of the shares of Common Stock of the Company and have options to purchase additional shares of such Common Stock. See 'Security Ownership of Certain Beneficial Owners and Management.' Nonetheless, there is no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company has no key man life insurance policies with respect to any of its senior executives.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's results of operations or financial condition. See 'Business--Environmental Matters.'

POTENTIAL ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offerings,
the Company will have outstanding        shares of Common Stock. Of these
shares, the        shares of Common Stock to be sold in the Offerings will be freely tradeable without restriction under the Securities Act of 1933, as amended (the 'Securities Act'), except for any such shares which may be acquired by an 'affiliate' of the Company. In connection with the Offerings the Company, the Company's executive officers and directors and all existing stockholders
(holding an aggregate of        shares of Common Stock upon consummation of the
Offerings) have agreed not to dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch') on behalf of the
Underwriters. Upon expiration of the lockup period,        shares will be
eligible for sale in the public market, with        shares subject to compliance
with the volume limitations and other restrictions of Rule 144 under the Securities Act. In addition, promptly after the closing of the Offerings, the Company intends to file a registration statement under the Securities Act covering the sale of shares of Common Stock reserved for issuance or sale under the Company's Stock Plan. Upon completion of the Offerings, there will be
outstanding options to purchase a total of        shares of Common Stock. The
sale of such shares could have an adverse effect on the Company's ability to raise equity capital in the public markets. See 'Shares Eligible for Future Sale.'

DILUTION

     Investors purchasing shares of Common Stock in the Offerings will incur
substantial and immediate dilution of $     per share in the pro forma net
tangible book value of the Common Stock from the initial public offering price. These investors will incur additional dilution upon the exercise of outstanding stock options. See 'Dilution.'

RESTRICTIONS ON PAYMENT OF DIVIDENDS; ABSENCE OF DIVIDENDS

     The New Credit Agreement will restrict, among other things, the ability of the Company to pay dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See 'Dividend Policy' and 'Description of Certain Indebtedness.'

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's amended and restated certificate of incorporation (the 'Certificate of Incorporation') and amended by-laws (the 'By-laws') will contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise. The Certificate of Incorporation will authorize the issuance of preferred stock without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. In addition, the By-laws will contain advance notice procedures for stockholders to nominate candidates for election as directors and for shareholders to submit proposals for consideration at shareholder meetings. The Company has no present plans to issue shares of preferred stock. Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an 'interested stockholder' (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period. See 'Description of Capital Stock.'

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock. Although application has been made for listing the Common Stock on the NYSE, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offerings or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation among the Company and the Underwriters based upon several factors and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated operating results and general market and economic conditions, some of which factors are beyond the Company's control. Factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its products, its customers, the markets in which it competes or the industry generally, also could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock. See 'Underwriting.'

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus includes forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned employee reductions, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those identified in 'Risk Factors,' which could cause actual results to differ materially from historical results or those anticipated. The words 'believe,' 'expect,' 'anticipate' and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

GENERAL

     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through the recent acquisition of Safeline, the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the United States and Asia. The Company generated pro forma 1996 net sales of $889.6 million (giving effect to the Safeline Acquisition) which were derived 49% in Europe, 40% in North and South America and 11% in Asia and other markets.

     The mailing address of the Company's principal executive offices is Im Langacher, P.O. Box MT-100, CH-8606, Greifensee, Switzerland. Its telephone number is 41-1-944-22-11.

ACQUISITION AND SAFELINE ACQUISITION

     Acquisition. The Company was incorporated in December 1991. It was recapitalized in connection with the October 15, 1996 acquisition of the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. The Company paid cash consideration of approximately SFr 505.0 million (approximately $402.0 million at October 15, 1996), including dividends of approximately SFr 109.4 million (approximately $87.1 million at October 15,
1996), paid approximately $185.0 million to settle amounts due to Ciba and its affiliates and incurred expenses in connection with the Acquisition and related financing of approximately $29.0 million. The Company primarily financed the Acquisition with (i) borrowings under a credit agreement in the amount of $307.0 million, (ii) the issuance of $135.0 million of the Notes and (iii) an equity contribution of $190.0 million primarily from AEA Investors, its shareholder-investors and executive officers and other employees of the Company. In connection with the Acquisition, the Company agreed that it would not, in the 18-month period following the closing of the Acquisition, without the prior written consent of Ciba, engage in certain extraordinary dispositions, including certain sales of assets or equity of any company in the Mettler-Toledo Group, mergers or similar business combinations (except certain transactions the aggregate net proceeds of which do not exceed SFr 80.0 million (approximately $64.0 million at October 15, 1996) in a 12-month period). Consummation of the Offerings does not require the consent of Ciba.

     Safeline Acquisition. On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997), subject to post-closing adjustment, plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries. From 1992 to 1996, Safeline's sales net increased at a compounded annual growth rate of approximately 30%, in part due to the introduction of new products such as the first digital electronic and Zero Metal-Free Zone metal detectors. Safeline had net sales and Adjusted Operating Income of $40.4 million and $9.9 million, respectively, for the year ended December 31, 1996.

CONCURRENT TRANSACTIONS

     Credit Agreement Refinancing. In connection with the Offerings, the Company intends to refinance its Credit Agreement by entering into the New Credit Agreement. The Company expects that it will have pro forma borrowings under the New Credit Agreement of $401.4 million (representing an increase of $66.8 million) as of June 30, 1997 and borrowings of $41.5 million under various other credit arrangements. Of the borrowings under the New Credit Agreement, $196.2 million will be in the form of a term loan and the remainder will be outstanding under a revolving credit facility. The Company's revolving credit facility commitment will increase from $170.0 million to $420.0 million under the New Credit Agreement, and this commitment includes a $100.0 million acquisition facility. Additional borrowings under the New Credit Agreement will be used, together with the net proceeds from the Offerings, to repurchase the Notes and to pay related premiums and fees and expenses. As a result of the Refinancing, the Company expects to realize significantly lower interest expense. See 'Use of Proceeds' and 'Capitalization.'

     Note Repurchase. As part of the Refinancing, the Company intends to effect the Note Repurchase. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein. The Company will use net proceeds from the Offerings and additional borrowings under the New Credit Agreement to finance the Note Repurchase. See 'Use of Proceeds' and

'Capitalization.'

     Reorganization. The name of the Company is currently MT Investors Inc. Mettler-Toledo, Inc. is currently a wholly owned subsidiary of Holding which in turn is a wholly owned subsidiary of the Company. Mettler-Toledo, Inc. and Holding are the primary assets of the Company. Concurrently with the Offerings
(i) Holding will be merged with and into the Company, with the Company being the surviving corporation, (ii) as part of the Merger, the Company will convert each share of its existing Class A, Class B and Class C common stock into shares of Common Stock, and (iii) the Company will change its name to Mettler-Toledo International Inc.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock in the Offerings after deducting the underwriting discounts and estimated expenses of the Offerings are estimated to
be approximately $     million ($     million if the Underwriters'
over-allotment options are exercised in full), based on an assumed initial
public offering price of $     per share (which represents the midpoint of the
estimated range of the initial public offering price). The Company intends to use the net proceeds from the Offerings, together with amounts borrowed under the New Credit Agreement, to repurchase the Notes and to pay related premiums and fees and expenses. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein. To the extent proceeds are not utilized to repurchase the Notes, the Company will use the proceeds to reduce borrowings under the New Credit Agreement.

     The Notes bear interest at a rate of 9 3/4% per annum and will mature on October 1, 2006. The Notes were originally issued in order to finance a portion of the Acquisition.

                                DIVIDEND POLICY

     The Company has never paid any dividends on its Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to finance the operations and expansion of the Company's business. In addition, the Company's New Credit Agreement will restrict the Company's ability to pay dividends to its stockholders. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Description of Certain Indebtedness.'

                                    DILUTION

     The net tangible book value (deficit) of the Company as of June 30, 1997
was approximately $(212.4) million, or      per share of Common Stock. Net
tangible book value (deficit) per share represents an amount equal to the

Company's total assets (excluding intangible assets) less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect
to the Offerings at an assumed initial public offering price of $     per share
(the midpoint of the estimated range of the initial public offering price) and the application by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company at June 30, 1997 would
have been approximately $(153.8) million, or $         per share of Common
Stock. See 'Unaudited Pro Forma Financial Data' and 'Use of Proceeds.' This
represents an immediate increase in net tangible book value of $    per share to
the existing shareholders and an immediate net tangible book value dilution of
$     per share to new investors purchasing shares in the Offerings. The following table illustrates this dilution:

Assumed initial public offering price per share.........................              $
  Net tangible book value (deficit) per share at June 30, 1997..........   $
  Increase in net tangible book value per share attributable to new investors..........................................................
                                                                           -------
Pro forma net tangible book value (deficit) per share after the
  Offerings.............................................................
                                                                                      -------
Dilution per share to new investors.....................................              $
                                                                                      -------
                                                                                      -------

     The foregoing computations assume no exercise of stock options after
June 30, 1997 or the Underwriters' over-allotment options. As of June 30, 1997, there were outstanding stock options to purchase an aggregate of
shares of Common Stock at an average exercise price of approximately $     per
share. If all of the foregoing stock options had been exercised at June 30, 1997, the net tangible book value (deficit) per share of Common Stock at such
date would have been      and the pro forma net tangible book value per share
would have been $     , representing an immediate dilution to new investors of
$    per share and an immediate increase in net tangible book value of $     per
share attributable to the Offerings.

     If the Underwriters' over-allotment options are exercised in full, the increase in net tangible book value per share to existing shareholders will be
$     per share and the dilution per share to new shareholders will be $     .

     The following table summarizes, as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and new shareholders, adjusted to give effect to the sale of the shares of Common Stock offered hereby and before deducting the underwriting discounts and estimated offering expenses payable by the Company:

                                                   SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                                 --------------------    ---------------------      PRICE

                                                  NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                 ---------    -------    ----------    -------    ---------
Existing shareholders.........................                      %    $                   %     $
New investors.................................
                                                 ---------    -------    ----------    -------
     Total....................................                      %    $                   %     $
                                                 ---------    -------    ----------    -------
                                                 ---------    -------    ----------    -------

                                 CAPITALIZATION

     The following table sets forth (i) the short-term debt and capitalization of the Company at June 30, 1997 as adjusted for the Reorganization and (ii) the pro forma short-term debt and capitalization of the Company on such date after giving effect to the Refinancing (assuming all of the Notes are repurchased) and
the Offerings at an assumed initial public offering price of $     per share
(the midpoint of the estimated range of the initial public offering price) and the application by the Company of the estimated net proceeds therefrom. See 'Use of Proceeds,' 'Unaudited Pro Forma Financial Information' and 'Selected Historical Financial Information.'

                                                                                      JUNE 30, 1997
                                                                                 ------------------------
                                                                                 AS ADJUSTED    PRO FORMA
                                                                                 -----------    ---------
                                                                                  (DOLLARS IN THOUSANDS
                                                                                  EXCEPT PER SHARE DATA)
Short-term debt, including current maturities of long-term debt (a):
  Bank and other loans........................................................    $  24,335     $ 24,335
  Short-term portion of term loans under credit agreements....................       22,659       10,000
  The revolving credit facility under credit agreements.......................       23,482       23,482
                                                                                 -----------    ---------
     Total short-term debt....................................................    $  70,476     $ 57,817
                                                                                 -----------    ---------
                                                                                 -----------    ---------
Long-term debt:
  Revolving credit facility under credit agreements (a).......................    $      --     $167,126
  Term loans under credit agreements..........................................      273,847      186,200
  Other long-term debt........................................................       31,758       31,758
  Senior Subordinated Notes...................................................      135,000           --
                                                                                 -----------    ---------
     Total long-term debt.....................................................      440,605      385,084
Shareholders' equity: (deficit):
  Common stock, par value $0.01,           shares authorized; shares issued
     and outstanding, as adjusted, and           shares issued and outstanding
     on a pro forma basis (b).................................................           25           50
  Additional paid-in capital..................................................      188,384      279,559

  Accumulated deficit.........................................................     (195,333)    (227,935 )
  Currency translation adjustments............................................      (24,207)     (24,207 )
                                                                                 -----------    ---------
     Total shareholders' equity (deficit).....................................      (31,131)      27,467
                                                                                 -----------    ---------
          Total capitalization................................................    $ 409,474     $412,551
                                                                                 -----------    ---------
                                                                                 -----------    ---------

------------------
(a) At June 30, 1997, on a pro forma basis after giving effect to the Offerings and the Refinancing, the Company and its subsidiaries would have had total availability of $214,700 (including a $100,000 acquisition facility) under the revolving credit facility of the New Credit Agreement and local working capital facilities.

(b) At June 30, 1997, on a pro forma basis after giving effect to the Reorganization, but does not include shares of Common Stock that may be issued upon exercise of options granted pursuant to the Stock Plan.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements of the Company have been prepared to give effect to (i) the Acquisition, (ii) the Safeline Acquisition, (iii) the Reorganization and (iv) the Offerings and Refinancing (assuming all of the Notes are repurchased). The accompanying unaudited pro forma balance sheet at June 30, 1997 has been prepared as if (iii) and (iv) were consummated as of that date. The accompanying unaudited pro forma statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 give effect to items (i), (ii), (iii) and (iv) as if they had occurred at January 1, 1996.

     Pro forma adjustments are applied to the historical financial statements of the Predecessor Business and the Company to account for the Acquisition and Safeline Acquisition under the purchase method of accounting. Under purchase accounting, the Acquisition and Safeline Acquisition costs were allocated to the Company's assets and liabilities based on their relative fair values. The Company allocated a portion of the purchase prices for the Acquisition and Safeline Acquisition to (i) in-process research and development projects and
(ii) the revaluation of inventories. In the case of in-process research and development, the amounts allocated were expensed immediately following the acquisitions. In the case of inventories, the revalued amounts were expensed in periods following the acquisitions as the inventories were sold. These one-time non-cash charges have been excluded from the accompanying unaudited pro forma statements of operations due to their non-recurring nature and their direct relationship to the Acquisition and Safeline Acquisition.

     Certain other one-time charges incurred during 1996 have not been excluded from the accompanying unaudited pro forma statement of operations for the year ended December 31, 1996. These charges consist of certain non-recurring items for (i) advisory fees associated with the reorganization of the Company's structure of approximately $4.8 million and (ii) restructuring charges of approximately $12.6 million. The Company has estimated that the restructurings will result in annual cost savings of approximately $8.3 million, of which approximately $2.0 million was realized in 1996. Such cost savings consist primarily of lower employee salary and benefit costs and fixed manufacturing costs. In addition, at the time of the Acquisition, the Company estimated it would incur additional selling, general and administrative expenses of $1.3 million annually as a result of the Acquisition. If adjustments had been made to the unaudited pro forma statement of operations for the year ended December 31, 1996 to remove these non-recurring charges and to reflect the net unrealized cost savings, Adjusted Operating Income would have been approximately $73.0 million and net earnings would have been approximately $19.0 million.

     The Company intends to repurchase (by tender offer, open market purchases, privately negotiated transactions or a combination of the foregoing, as the Company shall determine) all of the Notes. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein. The Company will use net proceeds from the Offerings and amounts borrowed under the New Credit Agreement to finance the Note Repurchase.

     The unaudited pro forma financial statements have been prepared based upon the historical consolidated financial statements of the Predecessor Business and the Company, which have been prepared in accordance with U.S. GAAP. The unaudited pro forma financial statements should be read in conjunction with the Audited Consolidated Financial Statements, the Unaudited Interim Consolidated Financial Statements, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and other financial information included elsewhere in this Prospectus. These unaudited pro forma financial statements and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been obtained had the acquisitions and other events been completed on the dates indicated or which may be expected to occur in the future.

                       METTLER-TOLEDO INTERNATIONAL INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                   ------------------------------------------------------------------------------------
                                                       METTLER-TOLEDO
                                     PREDECESSOR     INTERNATIONAL INC.
                                       BUSINESS         OCTOBER 15,                       SAFELINE
                                   JANUARY 1, 1996        1996 TO                            PRO           PRO FORMA
                                          TO            DECEMBER 31,     ACQUISITION        FORMA       BEFORE OFFERING
                                   OCTOBER 14, 1996         1996         ADJUSTMENTS     ADJUSTMENTS    AND REFINANCING
                                   ----------------  ------------------  -----------     -----------    ---------------
Net sales.........................     $662,221          $  186,912                        $40,434 (a)     $ 889,567

Cost of sales.....................      395,239             136,820       $ (32,194)(b)     23,918 (a)       523,783
                                   ----------------  ------------------  -----------     -----------    ---------------
  Gross profit....................      266,982              50,092          32,194         16,516           365,784
Research and development..........       40,244               9,805                            559 (a)        50,608
Selling, general and
  administrative..................      186,898              59,353             786 (c)      6,048 (a)       253,085
Amortization......................        2,151               1,065           1,471 (d)      1,739 (d)         6,426
Purchased research and
  development.....................                          114,070        (114,070)(e)                           --
Interest expense..................       13,868               8,738          16,109 (f)       (865) (i)       37,850
Other charges (income), net.......       (1,332)             17,137          (1,769)(g)                       14,036
                                   ----------------  ------------------  -----------     -----------    ---------------
  Earnings (loss) before taxes and
    minority interest.............       25,153            (160,076)        129,667          9,035             3,779
Provision for taxes...............       10,055                (938)         (9,335)(h)      3,480 (a)         3,608
                                                                                               346 (h)
Minority interest.................          637                 (92)                            48 (a)           593
                                   ----------------  ------------------  -----------     -----------    ---------------
  Earnings (loss).................     $ 14,461          $ (159,046)      $ 139,002        $ 5,161         $    (422)
                                   ----------------  ------------------  -----------     -----------    ---------------
                                   ----------------  ------------------  -----------     -----------    ---------------
Pro forma earnings per
  common share (n):
  Weighted average number of
    common shares.................
  Earnings per common share.......


                                    OFFERING AND
                                    REFINANCING
                                    ADJUSTMENTS    PRO FORMA(M)
                                    ------------   ------------
Net sales.........................                   $889,567
Cost of sales.....................                    523,783
                                    ------------   ------------
  Gross profit....................                    365,784
Research and development..........                     50,608
Selling, general and
  administrative..................    $ (1,000)(j)    252,085
Amortization......................                      6,426
Purchased research and
  development.....................
Interest expense..................      (8,278)(k)     29,572
Other charges (income), net.......                     14,036
                                    ------------   ------------
  Earnings (loss) before taxes and
    minority interest.............       9,278         13,057
Provision for taxes...............       3,522 (l)      7,130

Minority interest.................                        593
                                    ------------   ------------
  Earnings (loss).................    $  5,756       $  5,334

                                    ------------   ------------
                                    ------------   ------------
Pro forma earnings per
  common share (n):
  Weighted average number of
    common shares.................
  Earnings per common share.......                   $
                                                   ------------
                                                   ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                         -----------------------------------------------------------------------------------
                                                               SAFELINE
                                           METTLER-TOLEDO         PRO            PRO FORMA      OFFERING AND
                                         INTERNATIONAL INC.      FORMA        BEFORE OFFERING   REFINANCING
                                             HISTORICAL       ADJUSTMENTS     AND REFINANCING   ADJUSTMENTS     PRO FORMA(M)
                                         ------------------   -----------     ---------------   ------------    ------------
Net sales..............................       $417,814          $19,033 (a)       $ 436,847                        $436,847
Cost of sales..........................        237,516           12,416 (a)         247,878                         247,878
                                                                 (2,054)(b)
                                         ------------------   -----------     ---------------   ------------    ------------
  Gross profit.........................        180,298            8,671             188,969                         188,969
Research and development...............         22,444              275 (a)          22,719                          22,719
Selling, general and administrative....        126,351            1,932 (a)         128,283         $ (500) (j)     127,783
Amortization...........................          2,333              880 (d)           3,213                           3,213
Purchased research and development.....         29,959          (29,959)(e)            --
Interest expense.......................         19,170                4 (a)          18,441         (4,030) (k)      14,411
                                                                   (733)(i)
Other charges (income), net............          2,191              (23)(a)           2,168                           2,168
                                         ------------------   -----------     ---------------   ------------    ------------
  Earnings (loss) before taxes and
     minority interest.................        (22,150)          36,295             14,145          4,530           18,675
Provision for taxes....................          4,337            1,638(a)           6,987            483  (l)       7,470
                                                                  1,012(h)
Minority interest......................            248                5(a)             253                             253
                                         ------------------   -----------     ---------------   ------------    ------------
  Earnings (loss) before extraordinary
     item..............................       $(26,735)         $33,640          $   6,905         $4,047         $ 10,952
                                         ------------------   -----------     ---------------   ------------    ------------
                                         ------------------   -----------     ---------------   ------------    ------------
Pro forma earnings per common share
  (n):
     Weighted average number

       of common shares................
     Earnings per common share.........                                                                           $
                                                                                                                ------------
                                                                                                                ------------

                       METTLER-TOLEDO INTERNATIONAL INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

(a) Represents the unaudited historical results for Safeline for the year ended December 31, 1996 and for the period January 1, 1997 to May 29, 1997 as if the Safeline Acquisition occurred on January 1, 1996.

(b) For the year ended December 31, 1996, the Company allocated $32,194 of the purchase price in connection with the Acquisition to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). For the six months ended June 30, 1997, the Company allocated $2,054 of the Safeline Acquisition purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories revalued in connection with the Acquisition were sold during the period from October 15, 1996 to December 31, 1996 and substantially all such inventories revalued in connection with the Safeline Acquisition were sold during the second quarter of 1997. Adjustments have been made to exclude such amounts from the unaudited pro forma statements of operations due to their non-recurring nature and their direct relationship to the Acquisition and Safeline Acquisition.

(c) Represents an annual management fee of $1,000 (of which $214 was incurred in the period from October 15, 1996 to December 31, 1996) to be paid to AEA Investors for various services provided to the Company.

(d) For the year ended December 31, 1996, principally represents adjustments to reflect additional amortization of goodwill and other intangible assets arising from the Acquisition and the Safeline Acquisition. For the six months ended June 30, 1997, principally represents adjustments to reflect additional amortization of goodwill and other intangible assets arising from the Safeline Acquisition. See Note 1 to the Audited Consolidated Financial Statements and the unaudited Interim Consolidated Financial Statements included herein.

(e) In connection with the Acquisition and the Safeline Acquisition, the Company allocated $114,070 and $29,959, respectively, of the respective purchase prices to in-process research and development. Such amounts were expensed immediately following the acquisitions. Adjustments have been made to exclude such amounts from the unaudited pro forma statements of operations due to their non-recurring nature and their direct relationship to the Acquisition and Safeline Acquisition.

(f) Represents the net increase in interest expense, including amortization of debt issuance fees and other fees, of $16,109 in connection with the Acquisition.

(g) Represents elimination of historical interest income of $4,003 less foreign currency exchange losses incurred in connection with the Acquisition of $5,772. The foreign currency exchange losses have been excluded from the unaudited pro forma statements of operations due to their non-recurring nature and their direct relationship to the Acquisition.

(h) Represents adjustments to the provision for taxes to reflect the Company's estimated effective income tax rate considering the income tax effects of the pre-tax pro forma adjustments, related financing structure changes and other adjustments.

(i) Reflects the net changes in interest expense and related capitalized debt issuance fees associated with the Safeline Acquisition and the related refinancing.

                                                                                  YEAR ENDED        SIX MONTHS ENDED
                                                                               DECEMBER 31, 1996     JUNE 30, 1997
                                                                               -----------------    ----------------
          Elimination of interest expense on refinanced
            Acquisition debt................................................       $ (38,715)           $(19,174)
          Interest on revolving credit facility.............................           1,861                 856
          Interest on term loan.............................................          19,452               9,317
          Interest on Notes.................................................          13,163               6,581
          Amortization of debt issuance fees and other......................           3,374               1,687
                                                                               -----------------    ----------------
            Net change......................................................       $    (865)           $   (733)
                                                                               -----------------    ----------------
                                                                               -----------------    ----------------

(j) Reflects the elimination of the AEA Investors management fee of $1,000 ($500 for the six months ended June 30, 1997) which will be discontinued upon consummation of the Offerings. Additionally, the Company will incur a non-recurring charge of $2,500 in the fourth quarter of 1997 in connection with the termination of the management services agreement with AEA Investors. This one-time charge has been excluded from the unaudited pro forma statements of operations.

(k) Reflects the net changes in interest expense arising from Offerings and the Refinancing. In connection with Offerings and Refinancing, the Company will refinance amounts outstanding under the Credit Agreement and repurchase the Notes. The pro forma interest expense is based on the Company's expectation that it will repurchase all of the Notes. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein.


    The Company anticipates that it will record an extraordinary expense for the early extinguishment of debt and the write-off of capitalized debt issuance fees of approximately $30,000 during the fourth quarter of 1997. This extraordinary expense is excluded from the unaudited pro forma statements of operations.

                                                                                  YEAR ENDED        SIX MONTHS ENDED
                                                                               DECEMBER 31, 1996     JUNE 30, 1997
                                                                               -----------------    ----------------
          Elimination of pro forma interest expense before Offering
            and Refinancing.................................................       $ (37,850)           $(18,441)
          Interest on revolving credit facility.............................          12,861               6,224
          Interest on term loan.............................................          13,604               6,633
          Amortization of debt issuance fees and other......................           3,107               1,554
                                                                               -----------------    ----------------
            Net change......................................................       $  (8,278)           $ (4,030)
                                                                               -----------------    ----------------
                                                                               -----------------    ----------------

(l) Adjustment to provision for taxes reflects the Company's estimated effective income tax rate at a stated level of pro forma earnings before tax for the year ended December 31, 1996 and the six months ended June 30, 1997.

(m) Certain one-time charges incurred during 1996 have not been excluded from the accompanying unaudited pro forma statement of operations for the year ended December 31, 1996. These charges consist of certain non-recurring items for (i) advisory fees associated with the reorganization of the Company's structure of approximately $4,800 and (ii) restructuring charges of approximately $12,600. The Company has estimated that the restructurings will result in annual cost savings of approximately $8,300, of which approximately $2,000 was realized in 1996. Such cost savings consist primarily of lower employee salary and benefit costs and fixed manufacturing costs. In addition, at the time of the Acquisition, the Company estimated it would incur additional selling, general and administrative expenses of $1.3 million annually as a result of the Acquisition. If adjustments had been made to the unaudited pro forma statement of operations for the year ended December 31, 1996 to remove these non-recurring charges and to reflect the net unrealized cost savings, Adjusted Operating Income would have been approximately $73,000 and net earnings would have been approximately $19,000.

(n) Pro forma earnings per common share has been computed assuming the number of common shares issued in connection with the Offerings, including common stock equivalents, were outstanding during the periods presented. Common share equivalents result from outstanding options to purchase Common Stock.

                       METTLER-TOLEDO INTERNATIONAL INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                     AS OF JUNE 30, 1997
                                                                   -------------------------------------------------------
                                                                     METTLER-TOLEDO                       METTLER-TOLEDO
                                                                   INTERNATIONAL INC.     PRO FORMA     INTERNATIONAL INC.
                                                                       HISTORICAL        ADJUSTMENTS        PRO FORMA
                                                                   ------------------    -----------    ------------------
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................        $ 31,275                             $ 31,275
  Trade accounts receivable, net................................         158,577                              158,577
  Inventories...................................................         109,398                              109,398
  Deferred taxes................................................           9,390                                9,390
  Other current assets..........................................          19,854                               19,854
                                                                   ------------------    -----------    ------------------
     Total current assets.......................................         328,494                              328,494
Property, plant and equipment, net..............................         250,381                              250,381
Excess of cost over net assets acquired, net....................         181,284                              181,284
Long-term deferred taxes........................................           4,324                                4,324
Other assets....................................................          22,652          $  (9,582)(a)        13,070
                                                                   ------------------    -----------    ------------------
     Total assets...............................................        $787,135          $  (9,582)         $777,553
                                                                   ------------------    -----------    ------------------
                                                                   ------------------    -----------    ------------------

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable........................................        $ 28,844                             $ 28,844
  Accrued and other liabilities.................................         121,075                              121,075
  Taxes payable.................................................          23,683                               23,683
  Deferred taxes................................................           8,606                                8,606
  Bank and other loans..........................................          70,476         $  (12,659)(b)        57,817
                                                                   ------------------    -----------    ------------------
     Total current liabilities..................................         252,684            (12,659)          240,025
Long-term debt due to third parties.............................         440,605           (135,000)(b)       385,084
                                                                                             79,479 (b)
Long-term deferred taxes........................................          28,133                    `           28,133
Other long-term liabilities.....................................          93,315                               93,315
                                                                   ------------------    -----------    ------------------
     Total liabilities..........................................         814,737            (68,180)          746,557
Minority interest...............................................           3,529                                3,529
Shareholders' equity:
  Common stock, $0.01 par value per share:
     Class A non-voting, authorized 2,235,896 shares; issued
       1,902,779 at June 30, 1997...............................              19                (19)(c)            --
     Class B voting, authorized 1,000 shares; issued 1,000 at
       June 30, 1997............................................               1                 (1)(c)            --
     Class C non-voting, authorized 541,859 shares; issued

       538,592 at June 30, 1997.................................               5                 (5)(c)            --
     Common Stock,        shares authorized,        shares
       outstanding on a pro forma basis.........................              --                 25 (c)            50
                                                                                                 25 (c)
  Additional paid-in capital....................................         188,384             91,175 (d)       279,559
  Accumulated deficit...........................................        (195,333)           (32,602)(e)      (227,935)
  Currency translation adjustment...............................         (24,207)                             (24,207)
                                                                   ------------------    -----------    ------------------
     Total shareholders' equity.................................         (31,131)            58,598            27,467
                                                                   ------------------    -----------    ------------------
Total liabilities and shareholders' equity......................        $787,135          $  (9,582)         $777,553
                                                                   ------------------    -----------    ------------------
                                                                   ------------------    -----------    ------------------

                       METTLER-TOLEDO INTERNATIONAL INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

(a) Represents the net effect of the elimination of unamortized debt issuance fees related to the early retirement of both the Notes and terms loans under the existing Credit Agreement and the capitalization of debt issuance fees in connection with borrowings under the New Credit Agreement.

(b) Represents the repayment of the Notes of $135,000 and the Company's net change in borrowings under the New Credit Agreement in connection with the Offerings and Refinancing.

(c) Represents adjustments to give effect to the Reorganization.

(d) Represents the expected proceeds to be received in connection with the Offerings of $100,000 less underwriting discount and other related fees totaling approximately $8,800.

(e) Reflects the extraordinary loss in connection with the refinancing of the Credit Agreement, early repayment premium on the Notes, write-off of capitalized debt issuance fees and a non-recurring charge in connection with the termination of the management services agreement with AEA Investors of approximately $32,600.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information set forth below at December 31, 1994, 1995 and 1996, for the years ended December 31, 1993, 1994 and 1995, for the period from January 1, 1996 to October 14, 1996, and for the period from October 15, 1996 to December 31, 1996 is derived from the Company's financial statements, which were audited by KPMG Fides Peat, independent auditors. The financial information for all periods prior to October 15, 1996, the date of the

Acquisition, is combined financial information of the Mettler-Toledo Group (the 'Predecessor Business'). The summary historical financial information at June 30, 1997 and for the six months ended June 30, 1996 and 1997 is derived from the unaudited interim consolidated financial statements of the Predecessor Business and of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The combined historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisition and the Safeline Acquisition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' below and the consolidated financial statements and accompanying notes included herein. The financial information presented below was prepared in accordance with U.S. GAAP.

                                                                                                                PREDECESSOR
                                                                                               METTLER-TOLEDO    BUSINESS
                                                                                               INTERNATIONAL    -----------
                                                            PREDECESSOR BUSINESS                    INC.
                                                --------------------------------------------   --------------   SIX MONTHS
                                                                                  JANUARY 1      OCTOBER 15        ENDED
                                                   YEAR ENDED DECEMBER 31,           TO              TO          JUNE 30,
                                                ------------------------------   OCTOBER 14,    DECEMBER 31,    -----------
                                                  1993       1994       1995        1996            1996           1996
                                                --------   --------   --------   -----------   --------------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(A):
Net sales.....................................  $728,958   $769,136   $850,415    $ 662,221      $  186,912      $ 423,802
  Cost of sales...............................   443,534    461,629    508,089      395,239         136,820 (b)    252,203
                                                --------   --------   --------   -----------   --------------   -----------
  Gross profit................................   285,424    307,507    342,326      266,982          50,092        171,599
  Research and development....................    46,438     47,994     54,542       40,244           9,805         25,054
  Selling, general and administrative.........   209,692    224,978    248,327      186,898          59,353        120,531
  Amortization................................     2,917      6,437      2,765        2,151           1,065          1,270
  Purchased research and development..........        --         --         --           --         114,070 (c)         --
  Interest expense............................    15,239     13,307     18,219       13,868           8,738          8,346
  Other charges (income), net(f)..............    14,110     (7,716)    (9,331)      (1,332)         17,137           (965)
                                                --------   --------   --------   -----------   --------------   -----------
  Earnings (loss) before taxes, minority
    interest and extraordinary item...........    (2,972)    22,507     27,804       25,153        (160,076)        17,363
  Provision for taxes.........................     3,041      8,676      8,782       10,055            (938)         6,830
  Minority interest...........................     1,140        347        768          637             (92)           526
                                                --------   --------   --------   -----------   --------------   -----------
  Earnings (loss) before extraordinary item...    (7,153)    13,484     18,254       14,461        (159,046)        10,007
  Extraordinary item--debt extinguishment.....        --         --         --           --              --             --
                                                --------   --------   --------   -----------   --------------   -----------
  Net earnings (loss).........................  $ (7,153)  $ 13,484   $ 18,254    $  14,461      $ (159,046)     $  10,007
                                                --------   --------   --------   -----------   --------------   -----------
                                                --------   --------   --------   -----------   --------------   -----------
BALANCE SHEET DATA (AT END OF PERIOD)(A):
  Cash and cash equivalents...................             $ 63,802   $ 41,402                   $   60,696

  Working capital.............................              126,065     90,740                       83,947
  Total assets................................              683,198    724,094                      771,888
  Long-term third party debt..................                  862      3,621                      373,758
  Net borrowing from Ciba and affiliates(h)...              177,651    203,157                           --
  Other long-term liabilities(i)..............               83,964     84,303                       96,810
  Shareholders' equity (deficit)(j)...........              228,194    193,254                       12,426
OTHER DATA:
  Local currency net sales growth(k)..........                  7.0%       6.0%                                        5.1%
  Gross profit before non-recurring costs as a
    percentage of net sales(l)................      39.2%      40.0%      40.3%        40.3%           44.0%          40.5%
  Adjusted Operating Income(m)................  $ 29,294   $ 34,535   $ 39,457    $  39,840      $   17,912      $  26,014
  Adjusted Operating Income as a percentage
    of net sales(m)...........................       4.0%       4.5%       4.6%         6.0%            9.6%           6.1%
  Depreciation and amortization expense.......  $ 29,591   $ 34,118   $ 33,363    $  21,663      $    8,990      $  14,212
  Capital expenditures........................    25,122     24,916     25,858       16,649          11,928         10,053

                                                METTLER-TOLEDO
                                                INTERNATIONAL
                                                     INC.
                                                --------------
                                                 SIX MONTHS
                                                    ENDED
                                                   JUNE 30,
                                                --------------
                                                     1997
                                                --------------

STATEMENT OF OPERATIONS DATA(A):
Net sales.....................................     $417,814
  Cost of sales...............................      237,516 (d)
                                                --------------
  Gross profit................................      180,298
  Research and development....................       22,444
  Selling, general and administrative.........      126,351
  Amortization................................        2,333
  Purchased research and development..........       29,959 (e)
  Interest expense............................       19,170
  Other charges (income), net(f)..............        2,191
                                                --------------
  Earnings (loss) before taxes, minority
    interest and extraordinary item...........      (22,150)
  Provision for taxes.........................        4,337
  Minority interest...........................          248
                                                --------------
  Earnings (loss) before extraordinary item...      (26,735)
  Extraordinary item--debt extinguishment.....        9,552 (g)
                                                --------------
  Net earnings (loss).........................     $(36,287)
                                                --------------
                                                --------------
BALANCE SHEET DATA (AT END OF PERIOD)(A):
  Cash and cash equivalents...................     $ 31,275

  Working capital.............................       75,810
  Total assets................................      787,135
  Long-term third party debt..................      440,605
  Net borrowing from Ciba and affiliates(h)...           --
  Other long-term liabilities(i)..............       93,315
  Shareholders' equity (deficit)(j)...........      (31,131)
OTHER DATA:
  Local currency net sales growth(k)..........          4.7%
  Gross profit before non-recurring costs as a
    percentage of net sales(l)................         43.6%
  Adjusted Operating Income(m)................     $ 33,557
  Adjusted Operating Income as a percentage
    of net sales(m)...........................          8.0%
  Depreciation and amortization expense.......     $ 14,135
  Capital expenditures........................        8,760

------------------
(a) Balance sheet information at December 31, 1992 and 1993 is not available. Income statement information for the year ended December 31, 1992 is not available, except that net sales were $769,000. Approximately 75% of the decrease in net sales in 1993 compared to 1992 resulted from appreciation of the U.S. dollar against the Company's other principal trading currencies.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(b) In connection with the Acquisition, the Company allocated $32,194 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the period October 15, 1996 to December 31, 1996.

(c) In conjunction with the Acquisition the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Acquisition.

(d) In connection with the Safeline Acquisition, the Company allocated $2,054 of the purchase price to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories were sold during the second quarter of 1997.

(e) In conjunction with the Safeline Acquisition, the Company allocated, based upon independent valuations, $29,959 of the purchase price to purchased research and development in process. This amount was recorded as an expense immediately following the Safeline Acquisition.

(f) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). In 1993, the amount shown includes costs associated with the closure of a manufacturing facility in Cologne, Germany, the restructuring of certain manufacturing operations and an early retirement program in the United States. For the period January 1, 1996 to October 14, 1996, the amount shown includes employee severance and other exit costs associated with the closing of its Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996, the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs, in Europe and North America and the realignment of the analytical and precision balance business in Switzerland. See Note 17 to the Audited Consolidated Financial Statements included herein.

(g) Represents a one-time charge for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facility.

(h) Includes notes payable and long-term debt payable to Ciba and affiliates less amounts due from Ciba and affiliates. See Notes 3 and 11 to the Audited Consolidated Financial Statements included herein.

(i) Consists primarily of obligations under various pension plans and plans that provide post-retirement medical benefits. See Note 15 to the Audited Consolidated Financial Statements included herein.

(j) Shareholders' equity for the Predecessor Business consists of the combined net assets of the Mettler-Toledo Group.

(k) Local currency net sales growth is adjusted for the reduction in the systems business.

(l) Non-recurring costs represent costs asssociated with selling inventories revalued to fair value in connection with the Acquisition and the Safeline Acquisition. See Notes (b) and (d) above.

(m) Adjusted Operating Income is operating income (gross profits less research and development and selling, general and administrative expenses) before amortization and non-recurring costs. Non-recurring costs which have been excluded are the costs set forth in Note (l) above and advisory fees associated with the reorganization of the Company's structure of approximately $4,800.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Audited Consolidated Financial Statements and the unaudited interim consolidated financial statements (the 'Interim Consolidated Financial Statements') included herein.


GENERAL

     The financial statements for periods ended prior to October 15, 1996 reflect the combined operations of the Mettler-Toledo Group, while the financial statements for periods after October 15, 1996 reflect the consolidated operations of the Company after accounting for the Acquisition using the purchase method of accounting. See Note 1 to the Audited Consolidated Financial Statements included herein. Operating results subsequent to the Acquisition are not comparable in many respects to the operating results prior to the Acquisition and the Safeline Acquisition. Financial information is presented in accordance with U.S. GAAP.

     The Company operates a global business, with net sales that are diversified by geographic region, product range and customer. The Company believes that it has achieved its market leadership positions through its continued investment in product development, the maintenance and, in some instances, expansion, of its existing position in established markets and its pursuit of new markets. Net sales in local currency have increased in both the laboratory and industrial and food retailing product lines, increasing by 5% in the first six months of 1997 and by 3% and 5% in 1996 and 1995, respectively. Net sales in U.S. dollars decreased by 1% in the first six months of 1997, as the strengthening of the U.S. dollar versus the Company's major trading currencies reduced U.S. dollar reported sales. Net sales in U.S. dollars were unchanged in 1996 and increased by 11% in 1995. The Company's growth in 1997 has benefited from recent investments to establish distribution and manufacturing infrastructure in certain emerging markets, particularly in Asia. Net sales in Asia and other emerging markets in local currency increased by 28% in the first six months of 1997 over the corresponding period in the prior year. The Company believes that its growth over the next several years will come primarily from the needs of customers in developed markets to continue to automate their research and development and manufacturing processes and from the needs of customers in emerging markets to continue modernizing these same processes through the use of increasingly sophisticated instruments.

     During the periods presented, the Company increased its gross profit margins before non-recurring costs from 40.0% in 1994 to 43.6% for the first six months of 1997 and increased its Adjusted Operating Income as a percentage of net sales from 4.5% in 1994 to 8.0% for the six months ended June 30, 1997. These increases were achieved despite the Company's continued investments in product development and in its distribution and manufacturing infrastructure. The Company believes that a significant portion of these increases can be attributed to its strategy to reduce costs and reengineer its operations. This strategy has a number of key elements, such as ongoing efforts to direct more of its research and development activities to the reduction of product costs, to re-engineer manufacturing, distribution, sales and administrative processes, and to consolidate operations and re-deploy resources to lower cost facilities. Examples of recent efforts to implement the different elements of this strategy include the introduction of several products in 1997 with significantly reduced manufacturing costs compared to their predecessors, the closure of the Westerville, Ohio manufacturing facility in 1996, completion of a targeted workforce reduction of approximately 170 personnel, and the opening of a new laboratory manufacturing facility in Shanghai, China in 1997 with significant production and research and development capabilities. The Company is currently implementing several additional reengineering and cost reduction projects, including the consolidation of worldwide precision balance manufacturing, the restructuring of its ordering process, product delivery and parts inventory management in Europe, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization.

     On May 30, 1997, the Company acquired Safeline for pounds 61.0 million (approximately $100.0 million at May 30, 1997), subject to post-closing adjustment, plus up to an additional pounds 6.0 million (approximately $10.0 million at May 30, 1997) for a contingent earn-out payment. Safeline, based in Manchester, U.K., is the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detectors can also be used in conjunction with the Company's checkweighing products for important quality and safety checks in these industries. From 1992 to 1996, Safeline's sales increased at a compounded annual growth rate of approximately 30%, in part due to the introduction of new products such as the first digital electronic and Zero Metal-Free Zone metal detectors. Safeline had net sales and Adjusted Operating Income of $40.4 million and $9.9 million, respectively, for the year ended December 31, 1996. The Safeline Acquisition was financed by pounds 47.3 million (approximately $77.4 million at May 30, 1997) loaned under the Credit Agreement together with the issuance of pounds 13.7 million (approximately $22.4 million at May 30, 1997) of seller loan notes which mature May 30, 1999.

RESULTS OF OPERATIONS

     The following table sets forth certain items in the statements of operations in U.S. dollars as well as in percentages of net sales for the years ended December 1, 1994 and 1995, for the period from January 1, 1996 to October 14, 1996, for the period from October 15, 1996 to December 31, 1996, pro forma for the year 1996 and actual for the six months ended June 30, 1996 and 1997. The pro forma information gives effect to the Acquisition, the Safeline Acquisition, the Offerings and the Refinancing and does not purport to represent the Company's actual results if such transactions had occurred on the dates specified. The statement of operations data for the six months ended June 30, 1997 include Safeline results from May 31, 1997. The pro forma information is presented in order to facilitate management's discussion and analysis.

                                                                                                            PREDECESSOR
                                                                                METTLER-TOLEDO               BUSINESS
                                     PREDECESSOR BUSINESS                     INTERNATIONAL INC.            -----------
                             -------------------------------------   ------------------------------------
                                                    FOR THE PERIOD     FOR THE PERIOD                       SIX MONTHS
                                  YEAR ENDED          JANUARY 1,        OCTOBER 15,                            ENDED
                                 DECEMBER 31,          1996 TO            1996 TO                            JUNE 30,
                             --------------------    OCTOBER 14,        DECEMBER 31,         PRO FORMA      -----------
                               1994        1995          1996            1996(B)(C)        1996(A)(B)(C)       1996

                             --------    --------   --------------   ------------------   ---------------   -----------
                                                               (DOLLARS IN THOUSANDS)
Net sales................... $769,136    $850,415      $662,221          $  186,912          $ 889,567       $ 423,802
Cost of sales...............  461,629     508,089       395,239             136,820            523,783         252,203
                             --------    --------   --------------       ----------       ---------------   -----------
Gross profit................  307,507     342,326       266,982              50,092            365,784         171,599
Research and development....   47,994      54,542        40,244               9,805             50,608          25,054
Selling, general and
  administrative............  224,978     248,327       186,898              59,353            252,085         120,531
Amortization................    6,437       2,765         2,151               1,065              6,426           1,270
Purchased research and
  development...............       --          --            --             114,070                                 --
Interest expense............   13,307      18,219        13,868               8,738             29,572           8,346
Other charges (income),
  net(d)....................   (7,716)     (9,331)       (1,332)             17,137             14,036            (965)
                             --------    --------   --------------       ----------       ---------------   -----------
Earnings (loss) before
  taxes, minority interest
  and extraordinary item.... $ 22,507    $ 27,804      $ 25,153          $ (160,076)         $  13,057       $  17,363
                             --------    --------   --------------       ----------       ---------------   -----------
                             --------    --------   --------------       ----------       ---------------   -----------

                                METTLER-TOLEDO
                              INTERNATIONAL INC.
                              ------------------
                                 SIX MONTHS
                                    ENDED
                                   JUNE 30,
                              ------------------
                                  1997(B)(C)
                              ------------------
Net sales...................       $417,814
Cost of sales...............        237,516
                                   --------
Gross profit................        180,298
Research and development....         22,444
Selling, general and
  administrative............        126,351
Amortization................          2,333
Purchased research and
  development...............         29,959
Interest expense............         19,170
Other charges (income),
  net(d)....................          2,191
                                   --------
Earnings (loss) before
  taxes, minority interest
  and extraordinary item....       $(22,150)
                                   --------
                                   --------

                                                               PERCENTAGE OF NET SALES
                               ----------------------------------------------------------------------------------------
                                                                                                            PREDECESSOR
                                                                               METTLER-TOLEDO                BUSINESS
                                       PREDECESSOR BUSINESS                   INTERNATIONAL INC.            -----------
                               -------------------------------------   ---------------------------------
                                                      FOR THE PERIOD     FOR THE PERIOD                     SIX MONTHS
                                    YEAR ENDED          JANUARY 1,        OCTOBER 15,                          ENDED
                                   DECEMBER 31,          1996 TO            1996 TO                          JUNE 30,
                               --------------------    OCTOBER 14,        DECEMBER 31,        PRO FORMA     -----------
                                 1994        1995          1996            1996(B)(C)       1996(A)(B)(C)      1996
                               --------    --------   --------------   ------------------   -------------   -----------
Net sales.....................   100.0%      100.0%        100.0%             100.0%             100.0%         100.0%
Cost of sales.................    60.0        59.7          59.7               73.2               58.9           59.5
                               --------    --------      -------            -------         -------------   -----------
Gross profit..................    40.0        40.3          40.3               26.8               41.1           40.5
Research and development(e)...     6.2         6.4           6.1                5.2                5.7            5.9
Selling, general and
  administrative..............    29.3        29.2          28.2               31.8               28.3           28.4
Amortization..................     0.8         0.3           0.3                0.6                0.7            0.3
Purchased research and
  development.................      --          --            --               61.0                 --             --
Interest expense..............     1.7         2.1           2.1                4.7                3.3            2.0
Other charges (income), net...    (1.0)       (1.1)         (0.2)               9.2                1.6           (0.2)
                               --------    --------      -------            -------         -------------   -----------
Earnings (loss) before taxes,
  minority interest and
  extraordinary item..........     2.9%        3.3%          3.8%             (85.6%)              1.5%           4.1%
                               --------    --------      -------            -------         -------------   -----------
                               --------    --------      -------            -------         -------------   -----------


                                  METTLER-TOLEDO
                                INTERNATIONAL INC.
                                ------------------
                                    SIX MONTHS
                                      ENDED
                                     JUNE 30,
                                ------------------
                                    1997(B)(C)
                                ------------------
Net sales.....................          100.0%
Cost of sales.................           56.8
                                      -------
Gross profit..................           43.2
Research and development(e)...            5.4
Selling, general and
  administrative..............           30.2
Amortization..................            0.6

Purchased research and
  development.................            7.2
Interest expense..............            4.6
Other charges (income), net...            0.5
                                      -------
Earnings (loss) before taxes,
  minority interest and
  extraordinary item..........           (5.3%)
                                      -------
                                      -------

------------------

(a) Represents the unaudited pro forma statement of operations of the Company for 1996, assuming the Acquisition, the Safeline Acquisition, the Offerings and the Refinancing (assuming all of the Notes are repurchased) occurred on January 1, 1996.
(b) In connection with the Acquisition and the Safeline Acquisition, the Company allocated $32,194 and $2,054, respectively, of the purchase prices to revalue certain inventories (principally work-in-progress and finished goods) to fair value (net realizable value). Substantially all such inventories revalued in connection with the Acquisition were sold during the period October 15, 1996 to December 31, 1996, and substantially all such inventories revalued in connection with the Safeline Acquisition were sold in the second quarter of 1997. The expense related to inventory revalued in connection with the Acquisition has been excluded from the 1996 pro forma information.
(c) In conjunction with the Acquisition and the Safeline Acquisition, the Company allocated, based upon independent valuations, $114,070 and $29,959 respectively, of the purchase prices to purchased research and development in process. These amounts were expensed immediately following the Acquisition and the Safeline Acquisition, respectively. The amount of this expense related to the Acquisition has been excluded from the 1996 pro forma information.
(d) Other charges (income), net generally includes interest income, foreign currency transactions (gains) losses, (gains) losses from sales of assets and other charges (income). For the period January 1, 1996 to October 14, 1996 the amount shown includes employee severance and other exit costs associated with the closing of its Westerville, Ohio facility. For the period October 15, 1996 to December 31, 1996 the amount shown includes employee severance benefits associated with the Company's general headcount reduction programs in Europe and North America, and the realignment of the analytical and precision balance business in Switzerland. See Note 17 to the Audited Consolidated Financial Statements included herein.
(e) Total research and development expenses including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes, were 7.2% in 1994, 7.3% in 1995, 6.6% in 1996 and 6.6% and 5.7% for the six months ended June 30, 1996 and 1997, respectively.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996


     Net sales were $417.8 million for the six months ended June 30, 1997, compared to $423.8 million for the corresponding period in the prior year, a decrease of 1%. Results were negatively impacted in part by the strengthening of the U.S. dollar against other currencies. Net sales in local currencies during the six-month period increased 5%.

     Net sales in local currencies during the six months ended June 30, 1997 in Europe decreased 1% versus the corresponding period in the prior year, principally as a result of weak European economies adversely affecting sales to industrial customers. Net sales in local currencies during the six-month period in the Americas increased 6% principally due to improved market conditions for sales to industrial and food retailing customers. Net sales in local currencies in the six-month period in Asia and other markets increased 28%, primarily as a result of the establishment of additional direct marketing and distribution in the region.

     The operating results for Safeline (which were included in the Company's results from May 31, 1997) had the effect of increasing the Company's net sales by $3.8 million for the period ended June 30, 1997. Also, Adjusted Operating Income increased by $0.8 million for the period ended June 30, 1997, excluding the impact of purchase accounting adjustments for purchased research and development and the sale of inventories revalued (to fair value).

     Gross profit as a percentage of net sales increased to 43.2% for the six months ended June 30, 1997, compared to 40.5% for the corresponding period in the prior year. Gross profit as a percentage of net sales increased despite a non-cash charge associated with the excess of the fair value over the historic value of inventory acquired in the Safeline Acquisition. Absent such charge, the gross profit percentage for the six-month period would have been 43.6%. This result reflects the benefits of reduced product costs arising from the Company's research and development efforts, ongoing productivity improvements, and the depreciation of the Swiss franc against the Company's other principal trading currencies.

     Research and development expenses as a percentage of net sales decreased to 5.4% for the six months ended June 30, 1997, compared to 5.9% for the corresponding period in the prior year; however, the local currency spending level remained relatively constant period to period.

     Selling, general and administrative expenses as a percentage of net sales increased to 30.2% for the six months ended June 30, 1997, compared to 28.4% for the corresponding period in the prior year. This increase is primarily a result of establishing additional direct marketing and distribution in Asia.

     In connection with the Safeline Acquisition, approximately $30.0 million of the purchase price was attributed to purchased research and development in process. Such amount was expensed immediately following the Safeline Acquisition. The technological feasibility of the products being developed had not been established as of the date of the Safeline Acquisition. The Company expects that the projects underlying these research and development efforts will be substantially complete over the next two years. The Company spends more than

$40.0 million annually on research and development; however, ultimately achieving technological feasibility cannot be assured for these projects or others.

     Interest expense increased to $19.2 million for the six months ended June 30, 1997, compared to $8.3 million for the corresponding period in the prior year. The increase was principally due to additional acquisition related debt. Other charges of $2.2 million for the six months ended June 30, 1997 compared to other income of $1.0 million for the corresponding period in the prior year. Such decrease is principally a result of lower interest income and an increase in foreign currency losses.

     The loss before taxes, minority interest and extraordinary item was $22.2 million for the six months ended June 30, 1997, compared to earnings of $17.4 million for the corresponding period in the prior year. The loss during the six months ended June 30, 1997 includes non-recurring costs of $30.0 million for the allocation of purchase price to in-process research and development projects in connection with the Safeline Acquisition and $2.0 million for the revaluation of inventories to fair value. Excluding these non-recurring costs, earnings before taxes, minority interest, and extraordinary item was $9.8 million for the six months ended June 30, 1997 compared to $17.4 million for the corresponding period in the prior year. Adjusted for these non-recurring costs, Adjusted Operating Income would have been $33.6 million for the six months ended June 30, 1997 compared to $26.0 million for the six months ended June 30, 1996.

     The provision for taxes is based upon the Company's projected annual effective tax rate for the related period before non-recurring acquisition adjustments, which are tax effected in the period in which they occur. The increase in effective tax rate from June 30, 1996 to June 30, 1997 is due to additional non-tax deductible goodwill and the Company's projection of future earnings.

     The extraordinary item--debt extinguishment of $9.6 million represents a one-time charge for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facility. See 'Liquidity and Capital Resources.'

     The net loss of $36.3 million for the six months ended June 30, 1997 compared to net earnings of $10.0 million for the corresponding period in the prior year. Excluding the expense for purchased research and development, the revaluation of inventories to fair value and the extraordinary item--debt extinguishment, net earnings would have been $4.6 million for the six months ended June 30, 1997. Excluding these items, these lower earnings are attributable principally to higher interest expense due to Acquisition related debt.

FOR THE PERIOD FROM JANUARY 1, 1996 TO OCTOBER 14, 1996, THE PERIOD FROM OCTOBER 15, 1996 TO DECEMBER 31, 1996 AND PRO FORMA 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $662.2 million and $186.9 million, respectively. Pro forma 1996 net sales were $889.6 million, or $849.1 million excluding Safeline results, compared to actual net sales of

$850.4 million in 1995. Net sales in local currency (excluding Safeline) increased 2.6%, excluding the impact of reductions of the systems business, but were offset by a strengthening of the U.S. dollar, the Company's reporting currency, relative to the local currencies of the Company's operations. The flat sales (pro forma excluding Safeline) in 1996 compared to actual 1995 resulted from slightly lower sales from products in the industrial and food retailing markets, offset by strong performance by the product lines in the laboratory market. The growth in the laboratory market was across substantially all product lines and geographical regions as sales in local currency (excluding Safeline) increased 7% compared to the previous year. In particular, new product introductions in titration, thermal and reaction calorimetry as well as new Ohaus products for the education, laboratory and light industrial market helped to increase laboratory market sales. The slight decline in industrial and food retailing sales resulted from overall weakness in the European market where the Company has been able to retain its market share. This market weakness has persisted in early 1997.

     Net sales (pro forma excluding Safeline) in Europe in local currency decreased 2% in 1996 compared to actual 1995 due to a weaker second half of the year in 1996 in all major markets, and especially in key countries such as Germany, France and the United Kingdom. Net sales (pro forma excluding Safeline) in the Americas in local currency increased by 5% over actual 1995 due to growth in the United States and Latin America and double digit expansion in laboratory measurement instruments other than balances and in related service. Net sales (pro forma excluding Safeline) in Asia and other markets in local currency increased by 8% over actual 1995, primarily as a result of significantly increased sales in the Shanghai operation and strong sales in Japan and Australia.

     Gross profit for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $267.0 million and $50.1 million, respectively. Pro forma 1996 gross profit was $365.8 million or $349.3 million (excluding Safeline results). This compares to $342.3 million in actual 1995. Pro forma gross profit as a percentage of sales increased to 41.1% in 1996 from 40.3% in actual 1995. The increased gross profit margin resulted principally from operational improvements and the depreciation of the Swiss franc against the Company's other principal trading currencies. See 'Effect of Currency on Results of Operations.'

     Selling, general and administrative expenses and research and development expenses for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 were $227.1 million and $69.2 million, respectively. Pro forma 1996 selling, general and administrative and research and development expenses totaled $302.7 million or $296.1 million excluding Safeline. This compares to $302.9 million in actual 1995. Pro forma selling, general and administrative expenses and research and development expenses as a percentage of net sales decreased to an aggregate of 34.0% in 1996 from 35.6% in actual 1995. The cost decreases resulted primarily from the currency effect of the depreciation of the Swiss franc against the Company's other major trading currencies and the Company's cost control efforts. These cost decreases were partially offset by additional selling, general and administrative expenses included in the pro forma 1996 figures that the Company estimated it would incur as a result of being an independent company following the Acquisition, in addition to $4.8 million of non-recurring legal and advisory fees.

     In connection with the Acquisition, the Company allocated, based upon independent valuations, $114.1 million of the purchase price to purchased research and development in process. Such amount was expensed immediately following the Acquisition.

     Interest expense for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996 was $13.9 million and $8.7 million, respectively. Pro forma interest expense increased to $29.6 million in 1996 from $18.2 million in actual 1995, principally due to a higher debt level as a result of the Acquisition and the Safeline Acquisition. Interest expense since the Acquisition and the Safeline Acquisition is materially different. See 'Liquidity and Capital Resources.'

     Other income, net for the period January 1, 1996 to October 14, 1996 of $1.3 million includes interest income of $3.4 million and employee severance of $1.5 million and other exit costs of $0.3 million associated with the closing of its Westerville, Ohio facility. Other charges for the period October 15, 1996 to December 31, 1996 of $17.1 million principally represent (i) losses on foreign currency transactions of $8.3 million of which $5.7 million were incurred in connection with the Acquisition, (ii) employee severance benefits associated with the Company's general headcount reduction programs in Europe and North America, of $4.6 million which were announced during such period, and (iii) the realignment of the analytical and precision balance business in Switzerland of $6.2 million which was internally announced in December 1996. In connection with such programs the Company reduced its workforce by approximately 170 employees in 1996 and intends to further reduce its workforce by approximately 70 employees in 1997. The Company anticipates that as a result of the foregoing that it will achieve cost savings in the range of $8.3 million. Such cost savings consist primarily of lower employee salary and benefit costs and fixed manufacturing costs. In addition, at the time of the Acquisition, the Company estimated it would incur additional selling, general and administrative expenses of $1.3 million annually as a result of the Acquisition.

     Earnings before taxes and minority interest for the period from January 1, 1996 to October 14, 1996 was $25.2 million. Loss before taxes and minority interest for the period from October 15, 1996 to December 31, 1996 was $160.1 million. This loss includes non-recurring costs of $114.1 million for the allocation of purchase price to in-process research and development projects, $32.2 million for the revaluation of inventories to fair value, $9.9 million of other charges (an additional $1.9 million of other charges was incurred by the Predecessor Business in 1996) and $4.8 million for non-recurring legal and advisory fees. Pro forma earnings before taxes and minority interest would have been $13.1 million in 1996. Pro Forma Adjusted Operating Income would have been $67.9 million in 1996, or $58.0 million (excluding Safeline), compared to $39.5 million in actual 1995.


     Net earnings for the period from January 1, 1996 to October 14, 1996 were $14.5 million. The net loss for the period from October 15, 1996 to December 31, 1996 was $159.0 million. Pro forma net earnings of $5.3 million in 1996 compared to net earnings of $18.3 million in actual 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net sales were $850.4 million in 1995 compared to $769.1 million in 1994, an increase of 11%. Net sales in local currency increased 5%; the remaining 6% of the increase resulted from changes in currency exchange rates. In 1994 the Company discontinued certain items in its systems and laboratory measurement instruments product lines. Excluding the effect of these discontinued items, net sales in local currency would have increased 6%. Sales growth in local currency reflected steady growth across all major product lines in laboratory, industrial and food retailing markets as result of favorable economic conditions and market share gains in selected geographic markets. Sales were helped by the expansion of the Company's line of titrators and the introduction of a family of standard industrial programmable terminals for weighing instruments.

     Net sales in Europe in local currency increased 7% in 1995 over 1994, consistent with the continuing recovery from the 1993 recession and market share gains in selected regions and product lines. Southern Europe contributed significantly to the increase. Net sales in the Americas in local currency decreased 1% in 1995 from 1994. Results in the Americas reflect reduced demand in the United States for laboratory instruments in the wake of consolidation in the pharmaceutical and chemical industries and unusually high demand for retail equipment in 1994 as a result of a new labeling law that caused food retailers to buy additional retail weighing and labeling equipment. Net sales in Asia and other markets in local currency increased 23% in 1995 over 1994, primarily as a result of continued economic growth and the Company's increased market share in selected markets. Sales were also helped by the recovery in China from the poor market conditions of 1994.

     Gross profit as a percentage of net sales increased slightly to 40.3% in 1995 from 40.0% in 1994. These results were achieved despite the appreciation of the Swiss franc against the Company's other principal trading currencies, which has the effect of increasing overall manufacturing costs due to the Company's significant manufacturing operations in Switzerland. Improved manufacturing productivity contributed to the increase, including the favorable effects of the Company's mid-1994 closure of its Cologne, Germany plant, partially offset by higher raw materials costs.

     Selling, general and administrative expenses and research and development expenses were relatively constant as a percentage of net sales. Cost increases resulting from the currency effect of the significant appreciation of the Swiss franc against the Company's other major trading currencies were offset by the Company's cost control efforts. Adjusted Operating Income for 1995 was $39.5 million in 1995 compared to $34.5 million for 1994.

     Interest expense rose to $18.2 million in 1995 from $13.3 million in 1994, an increase of 37%, principally due to higher interest rates from the conversion of a loan from Ciba from short term to long term. Interest expense since the Acquisition is materially different. See 'Liquidity and Capital Resources.' Other income, net increased to $9.3 million in 1995 from $7.7 million in 1994. The higher level of other income, net resulted principally from increased gain on foreign currency transactions.

     Earnings before taxes and minority interest were $27.8 million in 1995 compared to $22.5 million in 1994. Net earnings increased to $18.3 million in 1995 from $13.5 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Acquisition was financed principally through capital contributions of $190.0 million before related expenses from the Company, borrowings under the Credit Agreement of $307.0 million and the issuance of 9 3/4% Senior Subordinated Notes due 2006 of $135.0 million. The Safeline Acquisition was financed by pounds 47.3 million

($77.4 million at May 30, 1997) loaned under the Credit Agreement together with the issuance of pounds 13.7 million ($22.4 million at May 30, 1997) of seller loan notes which mature May 30, 1999.

     Prior to the Acquisition, the Company's cash and other liquidity was used principally to fund capital expenditures, working capital requirements, debt service and dividends to Ciba. Following the Acquisition and the Safeline Acquisition, the annual interest expense associated with the borrowings under the Credit Agreement and the Notes, as well as scheduled principal payments of term loans under the Credit Agreement, have significantly increased the Company's liquidity requirements.

     The Company's capital expenditures totaled $24.9 million in 1994, $25.9 million in 1995, $29.4 million (pro forma) in 1996 and $9.0 million (pro forma) for the six months ended June 30, 1997. Capital expenditures are primarily for machinery, equipment and the purchase and expansion of facilities, including the purchase of land for, and construction of, the Company's Shanghai manufacturing facility. Capital expenditures for 1997, as a percentage of sales, are expected to remain relatively constant with historical expenditures. In connection with the transfer of the Japanese laboratory business from a former agent to a subsidiary of the Company, the Company will make total payments of approximately SFr 8.0 million, of which SFr 1.0 million will be paid during 1997. See 'Business--Customers and Distribution.'

     The Credit Agreement provides for term loan borrowings in an aggregate principal amount of approximately $133.8 million, SFr 171.5 million and pounds
26.7 million that are scheduled to mature in 2002 and 2004, a Canadian revolver with availability of CDN $26.3 million (approximately CDN $21.0 million of which has been drawn as of June 30, 1997) which is scheduled to mature in 2002, and a multi-currency revolving credit facility with availability of $151.0 million (approximately $23.0 million of which has been drawn as of June 30, 1997), which is scheduled to mature in 2002. The Company had borrowed $334.6 million under the Credit Agreement as of June 30, 1997. Under the Credit Agreement, amounts outstanding under the loans amortize in quarterly installments. In addition, the Credit Agreement obligates the Company to make mandatory prepayments in certain circumstances with the proceeds of asset sales or issuance of capital stock or indebtedness and with certain excess cash flow. The Credit Agreement imposes certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, make investments, grant liens, sell financial assets and engage in certain other activities. The Company must also comply with certain financial covenants. The Credit Agreement is secured by certain assets of the Company. See 'Description of Certain Indebtedness--The Credit Agreement.'

     In connection with the Company's refinancing on May 29, 1997 of its previous credit facility, the Company recorded an extraordinary item-debt extinguishment of $9.6 million, representing a one-time charge for the write-off of capitalized debt issuance fees and related expenses associated with the previous credit facility.

     The Notes will mature in 2006. The Notes may be required to be purchased by the Company upon a Change of Control (as defined) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the Credit Agreement. The Indenture governing the Notes imposes certain restrictions on the Company and its subsidiaries, including restrictions on the ability to incur indebtedness, make investments, grant liens and engage in certain other activities. See 'Description of Certain Indebtedness--Senior Subordinated Notes.'

     Under the Credit Agreement and the Indenture, Mettler-Toledo, Inc. is prohibited from paying dividends to Mettler-Toledo Holding Inc., subject to certain limited exceptions. Mettler-Toledo, Inc.'s obligations under the Credit Agreement and Notes are guaranteed by Mettler-Toledo Holding Inc.

     At June 30, 1997, approximately $133.8 million of the borrowings under the Credit Agreement and all of the borrowings under the Notes were denominated in U.S. dollars. The balance of the borrowings under the Credit Agreement and under local working capital facilities were denominated in certain of the Company's other principal trading currencies. At June 30, 1997, the Company had $242.2 million of other long-term debt incurred by its various operating subsidiaries primarily denominated in various currencies. Changes in exchange rates between the currencies in which the Company generates cash flow and the currencies in which its borrowings are denominated will affect the Company's liquidity. See 'Effect of Currency on Results of Operations.'

     In connection with the Offerings, the Company intends to repurchase (by tender offer, open market purchases, privately negotiated transactions or a combination of the foregoing, as the Company may determine) all of the Notes. There can be no assurance that all of the Notes will be acquired by the Company or that the terms of the repurchases will not vary from those assumed by the Company herein.

     The Company expects that it will have pro forma borrowings under the New Credit Agreement of $401.4 million (representing an increase of $66.8 million) as of June 30, 1997 and borrowings of $41.5 million under various other credit arrangements. Of the borrowings under the New Credit Agreement, $196.2 million will be term loans and the remainder will be outstanding under a revolving credit facility. The Company's revolving credit facility commitment will increase from $170.0 million to $420.0 million under the New Credit Agreement. Increased borrowings under the New Credit Agreement and the net proceeds from the Offerings will be used, together with the net proceeds from the Offerings, to repurchase the Notes and to pay related premiums and fees and expenses. See 'Use of Proceeds' and 'Capitalization.'

     The Company's cash provided by operating activities declined from $36.9 million in the six months ended June 30, 1996 to $10.2 million in the six months ended June 30, 1997. The decline resulted principally from higher interest costs resulting from the Acquisition and the Safeline Acquisition.

     At June 30, 1997, net debt was $479.8 million.

     The Company continues to explore potential acquisitions to expand its product portfolio and improve its distribution capabilities. In connection with any acquisition, the Company may incur additional indebtedness.

     The Company currently believes that cash flow from operating activities, together with borrowings available under the New Credit Agreement and local working capital facilities, will be sufficient to fund currently anticipated working capital needs and capital spending requirements as well as debt service requirements for at least several years, but there can be no assurance that this will be the case.

EFFECT OF CURRENCY ON RESULTS OF OPERATIONS

     The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign exchange rate for inclusion in the Company's consolidated financial statements. Accordingly, the results of operations of such subsidiaries as reported in U.S. dollars can vary significantly as a result of changes in currency exchange rates. Specifically, a strengthening of the U.S. dollar versus other currencies reduces net sales and earnings as translated into U.S. dollars, whereas a weakening of the U.S. dollar has the opposite effect.

     Swiss franc-denominated costs represent a much greater percentage of the Company's total expenses than Swiss franc-denominated sales represent of total sales. In general, an appreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies, has a negative impact on the Company's results of operations and a depreciation of the Swiss franc versus the Company's other major trading currencies, especially the principal European currencies has a positive impact on the Company's results of operations. The effect of these changes generally offsets in part the effect the translation effect on earnings before interest and taxes of changes in exchange rate between the U.S. dollar and other currencies described in the preceding paragraph.

TAXES

     The Company is subject to taxation in many jurisdictions throughout the world. The Company's effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which the Company transfers funds between jurisdictions and income is repatriated, and future changes in law. Generally, the tax liability for each legal entity is determined either (i) on a non-consolidated basis or (ii) on a consolidated basis only with other entities incorporated in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated affiliated entities. As a result, the Company may pay income taxes in certain jurisdictions even though the Company on an overall basis incurs a net loss for the period.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company does not currently anticipate any material capital expenditures for environmental control technology. Some risk of environmental liability is inherent in the Company's business, and there can be no assurance that material environmental costs will not arise in the future. However, the Company does not anticipate any material adverse effect on its results of operations or financial condition as a result of future costs of environmental compliance.

INFLATION

     Inflation can affect the costs of goods and services used by the Company. The competitive environment in which the Company operates limits somewhat the Company's ability to recover higher costs through increased selling prices. Moreover, there may be differences in inflation rates between countries in which the Company incurs the major portion of its costs and other countries in which the Company sells its products, which may limit the Company's ability to recover increased costs, if not offset by future increase of selling prices. The Company's growth strategy includes expansion in China, Latin America and Eastern Europe, which have experienced inflationary conditions. To date, inflationary conditions have not had a material effect on the Company's operating results. However, as the Company's presence in China, Latin America and Eastern Europe increases, these inflationary conditions could have a greater impact on the Company's operating results.

SEASONALITY

     The Company's business has historically experienced a slight amount of seasonal variation, with sales in the first fiscal quarter slightly lower than, and sales in the fourth fiscal quarter slightly higher than, sales in the second and third fiscal quarters. This trend has a somewhat greater effect on income from operations than on net sales due to the effect of fixed costs.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     Prior to 1997, the Company entered into currency forward and option contracts primarily as a hedge against anticipated foreign currency exposures and not for speculative purposes. Such contracts, which are types of financial derivatives, limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate. At August 31, 1997, all remaining derivative instruments met the requirements of hedge accounting.

     During 1997, the Company has entered into certain interest rate swap and cap agreements. See Note 2 to the unaudited Interim Consolidated Financial Statements included herein.

NEW ACCOUNTING STANDARDS

     Beginning January 1, 1996 the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS
121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no effect on the Company's financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ('SFAS 128'), 'Earnings per Share.' The Company does not expect SFAS 128 to have a material effect on its earnings per share.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus includes forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned employee reductions, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those identified in 'Risk Factors,' which could cause actual results to differ materially from historical results or those anticipated. The words 'believe,' 'expect,' 'anticipate' and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                    INDUSTRY

GENERAL

     The Company believes that in 1996 the global market for the Company's products and services was approximately $6.0 billion. Weighing instruments are among the most broadly used measuring devices, and their results are often used as the basis of commercial transactions. Analytical instruments are critical to the research and development and quality control efforts of end-users, while metal detection systems provide important quality and safety checks for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company's products are used in laboratories as an integral part of the research and quality control processes, in industry for various manufacturing processes such as quality control, materials preparation, filling, counting and dimensioning, and in food retailing for preparation, portioning and inventory control. Customers include pharmaceutical, biotechnology, chemicals, cosmetics, food and beverage, metals, electronics, logistics, transportation and food retailing businesses, as well as schools, universities and government standards laboratories. The Company does not manufacture or sell household weighing products, bulkweigh fillers or continuous weighing products, and those markets are not discussed herein.

     Weighing instruments often comprise a relatively small component of a customer's aggregate expenditures but perform important functions in quality control, process control and research and can improve productivity. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments. Weighing equipment manufacturers also provide a significant amount of service and support to their customers, including repair, calibration, certification and preventive maintenance, which generate recurring revenues. The Company believes that customers often continue to purchase from their existing vendor due to the additional costs for training, spare parts, service and systems integration associated with switching to or adding other brands of weighing equipment to their operations. The market for weighing instruments, particularly those used in industrial and food retailing applications, has traditionally been fragmented both geographically and by type of application. Many manufacturers have a strong market position in their home countries but a much smaller presence in other markets. Similarly, manufacturers have tended to be focused on a particular application or group of applications.

     The Company believes that the developed markets (Europe, North America and Japan) that it serves have recently experienced modest growth rates in demand for weighing instruments. Laboratory market growth has been influenced by demand in the principal end-user industries and customer replacement of older products with new products designed to be integrated into an automated laboratory environment. In the industrial and food retailing market, growth has been driven by the increasing use of weighing applications in the control and regulation of manufacturing and logistics processes, customers' needs to upgrade to network-ready weighing equipment, and general growth in end-user industries. Emerging markets, such as Asia (excluding Japan), have experienced higher growth rates than the overall market. Growth in these markets has come from the establishment and growth of industries requiring additional and more sophisticated weighing instruments and systems.

     End-users of laboratory analytical instruments require exceptionally high levels of performance and reliability due to the application of these instruments in critical steps of research and development and quality control. In addition, analytical instruments in most cases constitute a small percentage of customers' aggregate expenditures, are material to customers' development efforts and can have a significant impact on users' overall productivity. As a result, the Company believes reputation, technical leadership, service and proven results are critical to end-user decisions to choose an equipment supplier. In many cases, once a manufacturer's equipment is adopted in the laboratory and test methods are established using a particular instrument, the costs and/or risks of switching to a different manufacturer of instruments can be high. Customers are therefore reluctant to switch suppliers and are more likely to buy replacement products from the manufacturer of the initial system, which leads to stable customer relationships and a potential recurring revenue stream for the vendor. The Company believes that there are significant potential growth opportunities in its analytical instruments markets, including: growth in end-use markets such as pharmaceuticals, food and beverage, consumer products, environmental testing and chemicals; increased research and development spending in major customer segments such as the pharmaceutical and biotech industries; and increased customer emphasis on productivity and automation.

     The end-users of metal detection equipment are typically companies in the food processing, pharmaceutical, cosmetics, chemicals and other industries that must ensure that their products are free from contamination by metal particles. Selling product that is contaminated by metal can have severe consequences for these companies, resulting in potential litigation and product recalls. Consequently, the Company believes that purchasers of metal detectors value accuracy and stability of their detectors. The Company believes that there is also a high degree of brand loyalty from customers, as switching brands requires retraining line operators in the use of new equipment and altering quality assurance and calibration routines. The Company believes these characteristics lead to a high level of recurring and follow-on revenues from existing customers. The Company believes that in developed markets, demand for metal detectors is experiencing substantial growth as a result of both increasing consumer and regulatory focus on product safety. Furthermore, the Company believes exports of food products to industrialized nations from lesser developed countries will contribute to rapid growth in demand for metal detectors in emerging markets.

INDUSTRY TRENDS

     Over the last five years, the markets for the Company's precision instruments have experienced increasing customer demand for products with sophisticated data handling and storage capabilities that can be integrated into management information systems. In the laboratory market, weighing and analytical instruments are now capable of storing a large number of results, performing statistical analyses and transmitting results to computers and laboratory information management systems. Laboratory customers have also demanded instruments that improve research productivity by adding automation. For example, titrators have been increasingly paired with auto-samplers, which allow a technician to set up dozens of samples for testing automatically. The industrial and food retailing market has experienced a similar trend, as small groceries are replaced by supermarkets and hypermarkets. Retail counter-top scales (for the weighing of perishable goods) now include database and network functions. This enables the scale to download price information from the store's master price database and provide information on sales by article, which can be integrated into the store's inventory control system. The store's master ordering system is then able to calculate shrinkage and store inventory levels based on the weight of goods processed and automatically reorder perishable goods via electronic data interchange when inventory levels reach a pre-set reorder point. In manufacturing, weighing instruments also have become integrated into manufacturing plants' information systems as the primary means for the tracking and control of inventory. As they have become more integrated into the manufacturing process, weighing instruments also have been combined with dimensioning equipment as well as with multiple input/output devices: bar-code readers, printers and data-storage devices. Similarly, metal detection systems can be integrated with checkweighers to provide important safety and quality checks of consumer products and are linked to customers' management information systems to provide key process control data.

     Another trend in the weighing instruments market is regional and global harmonization of weighing and measurement standards. Weights and measures were historically regulated at the national level. As a result, products had to meet numerous different national regulatory requirements. More recently, certain European national requirements have been harmonized by the European Union, and many other national requirements have been harmonized by the Organisation Internationale de Metrologie Legale, which sets international weights and measures standards. Harmonization has facilitated the ability of multinational weighing instrument manufacturers to manufacture products that meet all relevant regulatory requirements and the development of broader-based markets for their product lines. In recent years, some governments have begun to privatize the inspection of weighing instruments used in commercial transactions. ISO-certified manufacturers of weighing instruments, such as Mettler-Toledo, whose after-sales service technicians already perform similar services for customers, are well situated to take over the inspection process from governments wishing to privatize this function.

     As laboratory and manufacturing requirements and standards become more widely adopted, the accuracy of weighing instruments, analytical instruments and metal detection systems and the ability to certify the accuracy of results become increasingly important to purchasers. For example, ISO 9001 standards and Good Laboratory Practices and Good Manufacturing Practices, which are voluntarily adopted by participating companies, require the development of compliance procedures that must be adhered to throughout the relevant laboratory or production process. These procedures include periodic calibration and certification of measurement instruments. Certified instruments must be utilized throughout the process, and each step in the process must be accurately recorded in accordance with specified procedures so that results can be accurately traced and reproduced. An example of this trend is the increasing adoption of ISO 9001 quality guidelines by food processors, which require all production processes to be properly monitored for contamination by metal and other foreign substances.

                                    BUSINESS

GENERAL

     Mettler-Toledo is a leading global supplier of precision instruments. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. In addition, the Company holds one of the top three market positions in several related analytical instruments such as titrators, thermal analysis systems, pH meters, automatic lab reactors and electrodes. Through its recent acquisition of Safeline, the Company is also the world's largest manufacturer and marketer of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. The Company focuses on high value-added segments of its markets by providing innovative instruments, by integrating these instruments into application-specific solutions for customers, and by facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo services a worldwide customer base through its own sales and service organization and has a global manufacturing presence in Europe, the United States and Asia. The Company generated pro forma 1996 net sales of $889.6 million (giving effect to the Safeline Acquisition) which were derived 49% in Europe, 40% in North and South America and 11% in Asia and other markets.

HISTORY

     The Company traces its roots to the invention of the single-pan analytical balance by Dr. Erhard Mettler and the formation of Mettler Instruments AG ('Mettler') in 1945. During the 1970s and 1980s, Mettler expanded from laboratory balances into industrial and food retailing products, and it introduced the first fully electronic precision balance in 1973. The Toledo Scale Company ('Toledo Scale') was founded in 1901 and developed a leading market position in the industrial weighing market in the United States. During the 1970s, Toledo Scale expanded into the food retailing market. Following the 1989 acquisition of Toledo Scale by Mettler, the name of the Company was changed to Mettler-Toledo to reflect the combined strengths of the two companies and to capitalize on their historic reputations for quality and innovation. During the past 15 years, the Company has grown through other acquisitions that complemented the Company's existing geographic markets and products. In 1986, Mettler acquired the Ingold Group of companies, manufacturers of electrodes, and Garvens Kontrollwaagen AG, a maker of dynamic checkweighers. Toledo Scale acquired Hi-Speed Checkweigher Co., in 1981. In 1990, the Company acquired Ohaus Corporation, a manufacturer of laboratory balances.

     The Company was incorporated in December 1991, and was recapitalized in connection with the October 15, 1996 acquisition of the Mettler-Toledo Group from Ciba in a transaction sponsored by management and AEA Investors. See Note 1 to the Audited Consolidated Financial Statements included herein for further information with respect to the Acquisition. On May 30, 1997, the Company purchased Safeline, the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries.

MARKET LEADERSHIP

     The Company believes that it maintains a leading position in each of its markets. In the weighing instruments market, Mettler-Toledo is the only company to offer products for laboratory, industrial and food retailing applications throughout the world and believes that it holds a market share more than two times greater than that of its nearest competitor. The Company believes that in 1996 it had an approximate 40% market share of the global market for laboratory balances including the largest market share in each of Europe, the United States and Asia (excluding Japan), and the number two position in Japan. In the industrial and food retailing markets, the Company believes it has the largest market share in Europe and the United States. In Asia, Mettler-Toledo has substantial, rapidly growing industrial and food retailing businesses supported by an established manufacturing presence in China. The Company also holds one of the top three global market positions in several analytical instruments such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company recently enhanced its leading positions in precision instruments through the addition of Safeline's market leading metal detection products, which can be used in conjunction with the Company's checkweighing instruments for important quality and safety checks in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Mettler-Toledo attributes its worldwide market leadership positions to the following competitive strengths:

     Global Brand and Reputation. The Mettler-Toledo brand name is identified worldwide with accuracy, reliability and innovation. Customers value these characteristics because precision instruments, particularly weighing and analytical instruments, significantly impact customers' product quality, productivity, costs and regulatory compliance. Furthermore, precision instruments generally constitute a small percentage of customers' aggregate expenditures. As a result, the Company believes customers tend to emphasize accuracy, product reliability, technical innovation, service quality, reputation and past experience with a manufacturer's products when making their purchasing decisions for weighing and other precision instruments and experience high switching costs if they attempt to change vendors. A recent independent survey concluded that 'Mettler-Toledo' was one of the three most recognized brand names in the laboratory. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' The strength of this brand name has allowed the Company to successfully extend its laboratory product line to include titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors.

     Technological Innovation. Mettler-Toledo has a long and successful track record of innovation, as demonstrated by the invention of the single-pan analytical balance in 1945 and the introduction of the first fully electronic precision balance in 1973. The Company has continued to be at the forefront of technology with recent innovations in both weighing and related instrumentation, including its new digital load cell, its ID 20 terminal (the first personal computer interface to be certified by weights and measures regulators), its

Brickstone weighing sensor technology, its GOBI moisture determination instrument, a new automatic lab reactor, the Zero Metal-Free Zone metal detector and its new PILAR (Parallel Infrared Laser Array) dimensioning equipment. As with many of the Company's recent innovations, the Company's new Brickstone weighing sensor technology provides greater accuracy while also significantly reducing manufacturing costs and the time and expense of design changes by reducing from approximately 100 to approximately 50 the number of parts in the sensor. The Company believes it is the global leader in its industry in providing innovative instruments, in integrating its instruments into application-specific solutions for customers, and in facilitating the processing of data gathered by its instruments and the transfer of this data to customers' management information systems. Mettler-Toledo's technological innovation efforts benefit from the Company's manufacturing expertise in sensor technology, precision machining and electronics, as well as its strength in software development.

     Comprehensive, High Quality Product Range. Mettler-Toledo manufactures a more comprehensive range of weighing instruments than any of its competitors. The Company's broad product line addresses a wide range of weighing applications across and within many industries and regions. Furthermore, the Company's analytical instruments and metal detection systems complement its weighing products, enabling the Company to offer integrated solutions. The Company manufactures each of its products in its ISO 9001-certified manufacturing facilities. Mettler-Toledo's broad range of high quality products and the ability to provide integrated solutions allows the Company to leverage its sales and service organization, product development activities and manufacturing and distribution capabilities.

     Global Sales and Service. The Company has the only global sales and service organization among weighing instruments manufacturers. At June 30, 1997, this organization consisted of approximately 3,000 employees organized into locally-based, customer-focused groups that provide prompt service and support to the Company's customers and distributors in virtually all major markets around the world. The local focus of the Company's sales and service organization enables the Company to provide timely, responsive support to customers worldwide and provides feedback for manufacturing and product development. This global infrastructure also allows the Company to capitalize on growth opportunities in emerging markets.

     Largest Installed Base. The Company believes that it has the largest installed base of weighing instruments in the world. This installed base has resulted in current service contracts covering over 600,000 units. The Company's service contracts provide a strong, stable source of recurring service revenue, which represented approximately 17% of net sales in 1996. The Company believes that its installed base of weighing instruments represents a competitive advantage with respect to repeat purchases and purchases of related analytical instruments and metal detection systems, because customers tend to remain with an existing supplier that can provide accurate and reliable products and related services. In addition, switching to a new instrument supplier entails additional costs to the customer for training, spare parts, service and systems integration requirements. Close relationships and frequent contact with its broad customer base also provide the Company with sales leads and new product and application ideas.

     Geographical, Product and Customer Diversification. The Company's revenue base is diversified by geographic region, product range and customer. The Company's broad range of product offerings is utilized in many different industries, including, among others, chemicals, pharmaceuticals, food processing, food retailing and transportation. The Company supplies customers in over 100 countries, and no one customer accounted for more than 2% of 1996 net sales. The Company's diverse revenue base reduces its exposure to regional or industry-specific economic conditions, and its presence in many different geographic markets, product markets and industries enhances its attractiveness as a supplier to multinational customers.

GROWTH STRATEGY

     Prior to its acquisition on October 15, 1996 in a transaction sponsored by management and AEA Investors, Mettler-Toledo operated as a division of Ciba. In connection with the Acquisition, Mettler-Toledo began implementing a strategy to enhance its position as global market leader by accelerating new product introductions, capitalizing on market opportunities, focusing on expansion in emerging markets, pursuing selected acquisitions and reengineering its operations in order to reduce its overall cost structure. These initiatives have contributed to an improvement in Adjusted Operating Income from $26.0 million (6.1% of net sales) for the six months ended June 30, 1996 to $33.6 million (8.0% of net sales) for the six months ended June 30, 1997.

     New Product Introductions. The Company intends to continue to invest in product innovation in order to provide technologically advanced products to its customers for existing and new applications. Over the last three calendar years, the Company invested approximately $170.0 million in research and development and customer engineering, which has resulted in a pipeline of innovative and new products, significant reductions in product costs and reduced time to market for new products. Examples of new product introductions planned for the remainder of 1997 and 1998 include: industrial and retail products that apply open-system architecture, a higher performance titrator, a higher performance modular thermal analysis system and new density and refractometry measurement technology. In addition, the Company is also focused on innovations that reduce manufacturing costs. For example, the Company is extending the utilization of its high-accuracy, low-cost Brickstone weighing sensor technology through much of its weighing instrument product line. The Company attributes a significant portion of its recent margin improvement to its research and development efforts.

     Capitalize on Market Opportunities. Mettler-Toledo believes it is well positioned to capitalize on potential market opportunities including: (i) the integration of weighing instruments into data management software systems to automate processes and/or improve process control; (ii) the development of integrated solutions that combine weighing instruments and related technologies directly into manufacturing processes; (iii) the harmonization of national weighing standards among countries, particularly in the European Union; and (iv) the standardization of manufacturing and laboratory practices through programs such as ISO 9001, Good Laboratory Practices and Good Manufacturing Practices. The Company believes that these trends, together with the Company's brand name, global presence and the pipeline of planned new products, will allow it to increase its penetration of developed markets such as Europe, the United States and Japan.

     Further Expansion in Emerging Markets. The Company believes that global recognition of the Mettler-Toledo brand name and the Company's global sales, service and manufacturing capabilities position it to take advantage of continued growth opportunities in emerging markets. These growth opportunities have been driven by economic development and global manufacturers' utilization of additional and more sophisticated weighing instruments as they shift production to these markets. The primary focus to date of the Company's emerging market expansion has been in Asia. In Asia (excluding Japan), the Company is the market leader in laboratory weighing instruments and has substantial and rapidly growing industrial and food retailing businesses. The Company maintains two profitable operations in China: first, a 60% owned joint venture which manufactures and sells industrial and food retailing products and, second, a wholly owned facility which manufactures and distributes laboratory products. Both of these operations serve the domestic and export markets. Recently, the Company has opened direct marketing organizations in Taiwan, Korea, Hong Kong, Thailand and Malaysia. The Company is also expanding its sales and service presence in Latin America and other emerging markets. The Company believes that its brand name, its global marketing and manufacturing infrastructure and its already substantial sales in Asia and Latin America position it to take advantage of further growth opportunities in emerging markets.

     Pursue Selected Acquisition Opportunities. Mettler-Toledo plans to actively pursue additional complementary product lines and distribution channels. In the laboratory market, the Company intends to leverage its existing laboratory distribution system through the acquisition of complementary product lines and the development of integrated laboratory solutions. In the industrial and food retailing markets, the Company plans to pursue the acquisition of related products and technologies that allow for the integration of weighing with other customer operations and information systems. The Company began implementing this strategy through the May 1997 acquisition of Safeline, which had calendar year 1996 revenues of $40.4 million and is the world's leading supplier of metal detection systems for companies that produce and package goods in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Safeline's metal detection systems enable the Company to offer integrated solutions for quality control and data management to these industries. The Company believes that by taking advantage of its brand name and global sales and service organization it can expand the distribution of acquired product lines and operate acquired businesses more effectively.

     Reengineering and Cost Reductions. The Company's recent increase in profitability has been achieved in part through: (i) focusing research and development efforts on product cost reductions; (ii) achieving greater flexibility in, and a targeted reduction of, the Company's workforce, including a reduction of approximately 170 personnel in 1996; (iii) consolidating manufacturing facilities, including the closure of the Westerville, Ohio facility; and (iv) moving production to lower-cost manufacturing facilities. The

Company has also started implementing a number of additional operational changes such as the restructuring of its ordering process, product delivery and parts inventory management in Europe, the consolidation of worldwide precision balance manufacturing, the realignment of industrial product manufacturing in Europe and the consolidation of the Company's North American laboratory, industrial and food retailing businesses into a single marketing organization. The Company believes that these new initiatives, as well as its continuing efforts to reduce product costs through research and development and the move of production to lower-cost manufacturing facilities, will place the Company in a position to build on its recent improvement in profitability. Furthermore, the Company believes that it can leverage its existing infrastructure, particularly the recent investments made in Asia, to obtain continued sales growth without significant additions to its overall cost base.

PRODUCTS

  Laboratory

     The Company manufactures and markets a complete range of laboratory balances, as well as other selected laboratory measurement instruments, such as titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors, for laboratory applications in research and development, quality assurance, production and education. Laboratory products accounted for approximately 40% of the Company's net sales in 1996 (including revenues from related after-sale service). The Company believes that it has an approximate 40% share of the global market for laboratory balances and is among the top three producers worldwide of titrators, thermal analysis systems, electrodes, pH meters and automatic lab reactors. The Company believes it has the leading market share for laboratory balances in each of Europe, the United States and Asia (excluding Japan) and the number two position in Japan.

     Balances. The balance is the most common piece of equipment in the laboratory. The Company believes that it sells the highest performance laboratory balances available on the market, with weighing ranges up to 32 kilograms and down to one ten-millionth of a gram. The Mettler-Toledo name is identified worldwide with accuracy, reliability and innovation. A recent independent survey concluded that 'Mettler-Toledo' was one of the three most recognized names in the laboratory. The Company's brand name is so well recognized that laboratory balances are often generically referred to as 'Mettlers.' This reputation, in management's judgment, constitutes one of the Company's principal competitive strengths.

     In order to cover a wide range of customer needs and price points, Mettler-Toledo markets precision balances, semimicrobalances, microbalances and ultramicrobalances in three principal product tiers offering different levels of functionality. High-end balances provide maximum automation of calibration, application support and additional functions. Mid-level balances provide a more limited but still extensive set of automated features and software applications, while basic level balances provide simple operations and a limited feature set.

The Company also manufactures mass comparators, which are used by weights and measures regulators as well as laboratories to ensure the accuracy of reference weights. Due to the wide range of functions and features offered by the Company's products, prices vary significantly. A typical mid-range precision balance is priced at approximately $2,500 and a typical microbalance is priced at approximately $14,000.

     The Company regularly introduces new features and updated models in its lines of balances. For example, the Company's DeltaRange models permit weighing of light and heavy samples on the same balance without the need for difficult adjustments, a function particularly useful in dispensing and formula weighing. High-end balances are equipped with fully automatic calibration technology. These balances are carefully calibrated many times in controlled environments, with the results of the calibrations incorporated into built-in software, so that adjustments to ambient temperature and humidity can automatically be made at any time. The Company also offers universal interfaces that offer simultaneous connection of up to five peripheral devices. The customer can then interface one balance with, for example, a computer for further processing of weighing data, a printer for automatically printing results and a bar-code reader for sample identification.

     In addition to Mettler-Toledo branded products, the Company also manufactures and sells balances under the brand name 'Ohaus.' Ohaus branded products include mechanical balances and electronic balances for the educational market and other markets in which customers are interested in lower cost, a more limited set of features and less comprehensive support and service.

     Titrators. Titrators measure the chemical composition of samples. The Company's high-end titrators are multi-tasking models, which can perform two determinations simultaneously. They permit high sample throughputs and have extensive expansion capability and flexibility in calculations, functions and parameters. Lower-range models permit common determinations to be stored in a database for frequent use. Titrators are used heavily in the food and beverage industry. A typical titrator is priced at approximately $12,000.

     Thermal Analysis Systems. Thermal analysis systems measure different properties, such as weight, dimension and energy flow, at varying temperatures. The Company's thermal analysis products include full computer integration and a significant amount of proprietary software. Thermal analysis systems are used primarily in the plastics and polymer industries. A typical thermal analysis system is priced at approximately $50,000.

     pH Meters. A pH meter measures acidity in a laboratory sample and is the second most widely used measurement instrument in the laboratory, after the balance. The Company manufactures desktop models and portable models. Desktop models are microprocessor-based instruments, offering a wide range of features and self-diagnostic functions. Portable models are waterproof, ultrasonically welded and ergonomically designed, and permit later downloading of data to a computer or printer using an interface kit and custom software. pH meters are used in a wide range of industries. A typical pH meter is priced at approximately $1,200.

     Automatic Lab Reactors and Reaction Calorimeters. Automatic lab reactors and reaction calorimeters are used to simulate an entire chemical manufacturing process in the laboratory before proceeding to production, in order to ensure the safety and feasibility of the process. The Company's products are fully computer-integrated, with a significant software component, and offer wide flexibility in the structuring of experimental processes. Automatic lab reactors and reaction calorimeters are typically used in the chemical and pharmaceutical industries. A typical lab reactor is priced at approximately $140,000.

     Electrodes. The Company manufactures electrodes for use in a variety of laboratory instruments and in-line process applications. Laboratory electrodes are consumable goods used in pH meters and titrators, which may be replaced many times during the life of the instrument. In-line process electrodes are used to monitor production processes, for example, in the beverage industry. A typical in-line process electrode is priced at approximately $160.

     Other Instruments. The Company sells density and refractometry instruments, which measure chemical concentrations in solutions. These instruments are sourced through a marketing joint venture with a third-party manufacturer, but are sold under the Mettler-Toledo brand name. In addition, the Company manufactures and sells moisture analyzers, which precisely determine the moisture content of a sample by utilizing an infrared dryer to evaporate moisture.

  Industrial and Food Retailing

     Weighing instruments are among the most broadly used measurement devices in industry and food retailing. The Company's industrial and food retailing weighing and related products include bench and floor scales for standard industrial applications, truck and railcar scales for heavy industrial applications, checkweighers (which determine the weight of goods in motion), metal detectors, dimensioning equipment and scales for use in food retailing establishments, and specialized software systems for industrial and perishable goods management processes. Increasingly, many of the Company's industrial and food retailing products can integrate weighing data into process controls and information systems. The Company's industrial and food retailing products are also sold to original equipment manufacturers ('OEMs'), which incorporate the Company's products into larger process solutions and comprehensive food retailing checkout systems. At the same time, the Company's products themselves include significant software content and additional functions including networking, printing and labeling capabilities and the incorporation of other measuring technologies such as dimensioning. The Company works with customer segments to create specific solutions to their weighing needs. The Company has also recently worked closely with the leading manufacturer of postal meters to develop a new generation of postal metering systems.

     Industrial and food retailing products accounted for approximately 60% of the Company's net sales in 1996 (including revenues from related after-sale service). The Company believes that it has the largest market share in the industrial and food retailing market in each of Europe and the United States. In Asia, the Company has a substantial, rapidly growing industrial and food retailing business supported by an established manufacturing presence in China. The Company believes that it is the only company with a true global presence across industrial and food retailing weighing applications.


     Standard Industrial Products. The Company offers a complete line of standard industrial scales, such as bench scales and floor scales, for weighing loads from a few grams to loads of several thousand kilograms in applications ranging from measuring materials in chemical production to weighing mail and packages. Product lines include the 'Spider' range of scales, often used in receiving and shipping departments in counting applications; 'TrimWeigh' scales, which determine whether an item falls within a specified weight range, and are used primarily in the food industry; 'Mentor SC' scales, for counting parts; and precision scales for formulating and mixing ingredients. The Company's 'MultiRange' products include standardized software which uses the weight data obtained to calculate other parameters, such as price or number of pieces. The modular design of these products facilitates the integration of the Company's weighing equipment into a computer system performing other functions, like inventory control or batch management. Prices vary significantly with the size and functions of the scale, generally ranging from $1,000 to $20,000.

     Heavy Industrial Products. The Company's primary heavy industrial products are scales for weighing trucks or railcars (i.e., weighing bulk goods as they enter a factory or at a toll station). The Company's truck scales, such as the 'DIGITOL TRUCKMATE,' generally have digital load cells, which offer significant advantages in serviceability over analog load cells. Heavy industrial scales are capable of measuring weights up to 500 tons and permit accurate weighing under extreme environmental conditions. The Company also offers advanced computer software that can be used with its heavy industrial scales to permit a broad range of applications. Truck scales prices generally range from $20,000 to $50,000.

     Dynamic Checkweighing. The Company offers solutions to checkweighing requirements in the food processing, pharmaceutical, chemicals and cosmetic industries, where accurate filling of packages is required, and in the transportation and package delivery industries, where tariffs are levied based on weight. Customizable software applications utilize the information generated by checkweighing hardware to find production flaws, packaging and labeling errors and nonuniform products, as well as to sort rejects and record the results. Mettler-Toledo checkweighing equipment can accurately determine weight in dynamic applications at speeds of up to several hundred units per minute. Checkweighers generally range in price from $8,000 to $40,000.

     Metal Detection Systems. Metal detection systems control the removal of product that is identified as contaminated by metal during the manufacturing process in the food processing, pharmaceutical, cosmetics, chemicals and other industries. Metal detectors therefore provide manufacturers with vital protection against metal contamination arising from their own production processes or from use of contaminated raw materials. Metal detectors are most commonly utilized in conjunction with checkweighers as components of integrated packaging lines in the food processing, pharmaceutical and other industries. Prices for metal detection systems generally range from $5,000 to $20,000.

     Dimensioning Equipment. The Company recently introduced automated dimensioning equipment that is utilized in the shipping industry to measure package volumes. These products employ a patented Parallel Infrared Laser Array

('PILAR') technology and are integrated with industrial scales to combine volume-based and weight-based tariff calculations. Prices for integrated dimensioning/weighing systems range from $5,000 to $20,000.

     Food Retailing Products. Supermarkets, hypermarkets and other food retail establishments make use of multiple weighing applications for the handling of perishable goods from backroom to checkout counter. For example, perishable goods are weighed on arrival to determine payment to suppliers and some of these goods are repackaged, priced and labeled for sale to customers. Other goods are kept loose and selected by customers and either weighed at the produce or delicatessen counter or at the checkout counter.

     The Company offers stand-alone scales for basic counter weighing and pricing, price finding, and printing. In addition, the Company offers network scales and software, which can integrate backroom, counter, self-service and checkout functions, and can incorporate weighing data into a supermarket's overall perishable goods management system. Backroom products include dynamic weighing products, labeling and wrapping machines, perishable goods management and data processing systems. In some countries in Europe, the Company also sells slicing and mincing equipment. Prices for food retailing scales generally range from $800 to $5,000, but are often sold as part of comprehensive weighing solutions.

     Systems. The Company's systems business consists of software applications for drum filling in the food and chemical industries and batching systems in the glass industry. The software systems control or modify the manufacturing process.

CUSTOMERS AND DISTRIBUTION

     The Company's business is geographically diversified, with pro forma 1996 net sales (giving effect to the Safeline Acquisition) derived 49% in Europe, 40% in North and South America and 11% in Asia and other markets. The Company's customer base is also diversified by industry and by individual customer. The Company's largest single customer accounted for no more than 2% of 1996 net sales.

  Laboratory

     Principal customers for laboratory products include chemical, pharmaceutical and cosmetics manufacturers; food and beverage makers; the metals, electronics, plastics, transportation, packaging, logistics and rubber industries; the jewelry and precious metals trade; educational institutions; and government standards labs. Balances and pH meters are the most widely used laboratory measurement instruments and are found in virtually every laboratory across a wide range of industries. Other products have more specialized uses.

     The Company's laboratory products are sold in more than 100 countries through a worldwide distribution network. The Company's extensive direct distribution network and its dealer support activities enable the Company to maintain a significant degree of control over the distribution of its products. In markets where there are strong laboratory distributors, such as the United States, the Company uses them as the primary marketing channel for lower- and mid-price point products. This strategy allows the Company to leverage the strength of both the Mettler-Toledo brand and the laboratory distributors' market position into sales of other laboratory measurement instruments. The Company provides its distributors with a significant amount of technical and sales support. High-end products are handled by the Company's own sales force. There has been recent consolidation among distributors in the United States market. While this consolidation could adversely affect the Company's U.S. distribution, the Company believes its leadership position in the market gives it a competitive advantage when dealing with its U.S. distributors. Asian distribution is primarily through distributors, while European distribution is primarily through direct sales. European and Asian distributors are generally fragmented on a country-by-country basis. The Company negotiated a transfer of the laboratory business in Japan from its former agent to a subsidiary of the Company effective January 1, 1997. In addition, the Company began to distribute laboratory products directly in certain other Asian countries.

     Ohaus branded products are generally positioned in alternative distribution channels to those of Mettler-Toledo branded products. In this way, the Company is able to fill a greater number of distribution channels and increase penetration of its existing markets. Since the acquisition of Ohaus in 1990, the Company has expanded the Ohaus brand beyond its historical U.S. focus. Ohaus branded products are sold exclusively through distributors.

  Industrial and Food Retailing

     Customers for Mettler-Toledo industrial products include chemical companies (e.g., formulating, filling and bagging applications), food companies (e.g., packaging and filling applications), electronics and metal processing companies (e.g., piece counting and logistical applications), pharmaceutical companies (e.g., formulating and filling applications), transportation companies (e.g., sorting, dimensioning and vehicle weighing applications) and auto body paint shops, which mix paint colors based on weight. The Company's products for these industries share weighing technology, and often minor modifications of existing products can make them useful for applications in a variety of industrial processes. The Company also sells to OEMs which integrate the Company's modules into larger process control applications, or comprehensive packaging lines. OEM applications often include software content and technical support, as the Company's modules must communicate with a wide variety of other process modules and data management functions. The Company's products are also purchased by engineering firms, systems integrators and vertical application software companies.

     Customers for metal detection systems are typically food processing, pharmaceutical, cosmetics and chemicals manufacturers who must ensure that their products are free from contamination by metal particles. Selling product that is contaminated by metal can have severe consequences for these companies, resulting in potential litigation and product recalls. Metal detection systems are most commonly utilized in conjunction with checkweighers as components of integrated packaging lines as important safety checks before food and other products are delivered to customers. Other applications of metal detection systems include pipeline detectors for dairy and other liquids, gravity fall systems for grains and sugar and throat detection systems for raw material monitoring.

     Customers for food retailing products include supermarkets, hypermarkets and smaller food retailing establishments. The North American and European markets include many large supermarket chains. In most of the Company's markets, food retailing continues to shift to supermarkets and hypermarkets from 'mom and pop' grocery stores. While supermarkets and hypermarkets generally buy less equipment per customer, they tend to buy more advanced products that require more electronic and software content. In emerging markets, however, the highest growth is in basic scales. As with industrial products, the Company also sells food retailing products to OEMs for inclusion in more comprehensive checkout systems. For example, the Company's checkout scales are incorporated into scanner-scales, which can both weigh perishable goods and also read bar codes on other items. Scanner-scales are in turn integrated with cash registers to form a comprehensive checkout system.

     The Company's industrial products are sold in more than 100 countries and its food retailing products in 20 countries. In the industrial and food retailing markets, the Company distributes directly to customers (including
OEMs) and through distributors. In the United States, distributor sales slightly exceed direct sales. Distributors are highly fragmented in the U.S. In Europe, direct sales predominate, with distributors used in certain cases. As in its laboratory distribution, the Company provides significant support to its distributors.

SALES AND SERVICE

  Market Organizations

     The Company has over 30 geographically-focused market organizations ('MOs') around the world that are responsible for all aspects of the Company's sales and service. The MOs are local marketing and service organizations designed to maintain close relationships with the Company's customer base. Each MO has the flexibility to adapt its marketing and service efforts to account for different cultural and economic conditions. MOs also work closely with the Company's producing organizations (described below) by providing feedback on manufacturing and product development initiatives and relaying innovative product and application ideas.

     The Company has the only global sales and service organization among weighing instruments manufacturers. At December 31, 1996, this organization consisted of approximately 3,000 employees in sales, marketing and customer service (including related administration) and after-sales technical service. This field organization has the capability to provide service and support to the Company's customers and distributors in virtually all major markets across the globe. Sales managers and representatives interact across product lines and markets in order to serve customers that have a wide range of weighing needs, such as pharmaceutical companies that purchase both laboratory and industrial products. The Company classifies customers according to their potential for sales and the appropriate distribution channel is selected to service the customer as efficiently as possible. Larger accounts tend to have dedicated sales representatives. Other representatives are specialized by product line. Sales representatives call directly on end-users either alone or, in regions where sales are made through distributors, jointly with distributors. The Company utilizes a variety of advertising media, including trade journals, catalogs, exhibitions and trade shows. The Company also sponsors seminars, product demonstrations and customer training programs. An extensive database on markets helps the Company to gauge growth opportunities, target its message to appropriate customer groups and monitor competitive developments.

  After-Sales Service

     The Company employs service technicians who provide contract and repair services in all countries in which the Company's products are sold. Service (representing service contracts, repairs and replacement parts) accounted for approximately 17% of the Company's total net sales in 1996 (service revenue is included in the laboratory and industrial and food retailing sales percentages given above). Management believes that service is a key part of its product offering and helps significantly in generating repeat sales. Moreover, the Company believes that it has the largest installed base of weighing instruments in the world. The close relationships and frequent contact with its large customer base provide the Company with sales opportunities and innovative product and application ideas. A global service network also is an important factor in the ability to expand in emerging markets. Widespread adoption of quality laboratory and manufacturing standards and the privatization of weights and measures certification represent favorable trends for the Company's service business, as they tend to increase demand for on-site calibration services.

     The Company's service contracts provide for repair services within various guaranteed response times, depending on the level of service selected. Many contracts also include periodic calibration and testing. Contracts are generally one year in length, but may be longer. The Company's own employees directly provide all service on the Company's products. If the service contract also includes products of other manufacturers, the Company will generally perform calibration, testing and basic repairs directly, and contract out more significant repair work. As application software becomes more complex, the Company's service efforts increasingly include installation and customer training programs as well as product service.

     Warranties on Mettler-Toledo products are generally one year. Based on past experience, the Company believes its reserves for warranty claims are adequate.

RESEARCH AND DEVELOPMENT; MANUFACTURING

  Producing Organizations

     The Company is organized into a number of producing organizations ('POs'), which are specialized centers responsible for product development, research and manufacturing. At June 30, 1997, POs included approximately 3,800 employees worldwide, and consisted of product development teams whose members are from marketing, development, research, manufacturing, engineering and purchasing. POs also often seek customer input to ensure that the products developed are tailored to market needs. The Company has organized POs in order to reduce product development time, improve its customer focus, reduce costs and maintain technological leadership. The POs work together to share ideas and best practices. Some employees are in both MOs and POs. The Company is currently implementing a number of projects that it believes will result in increased productivity and lower costs. For example, the Company is restructuring the order and product delivery process in Europe to enable the Company to deliver many of its products to its customers directly from the manufacturing facility within several days, which minimizes the need to store products in decentralized warehouses. In addition, the Company is centralizing its European spare parts inventory management system.

  Research and Product Development

     The Company closely integrates research and development with marketing, manufacturing and product engineering. The Company has nearly 600 professionals in research and development and product engineering. The Company's principal product development activities involve applications improvements to provide enhanced customer solutions, systems integration and product cost reduction. However, the Company also actively conducts research in basic weighing technologies. As part of its research and development activities, the Company has frequent contact with university experts, industry professionals and the governmental agencies responsible for weights and measures, analytical instruments and metal detectors. In addition, the Company's in-house development is complemented by technology and product development alliances with customers and OEMs.

     A recent example of innovation at the Company is the Brickstone weighing sensor technology, which eliminates many of the complex mechanical linkages in a weighing sensor and reduces the number of parts in the sensor from approximately 100 to approximately 50. The Brickstone sensor permits more accurate weighing, lower manufacturing costs and cheaper and faster design changes. Brickstone technology has been incorporated into certain of the Company's products, and the Company is extending the utilization of its Brickstone technology through much of its weighing instrument product lines.

     The Company has been spending an increasing proportion of its research and development budget on software development. Software development for weighing applications includes application-specific software, as well as software utilized in sensor mechanisms, displays, and other common components, which can be leveraged across the Company's broad product lines.

     The Company spent $50.0 million on research and development in 1996 (excluding research and development purchased in connection with the Acquisition), $54.5 million in 1995 and $48.0 million in 1994, which the Company believes was more than any of its competitors. Including costs associated with customer-specific engineering projects, which are included in cost of sales for financial reporting purposes, the Company spent approximately 6.6% of net sales on research and development in 1996. Application-specific projects include the Company's recently developed thermal analysis system, memory cards used in titrators to perform industry-specific processes, and software for use in truck scales.


  Manufacturing

     The Company's manufacturing strategy is to produce directly those components that require its specific technical competence, or for which dependable, high-quality suppliers cannot be found. The Company contracts out the manufacture of its other component requirements. Consequently, much of the Company's manufacturing capability consists of assembly of components sourced from others. The Company utilizes a wide range of suppliers and it believes its supply arrangements to be adequate. From time to time the Company relies on one supplier for all of its requirements of a particular component, but in such cases the Company believes adequate alternative sources would be available if necessary. Supply arrangements for electronics are generally made globally. For mechanical components, the Company generally uses local sources to optimize materials flow.

     The Company's manufacturing operations emphasize product quality. Most of its products require very strict tolerances and exact specifications. The Company utilizes an extensive quality control system that is integrated into each step of the manufacturing process. This integration permits field service technicians to trace important information about the manufacture of a particular unit, which facilitates repair efforts and permits fine-tuning of the manufacturing process. Many of the Company's measuring instruments are subjected to an extensive calibration process that allows the software in the unit to automatically adjust for the impact of temperature and humidity.

     The Company has seven manufacturing plants in the U.S., four in Switzerland, two in Germany, one in the U.K. and two in China, of which one is a joint venture in which the Company owns a 60% interest and the other, the Shanghai facility, was completed and commenced production of laboratory products at the end of 1996. Laboratory products are produced mainly in Switzerland and to a lesser extent in the United States and China, while industrial and food retailing products are produced in all five countries. The Company's metal detectors are produced in the U.K. The Company has manufacturing expertise in sensor technology, precision machining and electronics, as well as strength in software development. Furthermore, each of the Company's manufacturing facilities has achieved ISO 9001 certification. The Company believes its manufacturing capacity is sufficient to meet its present and currently anticipated needs.

  Backlog

     Manufacturing turnaround time is generally sufficiently short so as to permit the Company to manufacture to fill orders for most of its products, which helps to limit inventory costs. Backlog is therefore generally a function of requested customer delivery dates and is typically no longer than one to two months.

EMPLOYEES

     As of June 30, 1997, the Company had approximately 6,800 employees throughout the world, including more than 3,500 in Europe, more than 2,500 in North and South America, and more than 700 in Asia and other countries. Management believes that its relations with employees are good. The Company has not suffered any material employee work stoppage or strike in its worldwide operations during the last five years. Labor unions do not represent a meaningful number of the Company's employees.

     In certain of its facilities, the Company has instituted a flexible workforce environment, in which hours vary depending on the quantity of workload. The Company believes that this flexible working environment enhances employees' involvement, thus increasing productivity, and improves efficient payroll management by permitting the Company to adjust staffing to match workload to a greater degree without changing the size of the overall workforce.

INTELLECTUAL PROPERTY

     The Company holds more than 1,000 patents and trademarks, primarily in the United States, Switzerland, Germany and Japan and, to a lesser extent, in China. The Company's products generally incorporate a wide variety of technological innovations, many of which are protected by patents and many of which are not. Moreover, products are generally not protected as a whole by individual patents. Accordingly, no one patent or group of related patents is material to the Company's business. The Company also has numerous trademarks and considers the Mettler-Toledo name and logo to be material to its business. The Company regularly protects against infringement of its intellectual property.

REGULATION

     The Company's products are subject to regulatory standards and approvals by weights and measures regulatory authorities in the countries in which it sells its products. Weights and measures regulation has been harmonized across the European Union. The Company's food processing and food retailing products are subject to regulation and approvals by relevant governmental agencies, such as the United States Food and Drug Administration. Products used in hazardous environments may also be subject to special requirements. All of the Company's electrical components are subject to electrical safety standards. The Company believes that it is in compliance in all material respects with applicable regulations.

ENVIRONMENTAL MATTERS

     The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company wholly or partly owns, leases or holds a direct or indirect equity interest in a number of properties and manufacturing facilities around the world, including the United States, Europe, Canada, Mexico, Brazil, Australia and China. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad.


     The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements and the Company to date has not incurred material expenditures in connection with environmental matters, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's financial condition or results of operations.

     The Company is involved in litigation concerning remediation of hazardous substances at its operating facility in Landing, New Jersey. On or about July 1988, an affiliate of Ciba ('AGP') purchased 100% of the outstanding stock of Metramatic Corporation ('Metramatic'), a manufacturer of checkweighing equipment located in Landing, from GEI International Corporation ('GEI'). GEI agreed to indemnify and hold harmless AGP for certain pre-closing environmental conditions, including those resulting in cleanup responsibilities required by the New Jersey Department of Environmental Protection ('NJDEP') pursuant to the New Jersey Environmental Cleanup Responsibility Act ('ECRA'). ECRA is now the Industrial Site Recovery Act. Pursuant to a 1988 NJDEP administrative consent order naming GEI and Metramatic as respondents, GEI has spent approximately $2 million in the performance of certain investigatory and remedial work addressing groundwater contamination at the site. However, implementation of a final remedy has not yet been completed, and, therefore, future remedial costs are currently unknown. In 1992, GEI filed a suit against various parties including Hi-Speed Checkweigher Co., Inc., a wholly-owned subsidiary of the Company that currently owns the facility, to recover certain costs incurred by GEI in connection with the site. Based on currently available information and the Company's rights of indemnification from GEI, the Company believes that its ultimate allocation of costs associated with the past and future investigation and remediation of this site will not have a material adverse effect on the Company's financial condition or results of operations.

     In addition, the Company is aware that Toledo Scale, the former owner of Toledo Scale or the Company has been named a potentially responsible party under CERCLA or analogous state statutes at the following third-party owned sites with respect to the alleged disposal at the sites by Toledo Scale during the period it was owned by such former owner: Granville Solvents Site, Granville, Ohio; Aqua-Tech Environmental, Inc. Site, Greer, South Carolina; and Seaboard Chemical Company Site, Jamestown, North Carolina. The former owner has also been named in a lawsuit seeking contribution pursuant to CERCLA with respect to the Caldwell Trucking Site, New Jersey based on the alleged disposal at the site by Toledo Scale during the former owner's period of ownership. Pursuant to the terms of the stock purchase agreement between Mettler and the former owner of Toledo

Scale, the former owner is obligated to indemnify Mettler for various environmental liabilities. To date, with respect to each of the foregoing sites, the former owner has undertaken the defense and indemnification of Toledo Scale. Based on currently available information and the Company's contractual rights of indemnification, the Company believes that the costs associated with the investigation and remediation of these sites will not have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The markets in which the Company operates are highly competitive. Because of the fragmented nature of certain of the Company's weighing instruments markets, particularly the industrial and food retailing weighing instruments markets, both geographically and by application, the Company competes with numerous regional or specialized competitors, many of which are well-established in their markets. Some competitors are less leveraged than the Company and/or are divisions of larger companies with potentially greater financial and other resources than the Company. Although the Company believes that it has certain competitive advantages over its competitors, realizing and maintaining these advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     In the United States, the Company believes that the principal competitive factors in its markets on which purchasing decisions are made are accuracy and durability, while in Europe accuracy and service are the most important factors. In emerging markets, where there is greater demand for less sophisticated products, price is a more important factor than in developed markets. Competition in the United States laboratory market is also influenced by the presence of large distributors through which the Company and its competitors sell many of their products.

PROPERTIES

     The following table lists the Company's principal operating facilities, indicating the location, primary use and whether the facility is owned or leased.

LOCATION                                                          PRINCIPAL USE(1)               OWNED/LEASED
------------------------------------------------------   -----------------------------------   ----------------
Europe:
  Greifensee/Nanikon, Switzerland.....................   Production, Corporate Headquarters    Owned
  Uznach, Switzerland.................................   Production                            Owned
  Urdorf, Switzerland.................................   Production                            Owned
  Schwerzenbach, Switzerland..........................   Production                            Leased
  Albstadt, Germany...................................   Production                            Owned
  Giessen, Germany....................................   Production                            Owned

  Giessen, Germany....................................   Sales and Service                     Owned
  Steinbach, Germany..................................   Sales and Service                     Owned
  Viroflay, France....................................   Sales and Service                     Owned
  Beersel, Belgium....................................   Sales and Service                     Owned
  Tiel, Netherlands...................................   Sales and Service                     Owned
  Leicester, England..................................   Sales and Service                     Leased
  Manchester, England.................................   Production, Sales and Service         Leased

Americas:
  Worthington, Ohio...................................   Production                            Owned
  Spartanburg, South Carolina.........................   Production                            Owned
  Franksville, Wisconsin..............................   Production                            Owned
  Ithaca, New York....................................   Production                            Owned
  Wilmington, Massachusetts...........................   Production                            Leased
  Florham Park, New Jersey............................   Production                            Leased
  Tampa, Florida......................................   Production, Sales and Service         Leased
  Hightstown, New Jersey..............................   Sales and Service                     Owned
  Burlington, Canada..................................   Sales and Service                     Owned
  Mexico City, Mexico.................................   Sales and Service                     Leased

Other:
  Shanghai, China.....................................   Production                            Building Owned;
                                                                                                 Land Leased
  Changzhou, China(2).................................   Production                            Building Owned;
                                                                                                 Land Leased
  Melbourne, Australia................................   Sales and Service                     Leased

------------------
(1) The Company also conducts research and development activities at certain of the listed facilities in Switzerland, Germany, the United States and, to a lesser extent, China.

(2) Held by a joint venture in which the Company owns a 60% interest.

     The Company believes its facilities are adequate for its current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

     The Company is subject to routine litigation incidental to its business. The Company is currently not involved in any legal proceeding that it believes could have a material adverse effect upon its financial condition or results of operations. See 'Environmental Matters' for information concerning legal proceedings relating to certain environmental claims.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are set forth below.

All directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof.

NAME                                                    AGE   POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Philip Caldwell......................................   77    Chairman of the Board of Directors
Robert F. Spoerry....................................   42    President, Chief Executive Officer and Director
William P. Donnelly..................................   36    Vice President, Chief Financial Officer, Treasurer
                                                                and Assistant Secretary
Karl M. Lang.........................................   50    Head, Laboratory Division
Lukas Braunschweiler.................................   41    Head, Industrial and Retail (Europe)
John D. Robechek.....................................   49    Head, Industrial and Retail (Americas)
Peter Burker.........................................   51    Head, Human Resources
Thomas Rubbe.........................................   43    Head, Logistics and Information Systems
Reginald H. Jones....................................   80    Director
John D. Macomber.....................................   69    Director
John M. Manser.......................................   50    Director
Laurence Z.Y. Moh....................................   71    Director
Thomas P. Salice.....................................   36    Director
Alan W. Wilkinson....................................   41    Director

     Philip Caldwell has been Chairman of the Board of Directors since October 1996. Mr. Caldwell has been Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings Inc., since 1985. During a 32 year career at Ford Motor Company, Mr. Caldwell was Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and a Director from 1973 to 1990. Mr. Caldwell is also a Director of Lehman Brothers Inc., Zurich Holding Company of America, Inc., American Guarantee & Liability Insurance Company, The Mexico Fund, Waters Corporation and Russell Reynolds Associates, Inc. He has served as a Director of the Chase Manhattan Corporation, the Chase Manhattan Bank, N.A., Digital Equipment Corporation, Federated Department Stores Inc., the Kellogg Company, Shearson Lehman Brothers Holdings Inc., CasTech Aluminum Group, Inc., Specialty Coatings International Inc., and Zurich Reinsurance Centre Holdings, Inc.

     Robert F. Spoerry has been President and Chief Executive Officer of the Company since 1993. He served as Head, Industrial and Retail (Europe) of the Company from 1987 to 1993. Mr. Spoerry has been a Director since October 1996.

     William P. Donnelly has been Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since April 1, 1997. From 1993 until joining the Company, he held various senior financial and management positions, including most recently Group Vice President and Chief Financial Officer, with Elsag Bailey Process Automation, a global manufacturer of instrumentation and analytical products, and developer of distributed control systems. Prior to 1993, Mr. Donnelly was associated with the international accounting firm of Price Waterhouse.


     Karl M. Lang has been Head, Laboratory Division of the Company since 1994. From 1991 to 1994 he was based in Japan as a representative of senior management with responsibility for expansion of the Asian operations.

     Lukas Braunschweiler has been Head, Industrial and Retail (Europe) of the Company since 1995. From 1992 until 1995 he held various senior management positions with the Landis & Gyr Group, a manufacturer of electrical meters. Prior to August 1992 he was a Vice President in the Technology Group of Saurer Group, a manufacturer of textile machinery.

     John D. Robechek has been Head, Industrial and Retail (Americas) of the Company and President of Mettler-Toledo, Inc., a U.S.-based subsidiary of the Company, since 1995. From 1990 through 1994 he served as Senior Vice President and managed all of the Company's U.S. subsidiaries.

     Peter Burker has been Head, Human Resources of the Company since 1994. From 1992 to 1994 he was Mettler-Toledo's General Manager in Spain, and from 1989 to 1991 he headed the Company's operations in Italy.

     Thomas Rubbe has been Head, Logistics and Information Systems of the Company since 1995. From 1990 to 1995 he was head of Controlling, Finance and Administration with the Company's German marketing organization.

     Reginald H. Jones has been a Director since October 1996. Mr. Jones retired as Chairman of the Board of Directors of General Electric Company ('General Electric') in April 1981. At General Electric, he served as Chairman of the Board of Directors and Chief Executive Officer from December 1972 through April 1981, President from June 1972 to December 1972 and a Director from August 1971 to April 1981. Mr. Jones is also a Director of ASA Limited and Birmingham Steel Corporation.

     John D. Macomber has been a Director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a Director of Textron Inc., Bristol-Myers Squibb Company, Xerox Corporation, Lehman Brothers Holdings Inc., Pilkington plc and Brown Group, Inc.

     John M. Manser has been a Director since August 1997. He is the Treasurer of the Worldwide Life Science Group of Novartis, which has its headquarters in Switzerland. He has been with Novartis (and its predecessor Ciba-Geigy) since 1981.

     Laurence Z. Y. Moh has been a Director since October 1996. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959.

     Thomas P. Salice has been a Director since October 1996. Mr. Salice is a Managing Director of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of Waters Corporation.


     Alan W. Wilkinson has been a Director since October 1996. Mr. Wilkinson has been a Managing Director of AEA Investors since September 1989. Prior to his association with AEA Investors, Mr. Wilkinson was a Vice President in the Merchant Banking and Mergers and Acquisitions divisions of Lehman Brothers Inc.

EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 1996 and 1995 the compensation paid to or accrued for services performed by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1996 (collectively, the 'Named Executive Officers').

                         SUMMARY COMPENSATION TABLE(1)

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                       ANNUAL COMPENSATION             ------------
                                               ------------------------------------     SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSIITION           YEAR     SALARY     BONUS(2)    COMPENSATION     OPTIONS(#)     COMPENSATION
------------------------------------   ----    --------    --------    ------------    ------------    ------------
Robert F. Spoerry, President and       1996    $435,135    $276,521       $8,857(3)         300(4)       $124,431
  Chief Executive Officer...........   1995     289,343      85,871           --                           54,346(5)
Fred Ort,                              1996     207,221      99,325           --             --            52,745
  Corporate Controller..............   1995     227,284      69,701           --                           70,804(5)
Karl M. Lang,                          1996     212,997      88,375           --             --            61,901
  Head, Laboratory..................   1995     228,427      38,071           --                           60,321(5)
Lukas Braunschweiler,                  1996     210,893      66,162           --             --            62,482
  Head, Industrial and Retail          1995     228,427      25,381           --                           50,460(5)
  (Europe)..........................
John D. Robechek, Head, Industrial     1996     233,754      88,137           --             --             6,215
  and Retail (Americas).............   1995     225,000      40,563           --                            6,168(6)

------------------
(1) Amounts paid in Swiss francs (all amounts except those paid to Mr. Robechek) converted to U.S. dollars at a rate of SFr 1.182 to $1.00 for 1995 and SFr
    1.2355 to $1.00 for 1996, in each case the average exchange rate during such year.

(2) Does not include Ciba bonuses to the Named Executive Officers for services rendered to Ciba in connection with its efforts to sell the Company.

(3) Represents additional compensation paid to fully offset, after payment of all taxes and social security contributions, interest charged to Mr. Spoerry on a loan to Mr. Spoerry from Mettler-Toledo AG, a subsidiary of the Company. See 'Certain Relationships and Related Transactions.'


(4) Option to purchase the specified number of shares of Ciba common stock at an exercise price of SFr 750 ($665 at the date of grant) per share. The fair market value at the date of grant was SFr 764 ($678) per share.

(5) Represents Company contributions to the Mettler-Toledo Fonds (a Swiss pension plan similar to a defined contribution plan under U.S. law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executive Officers, and the other 50% is a required matching employer contribution.

(6) Includes $1,024 for the value of group life insurance over $50,000, $4,500 for the Company's contribution to Mr. Robechek's 401(k) plan account and $644 for Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan.

     Stock Options. The following table sets forth information concerning the grant of stock options under the MT Investors Stock Option Plan to each of the Named Executive Officers during 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             NUMBER OF     % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                             SECURITIES   OPTIONS/SARS                             ASSUMED ANNUAL RATES OF STOCK PRICE
                             UNDERLYING    GRANTED TO                              APPRECIATION FOR OPTION/SAR TERM(2)
                            OPTIONS/SARS  EMPLOYEES IN  EXERCISE/BASE  EXPIRATION  ------------------------------------
NAME                         GRANTED(1)   FISCAL YEAR   PRICE ($/SH)      DATE                    5% ($)
--------------------------- ------------  ------------  -------------  ----------  ------------------------------------
Robert F. Spoerry..........                   29.85                       2006                   5,237,372
Fred Ort...................                    2.24                       2006                     392,808
Karl M. Lang...............                    5.97                       2006                   1,046,858
Lukas Braunschweiler.......                    5.97                       2006                   1,046,858
John D. Robechek...........                    5.97                       2006                   1,046,858


NAME                                       10% ($)
---------------------------  ------------------------------------
Robert F. Spoerry..........               13,272,528
Fred Ort...................                  995,452
Karl M. Lang...............                2,652,944
Lukas Braunschweiler.......                2,652,944
John D. Robechek...........                2,652,944

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------

(1) The exercise prices and the number of securities underlying the options in each case give effect to the Reorganization.

(2) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock appreciation price.

     Option Exercises and Holdings. No options to purchase Common Stock were exercised by the Named Executive Officers in 1996. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 1996, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1996

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
                               SHARES ACQUIRED     VALUE             YEAR-END(#)(1)           AT FISCAL YEAR-END($)(2)
                                 ON EXERCISE      REALIZED    ----------------------------    -------------------------
NAME                                 (#)            ($)       EXERCISABLE    UNEXERCISABLE           EXERCISABLE
----------------------------   ---------------    --------    -----------    -------------    -------------------------
Robert F. Spoerry...........          0               0            0                                      0
Fred Ort....................          0               0            0                                      0
Karl M. Lang................          0               0            0                                      0
Lukas Braunschweiler........          0               0            0                                      0
John D. Robechek............          0               0            0                                      0


NAME                                UNEXERCISABLE
----------------------------   ------------------------
Robert F. Spoerry...........              0
Fred Ort....................              0
Karl M. Lang................              0
Lukas Braunschweiler........              0
John D. Robechek............              0

------------------
(1) The number of securities underlying the options give effect to the Reorganization.

(2) Estimated value, as determined by the Company, at December 31, 1996 does not exceed the exercise price.

EMPLOYMENT AGREEMENTS


     Mettler-Toledo AG, a subsidiary of the Company, entered into an employment agreement (the 'Agreement') with Robert F. Spoerry (the 'Executive') dated as of October 30, 1996. The Agreement provides for annual base salary of SFr 560,000 (approximately $435,135 at December 31, 1996), which may be increased from time to time in accordance with the Company's normal business practices, and for participation in the Company's bonus plan. In addition, the Agreement provides for payment of the amount necessary, after payment of all taxes and social security contributions, to fully offset the interest charged to the Executive on a certain loan to the Executive. See 'Certain Relationships and Related Transactions' for a description of the loan. The Agreement prohibits the Executive from competing with the Company for a period of twenty-four months after termination of employment. The Agreement may be terminated without cause, on thirty-six months notice during which period the Executive is entitled to full compensation under the Agreement.

     The Company is negotiating employment agreements with the other Named Executive Officers. Base salary of executive officers under these agreements in the aggregate will not be materially different from historical practice. The agreements will also include bonuses contingent on meeting performance objectives in amounts to be determined.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors of the Company who are officers of the Company or employees of AEA Investors do not receive additional compensation for being on the Board or its committees. The non-executive directors were given a one-time opportunity to purchase stock in the Company upon their election to the
Board. Mr. Caldwell purchased      shares of Common Stock and each of Messrs.
Jones, Macomber and Moh
purchased      shares of Common Stock. It is anticipated that members of the
Board of Directors of the Company will receive no cash compensation for their service on the Board or its committees, but the members will receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings.

RETIREMENT PLANS

     Mr. Robechek is covered under two pension plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($150,000 per year in 1996), and the Mettler-Toledo Supplemental Retirement Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $45,693 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $11,329, for a total annual retirement benefit of $57,022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors served on the Company's Compensation Committee during the fiscal year ended December 31, 1996: Reginald H. Jones, Laurence Z.
Y. Moh and Thomas P. Salice. Mr. Salice also served as an officer of the Company and certain of its subsidiaries during such fiscal year. Mr. Salice is an officer of AEA Investors, a stockholder of the Company. See 'Certain Relationships and Related Transactions' for a description of relationships between AEA Investors and the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     AEA Investors and the Company entered into a management agreement (the 'Management Agreement') pursuant to which AEA Investors has provided management, consulting and financial services to the Company. Services covered by the Management Agreement include such areas as the preparation and evaluation of strategic, operating, financial and capital plans and the development and implementation of compensation and other incentive programs. Such services are provided by the executive staff of AEA Investors. In consideration of such services, AEA Investors is entitled to an annual fee of $1.0 million, plus reimbursement for certain expenses and indemnification against certain liabilities. The agreement further provides that in the event the Company employs any employee of AEA Investors as an officer of the Company or otherwise, and such employment includes a substantial amount of such employee's time, the Company will compensate such employee at a reasonable rate. The Company believes that the terms of these management arrangements are as favorable as could be obtained from an unaffiliated third party. It is expected that the Management Agreement will be terminated upon consummation of the Offerings contemplated hereby. In consideration of services by AEA Investors in arranging, structuring and negotiating the terms of the Acquisition, the Company paid AEA Investors transaction fees of $5.5 million and reimbursed AEA Investors for certain related expenses. In connection with the termination of the Management Agreement, the Company will pay AEA Investors $2.5 million and will reimburse AEA Investors for certain related expenses.

     Management and other employees of the Company have contributed approximately $12 million of the equity of the Company. For information regarding the number of shares purchased by each Named Executive Officer, see 'Security Ownership of Certain Beneficial Owners and Management.'

     On October 7, 1996, in order to fund a portion of the purchase price for the shares purchased by Mr. Spoerry, Mettler-Toledo AG entered into a loan agreement with Mr. Spoerry, in the amount of SFr 1.0 million (approximately $742,000 at December 31, 1996). The loan bears interest at a rate of 5% and is payable upon demand, which may not be made until seven years after the date of the loan.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock immediately prior to the Offering and as adjusted to reflect the sale of the shares of Common Stock pursuant to the Offering, by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                                                                     SHARES
                                                                      SHARES BENEFICIALLY         BENEFICIALLY
                                                                         OWNED PRIOR TO           OWNED AFTER
                                                                         THE OFFERINGS          THE OFFERINGS(1)
                                                                      --------------------     ------------------
NAME OF BENEFICIAL OWNER                                              NUMBER(2)    PERCENT     NUMBER     PERCENT
-------------------------------------------------------------------   ---------    -------     -------    -------
5% SHAREHOLDERS:
  Nassau Capital Funds L.P.........................................
  Forma Investments Limited........................................
  Ciba-Geigy AG....................................................
  National Union Fire Insurance Company of Pittsburgh, PA..........
  Finlayson Fund Investments PTE LTD...............................
DIRECTORS:
  Philip Caldwell(3)...............................................
  Robert F. Spoerry(4).............................................
  Reginald H. Jones................................................
  John D. Macomber.................................................
  John M. Manser...................................................
  Laurence Z. Y. Moh...............................................
  Thomas P. Salice(4)..............................................
  Alan W. Wilkinson(4).............................................
NAMED EXECUTIVE OFFICERS:
  Karl M. Lang(5)..................................................
  Lukas Braunschweiler(6)..........................................
  John D. Robechek(7)..............................................
  All Directors and Executive Officers as a
     Group (15 persons)(8).........................................

------------------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Assumes no exercise of the Underwriters' over-allotment options.
(2) Based on        shares of Common Stock outstanding prior to the Offerings.
    Calculations of percentage of beneficial ownership assume the exercise by only the named stockholder of all options for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of the date hereof.
(3) Includes shares held by, or in trust for, members of such individual's family for which Messrs. Caldwell, Salice and Wilkinson disclaim beneficial ownership. Does not include shares held by AEA Investors, of which Messrs. Salice and Wilkinson are officers.
(4) Mr. Spoerry is also a Named Executive Officer. Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.
(5) Includes        shares of Common Stock issuable upon exercise of options
    that are exercisable within 60 days from the date hereof.
(6) Includes        shares of Common Stock issuable upon exercise of options
    that are exercisable within 60 days from the date hereof.
(7) Includes        shares of Common Stock issuable upon exercise of options
    that are exercisable within 60 days from the date hereof.
(8) Includes William P. Donnelly, who became Vice President, Chief Financial Officer, Treasurer and Assistant Secretary on April 1, 1997, and Fred Ort, who ceased to be an executive officer on April 1, 1997.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following statements are brief summaries of certain provisions with respect to the Company's Credit Agreement, the New Credit Agreement and the Indenture and Senior Subordinated Notes which are governed by the Indenture. Copies of the Credit Agreement and Indenture are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Credit Agreement, the New Credit Agreement and Indenture.

CREDIT AGREEMENT

     On May 29, 1997, Mettler-Toledo, Inc. ('M-T, Inc.'), Mettler-Toledo Holding AG ('Holding AG') (together M-T, Inc. and Holding AG are referred to as the 'Borrowers'), Safeline Holding Company, as UK Borrower, and Mettler-Toledo Inc. (a Canadian subsidiary), as Canadian Borrower (all borrowers defined collectively as 'Agreement Borrowers') refinanced their previous credit facility and entered into the Credit Agreement, with Merrill Lynch & Co., as Arranger and Documentation Agent, The Bank of Nova Scotia, as Administrative Agent, The Bank of Nova Scotia, as Canadian Agent, Lehman Commercial Paper Inc. and Credit Suisse, as Co-Agents and the other financial institutions party thereto. Holding guaranteed certain obligations under the Credit Agreement.

  Types of Loans

     The Credit Agreement provides for a variety of floating rate loans with interest rates based on LIBOR and the federal funds rate including the following: (i) Tranche A-Swiss Term Loans, Tranche A-UK Term Loans and Tranche A-U.S. Term Loans ('Term A Loans') in an aggregate principal amount of SFr 171.5 million, pounds 26.7 million and $33.8 million, respectively, which are scheduled to mature in 2002, (ii) Tranche B Term Loans ('Term B Loans' and,

collectively with the Term A Loans, the 'Term Loans') in an aggregate principal amount of $100.0 million, which are scheduled to mature in 2004, (iii) a Canadian revolver with availability of CDN $26.3 million (the 'Canadian Facility') (approximately CDN $15.1 million of which was outstanding as of June 30, 1997), which is scheduled to mature in 2002, and (iv) a multi-currency revolving credit in an aggregate principal amount of $151.0 million (the 'Revolving Facility') (approximately $23.1 million of which was outstanding as of June 30, 1997), which is scheduled to mature in 2002.

  Maturity, Amortization and Mandatory Prepayments

     The Term A Loans, Canadian Facility and the Revolving Facility mature on December 31, 2002 and the Term B Loans mature on December 31, 2004. Amounts outstanding under the Term A and B Loans amortize in quarterly installments ranging from $1.1 million, SFr 4.9 million, and pounds 0.9 million per quarter to $13.6 million per quarter.

     The Term Loans are subject to mandatory prepayments (to be applied pro rata among the Term Loans) in an amount equal to, subject to certain exceptions, (i) 75% of annual Excess Cash Flow (as defined in the Credit Agreement), (ii) the net proceeds received from certain sales of assets, (iii) the net proceeds from the issuance of debt, and (iv) 50% of the net proceeds from the issuance of equity.

  Security and Guarantees

     The obligations of the Agreement Borrowers under the Credit Agreement are
(i) secured by a first priority security interest in all of the material assets of the Agreement Borrowers, (ii) guaranteed, to the extent permitted by applicable law by all of the direct and indirect subsidiaries of the Agreement Borrowers, with certain exceptions, and each such guarantee is, to the extent permitted by applicable law and with certain exceptions, secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by M-T, Inc., its direct and indirect U.S. subsidiaries and Holding, and each such guarantee is secured by a first priority security interest in all of the material assets of each such guarantor, except that each such guarantor has pledged only 65% of the stock of any non-U.S. subsidiary held by it. The obligations of M-T, Inc. under the Credit Agreement are (i) secured by a first priority security interest in all of the material assets of M-T, Inc., except that M-T, Inc. has pledged only 65% of the stock of each non-U.S. subsidiary held by it, (ii) guaranteed by

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

each direct and indirect U.S. subsidiary of M-T, Inc., and each such guarantee is secured by a first priority security interest in all of the material assets of each such guarantor, and (iii) guaranteed by Holding, and such guarantee is secured by a first priority security interest in all of the stock of M-T, Inc. held by Holding.

  Covenants and Events of Default

     The Credit Agreement contains covenants that, among other things, limit

M-T, Inc.'s and its subsidiaries' ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; prepay the Notes; or make capital expenditures. The Credit Agreement also requires M-T, Inc. to maintain a minimum net worth and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA below a specified maximum.

     The Credit Agreement contains customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breach of any representation or warranty; cross-default and cross-acceleration; Change in Control (as defined in the Credit Agreement); bankruptcy events; material judgments; certain ERISA matters; and invalidity of loan documents or security interests.

NEW CREDIT AGREEMENT

     The Company intends to refinance the Credit Agreement by entering into the New Credit Agreement as part of the Refinancing. The Company expects that it will have pro forma borrowings under the New Credit Agreement of $401.4 million (representing an increase of $66.8 million) as of June 30, 1997 and borrowings of $41.5 million under various other credit arrangements. Of the borrowings under the New Credit Agreement, $196.2 million will be term loans and the remainder will be outstanding under a revolving credit facility. The company's revolving credit facility commitment will increase from $170.0 million to $420.0 million under the New Credit Agreement. All other material terms under the New Credit Agreement are expected to be substantially similar to the existing Credit Agreement. Merrill Lynch served as the Arranger and Documentation Agent and Credit Suisse First Boston Corporation served as co-agent in connection with the Company's Credit Agreement in November 1996 and May 1997 and are acting in similar roles in connection with the New Credit Agreement. See 'Underwriting.'

SENIOR SUBORDINATED NOTES

     In connection with the Offerings, the Company intends to repurchase the Notes. There can be no assurance that all of the Notes will be acquired by the Company in the Note Repurchase or that the terms of the Note Repurchase will not vary from those assumed by the Company herein.

     General. M-T, Inc. issued $135.0 million of 9 3/4% Senior Subordinated Notes due 2006 in connection with the Acquisition pursuant to an Indenture among M-T, Inc., Holding, and United States Trust Company of New York, as trustee.

     Principal Maturity and Interest. The Notes are limited in aggregate principal amount to $135.0 million and will mature on October 1, 2006. Interest on the Notes accrues at 9 3/4% per annum and is payable semiannually in arrears on April 1 and October 1 of each year commencing April 1, 1997.

     Guarantees. The Notes are unsecured senior subordinated general obligations of M-T, Inc. and are unconditionally guaranteed on a senior subordinated and unsecured basis by Holding. The Indenture also provides that certain U.S. subsidiaries of M-T, Inc. are required to guarantee payment of the Notes under certain circumstances.


     Redemption. Except as described below, the Notes are not redeemable at M-T, Inc.'s option prior to October 1, 2001. Thereafter, the Notes are subject to redemption in whole or in part, at the option of M-T, Inc. at specified redemption prices plus accrued and unpaid interest thereon to the applicable redemption date. Notwithstanding the general prohibition on voluntary redemptions by M-T, Inc., at any time on or before December 1, 1999, M-T, Inc., at its option, may redeem up to $47.25 million of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings (as defined in the Indenture), at a cash redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that after giving effect to any such redemption, at least $87.75 million of the Notes remains outstanding.

     Covenants. The Indenture restricts, among other things, M-T, Inc.'s ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, sell preferred stock of subsidiaries, sell or otherwise transfer assets, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of M-T, Inc., enter into certain transactions with affiliates, permit dividend and other payment restrictions affecting subsidiaries or incur indebtedness that is subordinate in right of payment to any senior indebtedness (including indebtedness incurred under the Credit Agreement and any other indebtedness permitted to be incurred under the Indenture) and senior in right of payment to the Notes. Upon a Change of Control (as defined in the Indenture), each holder of Notes has the right to require M-T, Inc. to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. The Indenture contains standard events of default, including defaults in the payment of principal, premium or interest, defaults in the compliance with covenants contained in the Indenture, cross defaults on certain of other indebtedness, failure to pay certain judgments, and certain events of bankruptcy with respect to M-T, Inc. and certain of its subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in the Certificate of Incorporation and By-laws, copies of which are incorporated by reference as exhibits to the Registration Statement. The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provision of the Certificate of Incorporation and By-laws.

     Concurrently with the Offerings, the Company will consummate the Reorganization. The authorized capital stock of the Company will consist of
        shares of Common Stock, par value $.01 per share, and      shares of
preferred stock, par value $.01 per share (the 'Preferred Stock'). Immediately
following the consummation of the Offerings, there were    shares of Common
Stock outstanding,      shares of Common Stock issuable upon exercise of
outstanding options and no shares of Preferred Stock outstanding. Prior to the
consummation of the Offerings, there were      holders of the Company's Common

Stock.

COMMON STOCK

     Holders of Common Stock will be entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders (including the election of directors) and have no preemptive, subscription or redemption rights. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, and the shares to be sold by the Company in the Offerings when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock.

     Prior to the Offering, there has been no public market for the Common Stock. Application has been made for listing of the Common Stock on the NYSE, subject to official notice of issuance. In order to meet the requirements for listing of the Common Stock on the NYSE, the representatives of the Underwriters have assured the NYSE that the distribution of the shares of Common Stock offered hereby will meet or exceed the listing requirements of the NYSE.

PREFERRED STOCK

     The Board of Directors, without further stockholder authorization, will be authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of the Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of the Preferred Stock. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of the Offerings, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW


     The Certificate of Incorporation, By-laws and Delaware law contain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. Such provisions could have the effect of discouraging open market purchases of the Common Stock because they may be considered disadvantageous by a shareholder who desires to participate in a business combination or elect a new director.

     Section 203 of Delaware Law. The Company is a Delaware corporation and is subject to Section 203 ('Section 203') of the Delaware General Corporation Law (the 'DGCL'). In general, Section 203 prevents an 'interested stockholder' (defined as a person who, together with affiliates and associates, beneficially owns or if an affiliate or associate of the corporation did beneficially own within the last three years 15% or more of a corporation's outstanding voting stock) from engaging in a 'business combination' (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such persons became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the 'interested stockholder.' A 'business combination' generally includes mergers, stock or asset sales involving 10% or more of the market value of the corporation's assets or stock, certain stock transactions and certain other transactions resulting in a financial benefit to the interested stockholders or an increase in their proportionate share of any class or series of a corporation. The existence of Section 203 of the DGCL could have the effect of discouraging an acquisition of the Company or stock purchasers in furtherance of an acquisition.

     Limitation on Directors' Liabilities and Indemnification. The Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it currently exists, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the current DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not exonerate the directors from liability under federal securities laws or limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the By-laws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by DGCL.

     Advance Notice for Stockholder Nomination of Directors and Stockholder Proposals. The By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the 'Nomination Procedure') and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the 'Business Procedure').

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any business desired by stockholders to be conducted at an annual meeting, the By-laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

REGISTRATION RIGHTS

     Current holders of the Company's Common Stock (other than certain members of senior management) have rights to require the Company to register such shares of Common Stock for resale pursuant to subscription agreements pursuant to which they acquired their shares. After securities of the Company have been sold pursuant to a registration statement under the Securities Act, upon the request of persons owning at least 25% of the sum of all outstanding shares of Common

Stock which are then 'restricted securities' (as defined by Rule 144 under the Securities Act) and which have a value of at least $5,000,000, the Company would be required to register the sale of such securities, subject to certain limitations and requirements. The Company is not required to file any registration statement within six months of the effective date of any earlier registration statement and is not required to file more than three registration statements pursuant to such requests. In addition, under certain circumstances, should the Company file a registration statement with the Securities and Exchange Commission registering shares of the Common Stock of the Company, the owners of restricted securities would be entitled to include their restricted securities in such registration.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offerings, there has been no public market for the shares of Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock.

     Upon the closing of the Offerings the Company expects to have      shares
of Common Stock outstanding (assuming that the Underwriters do not exercise
their over-allotment options). The      shares of Common Stock sold in the
offerings will be freely tradable without restriction or further registration under the Securities Act, unless held by an 'affiliate' of the Company as that term is defined in the Securities Act, which shares will be subject to the resale limitations of Rule 144. All of the remaining shares will be 'restricted securities' under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemptions provided by Rule 144, Rule 701, or Rule 144A under the Securities Act, is
available. Upon the consummation of the Offerings,      restricted shares of
Common Stock held by members of management and others will be eligible for sale pursuant to Rule 144 and Rule 701, subject to the limitations described below.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting 'restricted securities' (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned 'restricted securities' for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements (other than the one-year holding requirement).

     Rule 701 sets forth special resale provisions relating to sales of Common Stock issued pursuant to a written compensation plan or contract. In general, employees of the Company who purchased their shares pursuant to such written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

     Rule 144A provides a nonexclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a 'qualified institutional buyer,' which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on NASDAQ. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

     Notwithstanding the foregoing, in connection with the Offerings, the Company, the Company's executive officers and directors and all existing shareholders of the Company have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect of the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock in connection with the Offerings, (ii) upon the exercise of outstanding stock options or (iii) the issuance of options pursuant to the Stock Plan.

     The Company intends to file after the closing of the Offering a registration statement on Form S-8 under the Securities Act to register

approximately      shares of Common Stock which are reserved for issuance under the MT Investors Stock Option Plan. The Form S-8 will include, in some cases, shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of shares issued under the stock option plan by non-affiliates in the public market, without restriction under the Securities Act. Such registration statement is expected to become effective immediately upon filing whereupon shares registered thereunder will become eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described above. At the date of this
Prospectus, options to purchase      shares of Common Stock are outstanding
under the Stock Plan.

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

                       CERTAIN UNITED STATES FEDERAL TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common stock. A 'Non-U.S. Holder' is a person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state (other than any partnership treated as foreign under U.S. Treasury regulations), or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of source.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal tax laws (including but not limited to banks and insurance companies, dealers in securities and holders of securities held as part of a 'straddle,' 'hedge,' or 'conversion transaction'). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), the applicable Treasury regulations promulgated and proposed thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. The following summary is included herein for general information. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS

URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER U.S. OR NON-U.S. TAXING JURISDICTION.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or, in the case of the individual, a 'fixed base,' in the United States ('U.S. trade or business income') are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ('IRS') form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations not currently in effect ('Proposed Regulations'), however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate generally would be required to satisfy applicable certification and other requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless: (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who holds the Common Stock as a capital asset within the meaning of Section 1221 of the Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, (iii) the Non-U.S. Holder is subject to tax pursuant to the provision of the U.S. tax law applicable to certain United States expatriates or
(iv) the Company is or has been a 'U.S. real property holding corporation' for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and such period that the Common Stock was held. The tax with respect to stock in a 'U.S. real property holding corporation' does not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constitute 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. Generally, a corporation is a 'U.S. real property holding corporation' if the fair market value of its 'U.S. real property interests' equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company is not, and does not anticipate becoming, a 'U.S. real property holding corporation' for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the gross estate for U.S. federal estate tax purposes.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under U.S. Treasury Regulations, the Company must report annually to the I.R.S. and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. The information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non U.S.-Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Under certain circumstances, the IRS requires 'information reporting' and 'backup withholding' at a rate of 31% with respect to certain payments on Common Stock. Non-U.S. Holders of Common Stock generally would be exempt from IRS reporting requirements and U.S. backup withholding with respect to dividends payable on Common Stock. Under the Proposed Regulations, however, a Non-U.S Holder of Common Stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Proposed Regulations would generally be subject to U.S. backup withholding at a rate of 31% on payments of dividends. See the discussion above with respect to the rules applicable to foreign partnerships under the Proposed Regulations.

     The payment of the proceeds of the disposition of Common Stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has certain U.S. relationships. In the case of the payment of proceeds from the disposition of Common Stock effected by a foreign office of a broker that is a U.S. person or a 'U.S. related person,' existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a 'U.S. related person' is (i) a 'controlled foreign corporation' for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. are acting as representatives (the 'U.S. Representatives') of each of the Underwriters named below (the 'U.S. Underwriters'). Subject to the terms and conditions set forth in a U.S. purchase agreement (the 'U.S. Purchase Agreement') among the Company and the U.S. Underwriters, and concurrently with
the sale of        shares of Common Stock to the International Managers (as
defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company the number of shares of Common Stock set forth opposite its name below.

                                                          NUMBER OF
             U.S. UNDERWRITER                              SHARES
             ----------------                             ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...........................
BT Alex. Brown Incorporated.........................
Credit Suisse First Boston Corporation..............
Goldman, Sachs & Co.................................
                                                         ---------
             Total..................................

                                                         ---------
                                                         ---------

     The Company has also entered into an international purchase agreement (the 'International Purchase Agreement') with certain underwriters outside the United States and Canada (the 'International Managers' and, together with the U.S. Underwriters, the 'Underwriters') for whom Merrill Lynch International, BT Alex. Brown International A Division of Bankers Trust International PLC, Credit Suisse First Boston (Europe) Limited and Goldman Sachs International are acting as lead managers (the 'Lead Managers'). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from
the Company, an aggregate of            shares of Common Stock. The initial
public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $       per share of Common Stock. The U.S. Underwriters may allow, and such
dealers may re-allow, a discount not in excess of $       per share of Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The Underwriters have agreed to pay certain expenses of the Company incurred in connection with the Offerings
estimated at $           .

     The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to            of the shares offered hereby
to be sold to certain employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company, the Company's executive officers and directors and all existing shareholders of the Company have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the 'Intersyndicate Agreement') that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application has been made for listing of the Common Stock on the NYSE under the symbol 'MTD.' In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.
Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.


     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters have from time to time provided investment banking financial advisory services to the Company and AEA Investors and its affiliates, for which they have received customary compensation, and may continue to do so in the future. The Underwriters have agreed to pay certain expenses of the
Company incurred in connection with the Offerings estimated at $           .
Merrill Lynch served as lead manager and Credit Suisse First Boston served as a co-manager of the offering of the Notes in October 1996, Merrill Lynch served as the Arranger and Documentation Agent and Credit Suisse First Boston served as co-agent in connection with the Company's Credit Agreement in November 1996 and May 1997 for which they received customary compensation, and are acting in similar roles in connection with the New Credit Agreement for which they will receive customary compensation. Credit Suisse First Boston Corporation and an affiliate of Merrill Lynch were lenders under the Credit Agreement and will be lenders under the New Credit Agreement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), London, England. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. A partnership in which partners of Fried, Frank, Harris, Shriver & Jacobson are partners is a shareholder of the Company.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of MT Investors Inc. and subsidiaries (as defined in Note 1 to the Audited Consolidated Financial Statements) as of December 31, 1995 and 1996 and for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996, included in this Prospectus, have been audited by KPMG Fides Peat, independent auditors, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 with respect to the Common Stock offered hereby under the Securities Act. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the

Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                       METTLER-TOLEDO INTERNATIONAL INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Independent Auditors' Report.............................................................................    F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996.............................................    F-3
  Consolidated Statements of Operations for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31,
     1996..................................................................................................    F-4
  Consolidated Statements of Changes in Net Assets / Shareholders' Equity for the years ended December 31,
     1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and
     for the period October 15, 1996 to December 31, 1996..................................................    F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the period
     January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996..........    F-7
  Notes to Audited Consolidated Financial Statements.......................................................    F-8
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  Interim Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997............................   F-26
  Interim Consolidated Statements of Operations for the six months ended June 30, 1996 and 1997............   F-27
  Interim Consolidated Statements of Changes in Net Assets / Shareholders' Equity for the six months ended
     June 30, 1996 and 1997................................................................................   F-28

  Interim Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1997............   F-30
  Notes to the Interim Consolidated Financial Statements...................................................   F-31

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
MT Investors Inc.

We have audited the accompanying consolidated balance sheets of MT Investors Inc. and subsidiaries (as defined in Note 1 to the Audited Consolidated Financial Statements) as of December 31, 1995 and 1996 and the related consolidated statements of operations, net assets / shareholders' equity and cash flows for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, the Successor period. These Audited Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Audited Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Audited Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of MT Investors Inc. and subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996, the Predecessor periods, and for the period October 15, 1996 to December 31, 1996, the Successor period, in conformity with generally accepted accounting principles in the United States of America.

As more fully described in Note 1 to the Audited Consolidated Financial Statements, MT Investors Inc. acquired the Mettler-Toledo Group as of October 15, 1996 in a business combination accounted for as a purchase. As a result of the acquisition, the Audited Consolidated Financial Statements for the Successor period are presented on a different basis of accounting than that of the Predecessor periods, and therefore are not directly comparable.

KPMG FIDES PEAT

Zurich, Switzerland
April 18, 1997

                               MT INVESTORS INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PREDECESSOR      SUCCESSOR
                                                                                        ------------    ------------
                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                            1995            1996
                                                                                        ------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................     $ 41,402        $ 60,696
  Due from Ciba and affiliates.......................................................       33,072              --
  Trade accounts receivable, less allowances of $9,292 in 1995 and $8,388 in 1996....      159,218         151,161
  Inventories........................................................................      110,986         102,526
  Deferred taxes.....................................................................        6,180           7,565
  Other current assets...............................................................       21,469          17,268
                                                                                        ------------    ------------
       Total current assets                                                                372,327         339,216
Property, plant and equipment, net...................................................      241,018         255,292
Excess of cost over net assets acquired, net of accumulated amortization of $17,268
  in 1995 and $982 in 1996...........................................................       84,425         135,490
Long-term deferred taxes.............................................................       14,312           3,916
Other assets.........................................................................       12,012          37,974
                                                                                        ------------    ------------
       Total assets..................................................................     $724,094        $771,888
                                                                                        ------------    ------------
                                                                                        ------------    ------------
                  LIABILITIES AND NET ASSETS / SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.............................................................     $ 34,389        $ 32,797
  Accrued and other liabilities......................................................      107,118         115,314
  Taxes payable......................................................................       11,737          17,580
  Deferred taxes.....................................................................        7,698           9,132
  Bank and other loans...............................................................       29,513          80,446
  Notes payable to Ciba and affiliates...............................................       91,132              --
                                                                                        ------------    ------------
       Total current liabilities.....................................................      281,587         255,269
Long-term debt payable to Ciba and affiliates........................................      145,097              --
Long-term debt due to third parties..................................................        3,621         373,758
Long-term deferred taxes.............................................................       13,502          30,467
Other long-term liabilities..........................................................       84,303          96,810
                                                                                        ------------    ------------
       Total liabilities.............................................................      528,110         756,304
Minority interest....................................................................        2,730           3,158
Net assets / shareholders' equity:
  Common stock, $0.01 par value per share:

     Class A non-voting, authorized 2,233,117 shares; issued 1,899,779 at December
      31, 1996.......................................................................           --              19
     Class B voting, authorized 1,000 shares; issued 1,000 at December 31, 1996......           --               1
     Class C non-voting, authorized 541,859 shares; issued 537,735 at December 31,
      1996...........................................................................           --               5
  Additional paid-in capital.........................................................           --         188,084
  Accumulated deficit................................................................           --        (159,046)
  Capital employed...................................................................      162,604              --
  Currency translation adjustment....................................................       30,650         (16,637)
                                                                                        ------------    ------------
       Total net assets / shareholders' equity.......................................      193,254          12,426
                                                                                        ------------    ------------
Commitments and contingencies........................................................
Total liabilities and net assets / shareholders' equity..............................     $724,094        $771,888
                                                                                        ------------    ------------
                                                                                        ------------    ------------

  See the accompanying notes to the audited consolidated financial statements

                               MT INVESTORS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  PREDECESSOR                            SUCCESSOR
                                              ---------------------------------------------------     ----------------
                                              TWELVE MONTHS     TWELVE MONTHS     FOR THE PERIOD       FOR THE PERIOD
                                                  ENDED             ENDED         JANUARY 1, 1996     OCTOBER 15, 1996
                                              DECEMBER 31,      DECEMBER 31,      TO OCTOBER 14,      TO DECEMBER 31,
                                                  1994              1995               1996                 1996
                                              -------------     -------------     ---------------     ----------------
Net sales.................................      $ 769,136         $ 850,415          $ 662,221           $  186,912
Cost of sales.............................        461,629           508,089            395,239              136,820
                                              -------------     -------------     ---------------     ----------------
     Gross profit.........................        307,507           342,326            266,982               50,092
Research and development..................         47,994            54,542             40,244                9,805
Selling, general and administrative.......        224,978           248,327            186,898               59,353
Amortization..............................          6,437             2,765              2,151                1,065
Purchased research and development........             --                --                 --              114,070
Interest expense..........................         13,307            18,219             13,868                8,738
Other charges (income), net...............         (7,716)           (9,331)            (1,332)              17,137
                                              -------------     -------------     ---------------     ----------------
     Earnings (loss) before taxes and
       minority interest..................         22,507            27,804             25,153             (160,076)
Provision for taxes.......................          8,676             8,782             10,055                 (938)
Minority interest.........................            347               768                637                  (92)
                                              -------------     -------------     ---------------     ----------------

     Net earnings (loss)..................      $  13,484         $  18,254          $  14,461           $ (159,046)
                                              -------------     -------------     ---------------     ----------------
                                              -------------     -------------     ---------------     ----------------
Loss per common share:
     Weighted average number of common
       shares.............................                                                                2,395,993
     Loss per common share................                                                               $   (63.38)
                                                                                                      ----------------
                                                                                                      ----------------

  See the accompanying notes to the audited consolidated financial statements

                               MT INVESTORS INC.

    CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS / SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PREDECESSOR
                                                                           --------------------------------------
                                                                             FOR THE TWELVE MONTH PERIODS ENDED
                                                                           DECEMBER 31, 1994 AND 1995 AND FOR THE
                                                                           PERIOD JANUARY 1, 1996 TO OCTOBER 14,
                                                                                            1996
                                                                           --------------------------------------
                                                                                          CURRENCY
                                                                           CAPITAL       TRANSLATION
                                                                           EMPLOYED      ADJUSTMENT       TOTAL
                                                                           --------      ----------      --------
Net assets at December 31, 1993........................................    $202,643       $ (9,122)      $193,521
Capital transactions with Ciba and affiliates..........................       2,002             --          2,002
Net earnings...........................................................      13,484             --         13,484
Change in currency translation adjustment..............................          --         19,187         19,187
                                                                           --------      ----------      --------
Net assets at December 31, 1994........................................     218,129         10,065        228,194
Capital transactions with Ciba and affiliates..........................     (73,779)            --        (73,779)
Net earnings...........................................................      18,254             --         18,254
Change in currency translation adjustment..............................          --         20,585         20,585
                                                                           --------      ----------      --------
Net assets at December 31, 1995........................................     162,604         30,650        193,254
Capital transactions with Ciba and affiliates..........................     (88,404)            --        (88,404)
Net earnings...........................................................      14,461             --         14,461
Change in currency translation adjustment..............................          --         (6,538)        (6,538)
                                                                           --------      ----------      --------
Net assets at October 14, 1996.........................................    $ 88,661       $ 24,112       $112,773
                                                                           --------      ----------      --------
                                                                           --------      ----------      --------


  See the accompanying notes to the audited consolidated financial statements

                               MT INVESTORS INC.

         CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS/SHAREHOLDERS'
                              EQUITY--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SUCCESSOR
                                  ---------------------------------------------------------------------------------------
                                                 FOR THE PERIOD FROM OCTOBER 15, 1996 TO DECEMBER 31, 1996
                                  ---------------------------------------------------------------------------------------
                                                         COMMON STOCK
                                  ----------------------------------------------------------
                                        CLASS A             CLASS B             CLASS C        ADDITIONAL
                                  -------------------  ------------------  -----------------    PAID-IN      ACCUMULATED
                                   SHARES     AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL        DEFICIT
                                  ---------  --------  --------  --------  -------  --------  ------------  -------------
Balance at October 15, 1996......        --    $ --      1,000     $  1         --    $ --      $     --     $        --
New issuance of shares........... 1,899,779      19         --       --    537,735       5       188,084              --
Net loss.........................        --      --         --       --         --      --            --        (159,046)
Change in currency translation
  adjustment.....................        --      --         --       --         --      --            --              --
                                  ---------     ---    --------     ---    -------     ---    ------------  -------------
Balance at December 31, 1996..... 1,899,779    $ 19      1,000     $  1    537,735    $  5      $188,084     $  (159,046)
                                  ---------     ---    --------     ---    -------     ---    ------------  -------------
                                  ---------     ---    --------     ---    -------     ---    ------------  -------------


                                          SUCCESSOR
                                   -------------------------
                                     FOR THE PERIOD FROM
                                     OCTOBER 31, 1996 TO
                                      DECEMBER 31, 1996
                                   -------------------------

                                     CURRENCY
                                    TRANSLATION
                                    ADJUSTMENT      TOTAL
                                   -------------  ----------
Balance at October 15, 1996......    $      --    $        1
New issuance of shares...........           --       188,108
Net loss.........................           --      (159,046)
Change in currency translation
  adjustment.....................      (16,637)      (16,637)
                                   -------------  ----------
Balance at December 31, 1996.....    $ (16,637)   $   12,426

                                   -------------  ----------
                                   -------------  ----------

  See the accompanying notes to the audited consolidated financial statements

                               MT INVESTORS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     PREDECESSOR                          SUCCESSOR
                                                  -------------------------------------------------    ----------------
                                                  TWELVE MONTHS    TWELVE MONTHS    FOR THE PERIOD      FOR THE PERIOD
                                                      ENDED            ENDED        JANUARY 1, 1996    OCTOBER 15, 1996
                                                  DECEMBER 31,     DECEMBER 31,     TO OCTOBER 14,     TO DECEMBER 31,
                                                      1994             1995              1996                1996
                                                  -------------    -------------    ---------------    ----------------
Cash flows from operating activities:
  Net earnings (loss)..........................      $13,484          $18,254           $14,461           $ (159,046)
    Adjustments to reconcile net earnings
      (loss) to net cash provided by operating
      activities:
      Depreciation.............................       27,681           30,598            19,512                7,925
      Amortization.............................        6,437            2,765             2,151                1,065
      Write-off of purchased research and
        development and cost of sales
        associated with revaluation of
        inventories............................           --               --                --              146,264
      Net gain on disposal of long-term
        assets.................................       (1,396)          (1,053)             (768)                  --
      Deferred taxes...........................          740             (551)           (1,934)              (4,563)
      Minority interest........................          347              768               637                  (92)
      Increase (decrease) in cash resulting
        from changes in:
          Trade accounts receivable, net.......       (7,410)          (9,979)            9,569              (10,159)
          Inventories..........................         (574)            (607)            1,276                3,350
          Other current assets.................        1,636           (3,058)           14,748              (10,605)
          Trade accounts payable...............       (1,123)           1,437            (3,065)               3,415
          Accruals and other liabilities,
            net................................       (5,728)          13,095             5,948               32,030
                                                  -------------    -------------        -------        ----------------
            Net cash provided by operating
              activities.......................       34,094           51,669            62,535                9,584
                                                  -------------    -------------        -------        ----------------
Cash flows from investing activities:
  Proceeds from sale of property, plant and
    equipment..................................       12,454            4,000             1,606                  736

  Purchase of property, plant and equipment....      (24,916)         (25,858)          (16,649)             (11,928)
  Acquisition of Mettler-Toledo from Ciba......           --               --                --             (314,962)
  Investments in other long term assets, net...          162           (7,484)           (1,632)               4,857
                                                  -------------    -------------        -------        ----------------
            Net cash used in investing
              activities.......................      (12,300)         (29,342)          (16,675)            (321,297)
                                                  -------------    -------------        -------        ----------------
Cash flows from financing activities:
  Borrowings of third party debt...............           --            3,983                --              414,170
  Repayments of third party debt...............         (311)              --           (13,464)                  --
  Proceeds from issuance of common stock.......           --               --                --              188,108
  Ciba and affiliates borrowings
    (repayments)...............................       (9,187)         (15,693)          (26,589)            (184,666)
  Capital transactions with Ciba and
    affiliates.................................        2,002          (37,361)           (7,716)             (80,687)
                                                  -------------    -------------        -------        ----------------
            Net cash provided by (used in)
              financing activities.............       (7,496)         (49,071)          (47,769)             336,925
                                                  -------------    -------------        -------        ----------------
Effect of exchange rate changes on cash and
  cash equivalents.............................       10,040            4,344            (3,394)                (615)
                                                  -------------    -------------        -------        ----------------
Net increase (decrease) in cash and cash
  equivalents..................................       24,338          (22,400)           (5,303)              24,597
Cash and cash equivalents:
  Beginning of period..........................       39,464           63,802            41,402               36,099
                                                  -------------    -------------        -------        ----------------
  End of period................................      $63,802          $41,402           $36,099           $   60,696
                                                  -------------    -------------        -------        ----------------
                                                  -------------    -------------        -------        ----------------
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
    Interest...................................      $13,225          $18,927           $ 6,524           $   17,874
    Taxes......................................        9,370            9,970             9,385                2,470
Non-cash financing and investing activities:
  Due to Ciba for capital transactions.........           --           36,418                --                   --

  See the accompanying notes to the audited consolidated financial statements

                               MT INVESTORS INC.

             NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION AND ACQUISITION

     MT Investors Inc. ('MT Investors') was incorporated by AEA Investors Inc. ('AEA') in December 1991. It was recapitalized to effect the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the Mettler-Toledo Group in a transaction more fully described below. Between the date of formation and October 15, 1996, MT Investors had no substantive operations.

     In the accompanying Audited Consolidated Financial Statements the terms 'Mettler-Toledo' or the 'Company' when used in situations pertaining to periods prior to October 15, 1996 refer to the combined group of businesses sold by Ciba and when used in situations pertaining to periods subsequent to October 15, 1996 refer to MT Investors Inc. and its consolidated subsidiaries. The combined historical financial information of the business acquired from Ciba prior to the acquisition on October 15, 1996 are referred to as 'Predecessor' while the consolidated financial information of the Company subsequent to the date of acquisition are referred to as 'Successor.'

     The accompanying Audited Consolidated Financial Statements have been prepared in accordance with United Sates generally accepted accounting principles.

     MT Investors acquired the Company on October 15, 1996 from a subsidiary of Ciba for cash consideration of SFr. 504,996 (approximately $402,000) including dividends of SFr. 109,406 (approximately $87,100) which were paid to Ciba by the Company in conjunction with the acquisition. In addition, the Company incurred expenses in connection with the acquisition and related financing of approximately $29,000, including approximately $5,500 paid to AEA Investors, and paid approximately $185,000 to settle amounts due to Ciba and affiliates. The Company has accounted for the acquisition using the purchase method of accounting. Accordingly, the costs of the acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the cost of the acquisition over the fair value of the net assets acquired of approximately $137,500 is being amortized over 32 years. Because of this purchase price allocation, the accompanying financial statements of Successor are not directly comparable to those of the Predecessor.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisition had been completed as of the beginning of each of the periods presented, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values, increased interest expense from the financing of the acquisition and income tax effects. The Company allocated a portion of the purchase price to (i) in-process research and development projects, that have economic value (see Note 2) and (ii) the revaluation of inventories (see Note
4). These adjustments have not been reflected in the following pro forma summary due to their unusual and non-recurring nature. This pro forma summary does not necessarily reflect the results of operations as they would have been if the acquisition had been completed as of the beginning of such periods and is not necessarily indicative of the results which may be obtained in the future.

                                                               PRO FORMA FINANCIAL INFORMATION
                                                             -----------------------------------
                                                                         PREDECESSOR                     SUCCESSOR

                                                             -----------------------------------    -------------------
                                                              YEAR ENDED     FOR THE PERIOD FROM    FOR THE PERIOD FROM
                                                             DECEMBER 31,    JANUARY 1, 1996 TO      OCTOBER 15, 1996
                                                                 1995         OCTOBER 14, 1996       DECEMBER 31, 1996
                                                             ------------    -------------------    -------------------
Net Sales.................................................     $850,415           $ 662,221              $ 186,912
Net loss..................................................       (5,396)             (3,181)                (3,182)
Loss per common share(1)..................................          N/A                 N/A                  (1.30)

------------------
N/A--Not applicable

(1) The loss per common share for the Successor has been computed assuming the common shares issued in the Acquisition were outstanding at the beginning of the period.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION AND ACQUISITION--(CONTINUED)
     The foregoing pro forma financial information does not reflect the anticipated benefits to be derived in the future from the Company's 1996 employee reduction programs.

2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     Mettler-Toledo is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also manufacturers and sells certain related laboratory measurement instruments. The Company's manufacturing facilities are located in Switzerland, the United States, Germany and China. The Company's principal executive offices are located in Greifensee, Switzerland.

     Principles of Consolidation

     The Audited Consolidated Financial Statements include all of the entities of the Company. All intercompany transactions and balances have been eliminated.

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

     Inventories


     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is charged on a straight line basis over the estimated useful lives of the assets as follows:

Buildings and improvements.................     15 to 50 years
Machinery and equipment....................     3 to 12 years
Computer software..........................     3 years
Leasehold improvements.....................     Shorter of useful life or lease term

     Beginning January 1, 1996 the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS
121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no material effect on the Audited Consolidated Financial Statements.

     Excess of cost over net assets acquired

     The excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over 32 years being the expected period to be benefited. The Company assesses the recoverability of such amount by determining whether the amortization of the balance over its remaining life can be recovered from the undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Company's average cost of funds. The assessment of the recoverability of the excess of cost over net assets acquired will be impacted if estimated future operating cash flows are not achieved.


     Deferred Financing Costs

     Debt financing costs, which were incurred by the Company in connection with borrowings incurred in connection with the acquisition discussed at Note 1, are deferred and amortized, over the life of the underlying indebtedness using the interest method.

     Taxation

     The Company files its own tax returns in each jurisdiction in which it operates. Prior to the acquisition discussed in Note 1, in certain jurisdictions the Company filed its tax returns jointly with other Ciba subsidiaries. The Company had a tax sharing arrangement with Ciba in these countries to share the tax burden or benefits. Such arrangement resulted in each company's tax burden or benefit equating to that which it would have incurred or received if it had been filing a separate tax return.

     Taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States because it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Company's subsidiaries plan to make future dividend distributions.

     Research and Development

     Research and development costs are expensed as incurred. Research and development costs, including customer engineering (which represents research and development charged to customers and, accordingly, is included in cost of sales), amounted to approximately $55,600, $62,400, $45,100 and $11,100 for the years ended 1994 and 1995 and for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996, respectively. In connection with the acquisition discussed in Note 1 the Company allocated, based upon independent valuations, $114,070 of the purchase price to purchased research and development in process. Such amount was recorded as an expense in the period from October 15, 1996 to December 31, 1996.

     Currency Translation and Transactions

     The reporting currency for the Audited Consolidated Financial Statements of the Company is the United States dollar (USD). The functional currency for the Company's operations is generally the applicable local currency. Accordingly, the assets and liabilities of companies whose functional currency is other than the USD are included in the consolidation by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency operations are translated at the monthly average exchange rates during the year. Translation gains or losses are accumulated as a separate component of net assets/shareholders' equity. Currency transaction gains or losses arising from transactions of Mettler-Toledo companies in currencies other than the functional currency are included in operations at each reporting period.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments in the form of currency forward and option contracts are entered into by the Company primarily as a hedge against anticipated currency exposures. Such contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

     Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximates fair market value because of the short term maturity of these financial instruments. It is not practical to determine the fair value of balances with Ciba due to the related party nature of these financial instruments. See Note 5 and Note 12 for the fair values of the Company's derivative financial instruments and third party debt, respectively. Other financial instruments are not significant to the Audited Consolidated Financial Statements.

     Stock Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 'Accounting for Stock Issued to Employees' and related interpretations in accounting for its stock option plan.

     Earnings per Common Share

     Earnings per common share has been computed using the weighted average number of outstanding common shares during the Successor period. Earnings per common share for the Predecessor periods have been computed assuming the common shares issued in the acquisition discussed in Note 1 were outstanding during each of the periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings per Share.' The Company has yet to determine the effect of this statement on its earnings per share.

     Concentration of Credit Risk

     The Company's revenue base is widely diversified by geographic region and by individual customer. The Company's products are utilized in many different industries, although extensively in the pharmaceutical and chemical industries. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     Revenue Recognition

     Revenue is recognized when title to a product has transferred or services have been rendered. Revenues from service contracts are recognized over the contract period.

     Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

3.  DUE FROM CIBA AND AFFILIATES, NET

     The amount due from Ciba, net was comprised of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Cash pool deposits.........................................................     $ 22,239        $     --
Due from AGP, 6.5%, revolving repayment terms..............................       10,833              --
                                                                              ------------    ------------
                                                                                $ 33,072        $     --
                                                                              ------------    ------------

                                                                              ------------    ------------

     Prior to the acquisition discussed in Note 1, certain Mettler-Toledo companies participated in an arrangement with Ciba whereby excess cash was pooled into an account maintained by Ciba. The net deposit with Ciba in connection with this arrangement bore interest at the short-term money market rates available to Ciba.

     Prior to the acquisition Ciba also performed certain limited administrative services on behalf of the Company. The cost of such services, which was not charged to the Company nor included in the Audited Consolidated Financial Statements, was not significant.

4.  INVENTORIES

     Inventories consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Raw materials and parts....................................................     $ 45,523        $ 41,015
Work-in-progress...........................................................       38,191          31,534
Finished goods.............................................................       30,149          29,982
                                                                              ------------    ------------
                                                                                 113,863         102,531
LIFO reserve...............................................................       (2,877)             (5)
                                                                              ------------    ------------
                                                                                $110,986        $102,526
                                                                              ------------    ------------
                                                                              ------------    ------------

     At December 31, 1995 and 1996, 8.8% and 13.2% respectively, of the Company's inventories (certain U.S. companies only) were valued using the LIFO method of accounting. There were no material liquidations of LIFO inventories during the periods presented.

     In connection with the acquisition discussed in Note 1, the Company allocated approximately $32,200 of the purchase price to revalue certain inventories (principally work-in-process and finished goods) to fair value (net realizable value). Substantially all of such inventories were sold during the period from October 15, 1996 to December 31, 1996.

5.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Company may be exposed to credit losses in the event of nonperformance by the counterparties to its currency forward and option contracts. The Company has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts.

     At December 31, 1995, the Company had contracts maturing during 1996 to purchase the equivalent of approximately $23,300 and to sell the equivalent of approximately $27,900 in various currencies. At December 31, 1996, the Company had contracts maturing during 1997 to sell the equivalent of approximately $135,000 in various currencies in exchange for Swiss francs. These contracts were used to limit its exposure to

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

5.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS--(CONTINUED)

currency fluctuations on anticipated future cash flows, primarily for the delivery of United States dollars, German marks, French francs, British pounds and Japanese yen in exchange for Swiss francs.

     At December 31, 1995 and 1996, the fair value of such financial instruments, which the Company recognized as net unrealized gains (losses), was approximately $2,400 and $(5,100), respectively.

6.  OTHER CURRENT ASSETS

     Other current assets consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Prepaid expenses...........................................................     $  4,703        $  5,302
Other (including in 1995 net gains on derivative financial instruments)....       16,766          11,966
                                                                              ------------    ------------
                                                                                $ 21,469        $ 17,268
                                                                              ------------    ------------
                                                                              ------------    ------------

7.  PROPERTY, PLANT AND EQUIPMENT NET

     Property, plant and equipment, net, consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------

                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Land.......................................................................     $ 31,535        $ 63,514
Buildings and leasehold improvements.......................................      186,608         120,173
Machinery and equipment....................................................      237,457          75,675
Computer software..........................................................        5,373           3,067
                                                                              ------------    ------------
                                                                                 460,973         262,429
Less accumulated depreciation and amortization.............................     (219,955)         (7,137)
                                                                              ------------    ------------
                                                                                $241,018        $255,292
                                                                              ------------    ------------
                                                                              ------------    ------------

8.  OTHER ASSETS

     Other assets consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Deferred financing fees, net of accumulated amortization of $820 in 1996...     $     --        $ 22,015
Bank deposits-restricted cash..............................................        4,697           5,960
Secured loans..............................................................        2,911           2,805
Other......................................................................        4,404           7,194
                                                                              ------------    ------------
                                                                                $ 12,012        $ 37,974
                                                                              ------------    ------------
                                                                              ------------    ------------

     Bank deposits-restricted cash at December 31, 1995 and 1996 principally represented deposits collateralizing a letter of credit given by a financial institution in connection with one of the Company's subsidiaries in the Peoples Republic of China. Other assets at December 31, 1996 included a loan due from the Company's Chief Executive Officer of approximately $740. Such loan bears an interest rate of 5% and is payable upon demand, which may not be made until 7 years after the date of the loan.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)


9.  BANK AND OTHER LOANS

     Bank and other loans consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Current maturities of long-term debt.......................................     $     --        $  8,968
Borrowings under revolving credit facility.................................           --          51,928
Other short-term borrowings................................................       19,408          19,550
Borrowings under line of credit............................................       10,105              --
                                                                              ------------    ------------
                                                                                $ 29,513        $ 80,446
                                                                              ------------    ------------
                                                                              ------------    ------------

     The weighted average interest rate at December 31, 1995 on the borrowings under the line of credit was approximately 8.0%. The weighted average interest rate at December 31, 1996 on the borrowings under the revolving credit facility was approximately 4.1%. The Company had available revolving lines of credit and swingline facilities for short-term financing of approximately $75,000 at December 31, 1996 (See Note 12).

10.  ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consisted of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Accrued payroll and vacation...............................................     $ 26,400        $ 26,239
Social benefits and payroll taxes..........................................        9,563           9,218
Severance and other cost provisions........................................        1,890          12,783
Interest...................................................................        4,731           6,858
Losses on derivative financial instruments.................................           --           5,137
Other taxes payable........................................................        8,190           5,402
Warranty...................................................................        6,420           6,803
Other liabilities..........................................................       49,924          42,874
                                                                              ------------    ------------
                                                                                $107,118        $115,314
                                                                              ------------    ------------
                                                                              ------------    ------------


     Warranties on Mettler-Toledo products are generally for one year. The Company provides for warranty costs, which have not been significant, based on historical experience.

11.  DEBT PAYABLE TO CIBA AND AFFILIATES

     The Company's debt obligations to Ciba and affiliates consisted of the following:

     Short-term borrowings are summarized as follows:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Unsecured notes payable:
AGP, 4.25%, due February 29, 1996..........................................     $ 26,517        $     --
Due to Ciba for capital transactions.......................................       36,418              --
Other unsecured short-term debt to Ciba, varying interest rates and
  maturities...............................................................       28,197              --
                                                                              ------------    ------------
                                                                                $ 91,132        $     --
                                                                              ------------    ------------
                                                                              ------------    ------------

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

11.  DEBT PAYABLE TO CIBA AND AFFILIATES--(CONTINUED)
     Long-term obligations are summarized as follows:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Unsecured notes payable to Ciba and affiliates:
  AGP, 8.4%, due October 14, 1996..........................................     $122,000        $     --
  AGP, 6%, due October 14, 1996............................................       20,000              --

  Other unsecured long-term debt to Ciba, varying interest rates and
     maturities............................................................        3,097              --
                                                                              ------------    ------------
                                                                                $145,097        $     --
                                                                              ------------    ------------
                                                                              ------------    ------------

     Interest expense on debt payable to Ciba and affiliates for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 was $10,506, $15,693, and $10,955, respectively.

12.  DEBT PAYABLE TO THIRD PARTIES

     Long-term debt payable to third parties consist of the following:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
9.75% Senior Subordinated Notes due October 1, 2006........................     $     --        $135,000
Credit Agreement:
  Term A Loans, interest at LIBOR plus 2.5% (4.38% at December 31, 1996)
  payable in quarterly installments beginning March 31, 1997 due December
  31, 2002.................................................................           --          92,730
  Term B Loans, interest at LIBOR plus 3.00% (8.53% at December 31, 1996)
  payable in quarterly installments beginning March 31, 1997 due December
  31, 2003.................................................................           --          75,000
  Term C(CH) and C(US) Loans, interest at LIBOR plus 3.25% (8.78% at
  December 31, 1996) payable in quarterly installments beginning March 31,
  1997 due December 31, 2004...............................................           --          72,000
  Revolving credit facility................................................           --          51,928
Other......................................................................        3,621          27,546
                                                                                   3,621         454,204
Less current maturities....................................................           --          80,446
                                                                              ------------    ------------
                                                                                $  3,621        $373,758
                                                                              ------------    ------------
                                                                              ------------    ------------

     To provide a portion of the financing required for the acquisition and for working capital and for general corporate purposes thereafter, in October, 1996 Mettler-Toledo Holding Inc., a wholly owned subsidiary of the Company, entered into a credit agreement with various banks.

     Loans under the credit agreement consist of: (i) Term A Loans in an aggregate principal amount of SFr. 125,000 ($92,730 at December 31, 1996), (ii) Term B Loans in an aggregate principal amount of $75,000, (iii) Term C(CH) loans in an aggregate principal amount of $32,000, and (iv) Term C(US) Loans in an aggregate principal amount of $40,000 (the Term A Loans, the Term B Loans the Term C(CH) Loans and Term C(US) Loans are referred to collectively as the 'term loans'), and (v) a multi-currency revolving credit facility that may be borrowed in an aggregate principal amount of $140,000, and includes letter of credit and swingline

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

12.  DEBT PAYABLE TO THIRD PARTIES--(CONTINUED)

subfacilities available to certain subsidiaries (the 'revolving facility' and together with the term loans, the 'credit facilities').

     Loans under the revolving facility may be repaid and reborrowed and are due in full on February 18, 1997. The Company is required to pay a facility fee equal to 0.05% per annum on the amount of the revolving facility and letter of credit fees on the aggregate face amount of letters of credit under the revolving facility. At December 31, 1996 the Company had available approximately $75,000 of additional borrowing capacity.

     The credit agreement contains covenants that, among other things, limit the Company's ability to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur certain contingent obligations; pay dividends and other distributions; prepay the Notes; or make capital expenditures. The credit agreement also requires the Company to maintain a minimum net worth and a minimum fixed charge coverage ratio, and to maintain a ratio of total debt to EBITDA below a specified maximum.

     The aggregate maturities of long-term obligations during each of the years 1998 through 2001 are approximately $12,800, $15,600, $19,300 and $23,000, respectively.

     The estimated fair value of the Company's Senior Subordinated Notes at December 31, 1996 was approximately $142,000. The estimated fair value of the obligations under the credit agreement approximate fair value due to the variable rate nature of the obligations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates were based on the amount of future cash flows discounted using the Company's current borrowing rate for loans of comparable maturity. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13.  SHAREHOLDERS' EQUITY

     As of December 31, 1996, the authorized capital stock of the Company consisted of 2,775,976 shares of Common Stock, $.01 par value of which 2,233,117 shares were designated as Class A Common Stock, 1,000 shares were designated as Class B Common Stock and 541,859 shares were designated as Class C Common Stock. As of December 31, 1996, the Company had outstanding 1,899,779 shares of Class A Common Stock, 1,000 shares of Class B Common Stock and 537,735 shares of Class C Common Stock. Additionally, 333,117 shares of Class A Common Stock are reserved for the Company's stock option plan (See Note 14).

     Holders of the Company's common stock have no preemptive, subscription or redemption rights. Except as described below, the Company's three classes of common stock have identical rights under the Company's Certificate of Incorporation and By-Laws.

     Dividends or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company or not paid out of the current and accumulated earnings and profits shall be paid in the following manner. First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder, until the sum of all dividends and distributions to each holder of Class A Common Stock equals $100 for each share of Class A Common Stock held by such holder. After each holder of shares of Class A Common Stock shall have received dividends and distributions totaling $100, then exclusively to the holders of the shares of Class B Common and Class C Common Stock ratably to each such holder until the sum of all dividends and distributions to each holder of Class B Common Stock and/or Class C Common Stock equals $100 for each share of Class B Common Stock and/or Class C Common Stock held by such holder. After each holder of Class B Common Stock and Class C Common Stock shall have received such dividends and distributions, then to all holders of Class A Common Stock, Class B Common Stock and/or Class C Common Stock, ratably to each holder of such shares.

     Class A and C Common Stock shareholders have no voting rights.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  STOCK OPTION PLAN

     Effective October 15, 1996, MT Investors adopted a stock option plan to provide certain key employees and/or directors of the Company additional incentive to join and/or remain in the service of the Company as well as to maintain and enhance the long-term performance and profitability of the Company. The plan reserves 333,117 shares of Class A non-voting common stock of MT Investors.

     Under the terms of the plan, options granted shall be nonqualified and the exercise price, as determined by the committee, shall not be less than 100% of the fair market value of the share of such common stock on the date of grant. Options may not be exercised until the fifth anniversary of the date of grant, subject to certain acceleration clauses and expire on October 15, 2006.


     Stock option activity is shown below (per share average option price amounts in whole dollars):

                                                                                          OPTION PRICE
                                                                                      --------------------
                                                                          NUMBER      PER SHARE     TOTAL
                                                                         OF SHARES     AVERAGE      PRICE
                                                                         ---------    ---------    -------
Granted during the period October 15, 1996,
  to December 31, 1996................................................    278,988     $  100.00    $27,899
Exercised.............................................................         --            --         --
Forfeited.............................................................         --            --         --
                                                                         ---------    ---------    -------
Outstanding at December 31, 1996......................................    278,988     $  100.00    $27,899
                                                                         ---------    ---------    -------
                                                                         ---------    ---------    -------
Shares exerciseable at December 31, 1996..............................         --     $      --    $    --
                                                                         ---------    ---------    -------
                                                                         ---------    ---------    -------

     As of the date granted, the weighted-average grant-date fair value of the options was approximately $25.00 per share. Such weighted-average grant-date fair value was determined using an option pricing model assuming: (i) an expected option life of seven years, (ii) no dividends are expected to be paid in the foreseeable future, and (iii) a risk free interest rate of 4%.

     The Company applies Accounting Standards Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan as all options have been issued at fair market value. The Company's net loss for the period October 15, 1996 to December 31, 1996 would not have been materially different had compensation cost been determined consistent with Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 'Accounting for Stock Based Compensation'.

15.  BENEFIT PLANS

     Mettler-Toledo maintains a number of retirement plans for the benefit of its employees.

     Certain companies sponsor defined contribution plans. Benefits are determined and funded annually based upon the terms of the plans. Contributions under these plans amounted to $9,042, $9,413, $9,484 and $2,496 in 1994, 1995, for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996, respectively.

     Certain companies sponsor defined benefit plans. Benefits are also provided to employees under defined benefit plans primarily based upon years of service and employees' compensation for certain periods during the last years of employment.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  BENEFIT PLANS--(CONTINUED)
     The following table sets forth the funded status and amounts recognized in the Audited Consolidated Financial Statements for the Company's principal defined benefit plans at December 31, 1995 and 1996:

                                                         PREDECESSOR                      SUCCESSOR
                                                 ----------------------------    ----------------------------
                                                         DECEMBER 31,                    DECEMBER 31,
                                                             1995                            1996
                                                 ----------------------------    ----------------------------
                                                                  ACCUMULATED                     ACCUMULATED
                                                 ASSETS EXCEED     BENEFITS      ASSETS EXCEED     BENEFITS
                                                  ACCUMULATED       EXCEED        ACCUMULATED       EXCEED
                                                   BENEFITS         ASSETS         BENEFITS         ASSETS
                                                 -------------    -----------    -------------    -----------
Actuarial present value of accumulated benefit
  obligations:
  Vested benefits.............................      $ 8,582        $  90,698        $10,211        $  97,639
  Non-vested benefits.........................           90            3,122             16            2,280
                                                 -------------    -----------    -------------    -----------
                                                      8,672           93,820         10,227           99,919
                                                 -------------    -----------    -------------    -----------
Projected benefit obligations.................       10,737          100,820         12,458          108,504
Plan assets at fair value.....................       10,546           40,091         13,336           50,609
                                                 -------------    -----------    -------------    -----------
Projected benefit obligations in excess of
  (less than) plan assets.....................          191           60,729           (878)          57,895
Unrecognized prior service (cost) benefit.....         (183)             252             --               --
Unrecognized net (losses) gains...............         (188)            (247)            22            1,479
Unrecognized transition obligations...........           --           (3,851)            --               --
                                                 -------------    -----------    -------------    -----------
(Prepaid) accrued pension costs...............      $  (180)       $  56,883        $  (856)       $  59,374
                                                 -------------    -----------    -------------    -----------
                                                 -------------    -----------    -------------    -----------

     The (prepaid) accrued pension costs are recognized in the accompanying Audited Consolidated Financial Statements as other long-term assets and other long term liabilities, respectively.

     The assumed discount rates and rates of increase in future compensation level used in calculating the projected benefit obligations vary according to the economic conditions of the country in which the retirement plans are situated. The range of rates used for the purposes of the above calculations are as follows:

                                                                              1995            1996
                                                                          -------------   ------------
Discount rates.........................................................   6.5% to 8.0%    6.0% - 8.5%
Compensation increase rates............................................   2.5% to 6.0%    2.0% - 6.5%

     The expected long term rates of return on plan assets ranged between 9.5% and 11.0% in 1994, 9.5% and 10.0% for 1995, and 7.0% and 10.0% for 1996.

     The assumptions used above have a significant effect on the reported amounts of projected benefit obligations and net periodic pension cost. For example, increasing the assumed discount rate would have the effect of decreasing the projected benefit obligation and increasing unrecognized net gains.

     Increasing the assumed compensation increase rate would increase the projected benefit obligation and decrease unrecognized net gains. Increasing the expected long-term rate of return on investments would decrease unrecognized net gains.

     Plan assets relate principally to the Company's U.S. companies and consist of equity investments, obligations of the U.S. Treasury or other governmental agencies, and other interest-bearing investments.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  BENEFIT PLANS--(CONTINUED)
     Net periodic pension cost for all of the plans above includes the following components:

                                                           PREDECESSOR                          SUCCESSOR
                                        -------------------------------------------------    ----------------
                                        TWELVE MONTHS    TWELVE MONTHS    FOR THE PERIOD      FOR THE PERIOD
                                            ENDED            ENDED        JANUARY 1, 1996    OCTOBER 15, 1996
                                        DECEMBER 31,     DECEMBER 31,     TO OCTOBER 14,     TO DECEMBER 31,
                                            1994             1995              1996                1996
                                        -------------    -------------    ---------------    ----------------
Service cost (benefits earned during

  the period)........................      $ 3,833          $ 3,668           $ 3,850            $  1,013
Interest cost on projected benefit
  obligations........................        6,426            7,561             6,540               1,721
Actual return on plan assets.........       (2,725)          (8,653)           (6,079)             (1,600)
Net amortization and deferral........         (170)           5,137             2,485                  --
                                        -------------    -------------    ---------------        --------
Net periodic pension expense.........      $ 7,364          $ 7,713           $ 6,796            $  1,134
                                        -------------    -------------    ---------------        --------
                                        -------------    -------------    ---------------        --------

     The Company's U.S. operations provide postretirement medical benefits to their employees. Employee contributions for medical benefits are related to employee years of service.

     The following table sets forth the status of the U.S. postretirement plans and amounts recognized in the Company's Audited Consolidated Financial Statements at December 31, 1995 and 1996:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Accumulated postretirement benefit obligations:
  Retire...................................................................     $ 27,682        $ 25,894
  Fully eligible...........................................................        1,196           3,033
  Other....................................................................        2,361           3,098
                                                                              ------------    ------------
                                                                                  31,239          32,025
Unrecognized net loss......................................................       (6,261)           (540)
Unrecognized prior service benefit.........................................          692              --
Unrecognized transition obligation.........................................       (1,389)             --
                                                                              ------------    ------------
Accrued postretirement benefit cost........................................     $ 24,281        $ 31,485
                                                                              ------------    ------------
                                                                              ------------    ------------

     Net periodic postretirement benefit cost for the above plans includes the following components:

                                                           PREDECESSOR                          SUCCESSOR
                                        -------------------------------------------------    ----------------
                                        TWELVE MONTHS    TWELVE MONTHS    FOR THE PERIOD      FOR THE PERIOD
                                            ENDED            ENDED        JANUARY 1, 1996    OCTOBER 15, 1996
                                        DECEMBER 31,     DECEMBER 31,     TO OCTOBER 14,     TO DECEMBER 31,
                                            1994             1995              1996                1996
                                        -------------    -------------    ---------------    ----------------

Service cost (benefits earned during
  the period)........................      $   333          $   285           $   431            $    114
Interest cost on projected benefit
  obligations........................        2,193            2,371             1,795                 472
Net amortization and deferral........           82               99               343                  --
                                        -------------    -------------    ---------------        --------
Net periodic postretirement benefit
  cost...............................      $ 2,608          $ 2,755           $ 2,569            $    586
                                        -------------    -------------    ---------------        --------
                                        -------------    -------------    ---------------        --------

     The accumulated postretirement benefit obligation and net periodic postretirement benefit cost were principally determined using discount rates of 7.3% in 1994 and 1995, and 7.6% in 1996, and health care cost trend rates ranging from 9.5% to 12.25% in 1994, 1995, and 1996 decreasing to 5.0% in 2005.

     The health care cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic postretirement benefit cost. For example, in 1996 the effect of a one-percentage-point

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  BENEFIT PLANS--(CONTINUED)

increase in the assumed health care cost trend rate would be an increase of $3,064 on the accumulated postretirement benefit obligations and an increase of $71 on the aggregate of the service and interest cost components of the net periodic benefit cost.

16.  TAXES

     The sources of the Company's earnings (loss) before taxes and minority interest were as follows:

                                                                             PREDECESSOR
                                                          --------------------------------------------------
                                                          TWELVE MONTHS    TWELVE MONTHS     FOR THE PERIOD
                                                              ENDED            ENDED        JANUARY 1, 1996
                                                          DECEMBER 31,     DECEMBER 31,      TO OCTOBER 14,
                                                              1994             1995               1996
                                                          -------------    -------------    ----------------
Switzerland............................................      $ 9,855          $11,431           $ 21,241
Non-Switzerland........................................       12,652           16,373              3,912
                                                          -------------    -------------    ----------------

Earnings before taxes and minority interest............      $22,507          $27,804           $ 25,153
                                                          -------------    -------------    ----------------
                                                          -------------    -------------    ----------------

                                                                                             SUCCESSOR
                                                                                          ----------------
                                                                                           FOR THE PERIOD
                                                                                          OCTOBER 15, 1996
                                                                                          TO DECEMBER 31,
                                                                                                1996
                                                                                          ----------------
United States..........................................................................      $  (37,293)
Non-United States......................................................................        (122,783)
                                                                                          ----------------
Earnings before taxes and minority interest............................................      $ (160,076)
                                                                                          ----------------
                                                                                          ----------------

     The provision (benefit) for taxes consists of:

                                                                                     CURRENT    DEFERRED     TOTAL
                                                                                     -------    --------    -------
     Predecessor:
       Year ended December 31, 1994:
          Switzerland Federal.....................................................   $ 1,182    $    (32)   $ 1,150
          Switzerland Canton (State) and Local....................................     1,215         (53)     1,162
          Non-Switzerland.........................................................     5,538         826      6,364
                                                                                     -------    --------    -------
                                                                                     $ 7,935    $    741    $ 8,676
                                                                                     -------    --------    -------
                                                                                     -------    --------    -------
       Year ended December 31, 1995:
          Switzerland Federal.....................................................   $   513    $    (92)   $   421
          Switzerland Canton (State) and Local....................................       481        (505)       (24)
          Non-Switzerland.........................................................     8,339          46      8,385
                                                                                     -------    --------    -------
                                                                                     $ 9,333    $   (551)   $ 8,782
                                                                                     -------    --------    -------
                                                                                     -------    --------    -------
       For the period January 1, 1996 to October 14, 1996:
          Switzerland Federal.....................................................   $ 2,152    $   (172)   $ 1,980
          Switzerland Canton (State) and Local....................................     4,305        (344)     3,961
          Non-Switzerland.........................................................     5,532      (1,418)     4,114
                                                                                     -------    --------    -------
                                                                                     $11,989    $ (1,934)   $10,055
                                                                                     -------    --------    -------

                                                                                     -------    --------    -------
     Successor:
       For the period October 15, 1996 to December 31, 1996:
          United States Federal...................................................   $   475    $ (1,556)   $(1,081)
          United States State and Local...........................................       696        (183)       513
          Non-United States.......................................................     2,454      (2,824)      (370)
                                                                                     -------    --------    -------
                                                                                     $ 3,625    $ (4,563)   $  (938)
                                                                                     -------    --------    -------
                                                                                     -------    --------    -------

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

16.  TAXES--(CONTINUED)

     The provision for tax expense (benefit) for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 where the Company operated as a group of businesses owned by Ciba differed from the amounts computed by applying the Switzerland federal income tax rate of 9.8% to earnings before taxes and minority interest as a result of the following:

                                                                             PREDECESSOR
                                                          -------------------------------------------------
                                                          TWELVE MONTHS    TWELVE MONTHS    FOR THE PERIOD
                                                              ENDED            ENDED        JANUARY 1, 1996
                                                          DECEMBER 31,     DECEMBER 31,     TO OCTOBER 14,
                                                              1994             1995              1996
                                                          -------------    -------------    ---------------
Expected tax...........................................      $ 2,206          $ 2,725           $ 2,465
Switzerland Canton (state) and local income taxes, net
  of federal income tax benefit........................        1,048              (21)            3,573
Non-deductible intangible amortization.................          249              248               205
Change in valuation allowance..........................         (716)           1,603             1,235
Non-Switzerland income taxes in excess of 9.8%.........        5,591            4,968             2,291
Other, net.............................................          298             (741)              286
                                                          -------------    -------------    ---------------
Total provision for taxes..............................      $ 8,676          $ 8,782           $10,055
                                                          -------------    -------------    ---------------
                                                          -------------    -------------    ---------------

     The provision for tax expense (benefit) for the period October 15, 1996 to December 31, 1996, subsequent to the reorganization of the Company under MT Investors Inc. and the acquisition described in Note 1, differed from the amounts computed by applying the United States federal income tax rate of 35% to the loss before taxes and minority interest.

                                                                                             SUCCESSOR
                                                                                          ----------------
                                                                                           FOR THE PERIOD
                                                                                          OCTOBER 15, 1996
                                                                                          TO DECEMBER 31,
                                                                                                1996
                                                                                          ----------------
Expected tax...........................................................................       $(56,027)
United States state and local income taxes, net of federal income tax benefit..........            333
Non-deductible purchased research and development......................................         39,925
Non-deductible intangible amortization.................................................            336
Change in valuation allowance..........................................................          4,662
Benefits of Non-United States income taxes less than 35%...............................         10,037
Other, net.............................................................................           (204)
                                                                                          ----------------
Total provision for taxes..............................................................       $   (938)
                                                                                          ----------------
                                                                                          ----------------

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

16.  TAXES--(CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Deferred tax assets:
  Inventory................................................................     $  9,706        $  7,974
  Accrued and other liabilities............................................        6,129           7,046
  Deferred loss on sale of subsidiaries....................................        7,807           7,907
  Accrued postretirement benefit costs.....................................        9,227          11,334
  Accrued pension costs....................................................        6,276           7,709

  Net operating loss carryforwards.........................................       10,140          15,817
  Other....................................................................        3,000             408
                                                                              ------------    ------------
Total deferred tax assets..................................................       52,285          58,195
Less valuation allowance...................................................      (21,166)        (46,714)
                                                                              ------------    ------------
Total deferred tax assets less valuation allowance.........................       31,119          11,481
                                                                              ------------    ------------
Deferred tax liabilities:
  Inventory................................................................        5,952           5,618
  Property, plant and equipment............................................       21,675          31,123
  Other....................................................................        4,200           2,858
                                                                              ------------    ------------
Total deferred tax liabilities.............................................       31,827          39,599
                                                                              ------------    ------------
Net deferred tax liability.................................................     $    708        $ 28,118
                                                                              ------------    ------------
                                                                              ------------    ------------

     The net change in the total valuation allowance, including changes resulting from translation of such amounts from the local functional currencies to the reporting currency and the effect of the acquisition discussed in Note 1, for the years ended December 31, 1994 and 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996 was a decrease of $716 for the year ended December 31, 1994, an increase of $1,603 for the year ended December 31, 1995, an increase of $1,111 for the period January 1, 1996 to October 14, 1996 and an increase of $24,437 for the period October 15, 1996 to December 31, 1996. Of the increase in the valuation allowance of $24,437 during the period October 15, 1996 to December 31, 1996, $19,882 was recognized as an increase in goodwill resulting from the acquisition discussed in Note 1. Should a reduction of such valuation allowance be justified in the future, the amount of any reduction would accordingly reduce goodwill.

     The Company has established valuation allowances primarily for net operating losses, deferred losses on the sale of subsidiaries as well as postretirement and pension costs as follows:

                                                                              PREDECESSOR      SUCCESSOR
                                                                              ------------    ------------
                                                                              DECEMBER 31,    DECEMBER 31,
                                                                                  1995            1996
                                                                              ------------    ------------
Summary of valuation allowances:
  Cumulative net operating losses..........................................     $ 10,140        $ 15,817
  Deferred losses on sale of subsidiaries..................................        7,807           7,907
  Accrued postretirement benefit costs.....................................           --          10,786
  Accrued pension costs....................................................           --           7,336
  Other....................................................................        3,219           4,868
                                                                              ------------    ------------
  Total valuation allowance................................................     $ 21,166        $ 46,714

                                                                              ------------    ------------
                                                                              ------------    ------------

     At December 31, 1996, the Company had net operating loss carryforwards in various countries for income tax purposes of $59,076. Of this amount, $25,131 had no expiration date, relating to subsidiaries in Sweden,

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

16.  TAXES--(CONTINUED)

Belgium, Australia, United Kingdom, Austria, Brazil and France. Additionally, there were operating losses at that date in various other countries in the amount of $33,945 which expire in varying amounts through 2011.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

17.  OTHER CHARGES (INCOME), NET

     Other charges (income) consist of the following for the years ended December 31:

                                                           PREDECESSOR                           SUCCESSOR
                                        --------------------------------------------------    ----------------
                                        TWELVE MONTHS    TWELVE MONTHS     FOR THE PERIOD      FOR THE PERIOD
                                            ENDED            ENDED        JANUARY 1, 1996     OCTOBER 15, 1996
                                        DECEMBER 31,     DECEMBER 31,      TO OCTOBER 14,     TO DECEMBER 31,
                                            1994             1995               1996                1996
                                        -------------    -------------    ----------------    ----------------
Interest income......................      $(4,386)         $(5,388)          $ (3,424)           $ (1,079)
Foreign currency transactions, net...         (478)          (3,242)               220               8,324
Severance and other exit costs.......           --               --              1,872              10,762
Other................................       (2,852)            (701)                --                (870)
                                        -------------    -------------        --------        ----------------
Total................................      $(7,716)         $(9,331)          $ (1,332)           $ 17,137
                                        -------------    -------------        --------        ----------------
                                        -------------    -------------        --------        ----------------


     Severance and other exit costs for the period January 1, 1996 to October 14, 1996 of $1,872 represent employee severance of $1,545 and other exit costs of $327 associated with the closing of its Westerville, Ohio facility. Severance costs for the period October 15, 1996 to December 31, 1996 principally represent employee severance benefits associated with (i) the Company's general headcount reduction programs, in Europe and North America, of $4,557 which were announced during such period, and (ii) the realignment of the analytical and precision balance business in Switzerland of $6,205 which was internally announced in December, 1996. In connection with such programs the Company reduced its workforce by 168 employees in 1996 and intends to further reduce its workforce by approximately 70 employees.

     Other income in 1994 and 1995 primarily relates to gains from sales of property, and in 1994 to a gain on sale of a cost basis investment.

18.  COMMITMENTS AND CONTINGENCIES

          Operating Leases

     The Company leases certain of its facilities and equipment under operating leases. The future minimum lease payments under non-cancelable operating leases are as follows at December 31, 1996:

1997...........................................................   $11,582
1998...........................................................     8,521
1999...........................................................     5,494
2000...........................................................     2,236
2001...........................................................     1,298
Thereafter.....................................................     1,447
                                                                  -------
  Total........................................................   $30,578
                                                                  -------
                                                                  -------

     Rent expense for operating leases amounted to $16,493, $13,034 and $3,430 in 1995 and for the period January 1, 1996 to October 14, 1996 and for the period October 15, 1996 to December 31, 1996, respectively.

     Legal

     The Company is party to various legal proceedings, including certain environmental matters, incidental to the normal course of business. Management does not expect that any of such proceedings will have a material adverse effect on the Company's financial condition or results of operations.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

19.  GEOGRAPHIC SEGMENT INFORMATION

     The tables below shows the Company's operations by geographic region. Transfers between geographic regions are priced to reflect consideration of market conditions and the regulations of the countries in which the transferring entities are located.

                                                                    TRANSFERS
                                                                     BETWEEN        TOTAL         EARNINGS
       TWELVE MONTHS ENDED          NET SALES BY    NET SALES BY    GEOGRAPHIC    NET SALES    BEFORE INTEREST
        DECEMBER 31 1994            DESTINATION        ORIGIN         AREAS       BY ORIGIN       AND TAXES
---------------------------------   ------------    ------------    ----------    ---------    ---------------
Switzerland (1)..................     $ 31,992        $ 89,495      $  133,583    $ 223,078        $10,516
Germany..........................      126,527         133,772          37,056      170,828         10,034
Other Europe.....................      215,230         192,557             776      193,333          1,665
                                    ------------    ------------    ----------    ---------    ---------------
Total Europe.....................      373,749         415,824         171,415      587,239         22,215
United States....................      269,034         300,244          29,877      330,121         10,111
Other Americas...................       56,628          33,204              64       33,268            939
                                    ------------    ------------    ----------    ---------    ---------------
Total Americas...................      325,662         333,448          29,941      363,389         11,050
Asia and other...................       69,725          19,864              75       19,939            238
Eliminations.....................           --              --        (201,431)    (201,431)        (2,553)
                                    ------------    ------------    ----------    ---------    ---------------
Totals...........................     $769,136        $739,136      $       --    $ 769,136        $30,950
                                    ------------    ------------    ----------    ---------    ---------------
                                    ------------    ------------    ----------    ---------    ---------------

                                                                   TRANSFERS
                                                                    BETWEEN        TOTAL         EARNINGS
      TWELVE MONTHS ENDED          NET SALES BY    NET SALES BY    GEOGRAPHIC    NET SALES    BEFORE INTEREST      TOTAL
       DECEMBER 31, 1995           DESTINATION        ORIGIN         AREAS       BY ORIGIN       AND TAXES        ASSETS
--------------------------------   ------------    ------------    ----------    ---------    ---------------    ---------
Switzerland (1).................     $ 41,820        $102,712      $  159,453    $ 262,165        $ 6,316        $ 593,955
Germany.........................      151,974         158,393          47,379      205,772         14,799          196,460
Other Europe....................      247,802         228,939             799      229,738          2,080          123,431
                                   ------------    ------------    ----------    ---------    ---------------    ---------
Total Europe....................      441,596         490,044         207,631      697,675         23,195          913,846
United States...................      263,945         298,053          29,578      327,631          7,363          257,956
Other Americas..................       52,966          32,732             131       32,863            950           14,474
                                   ------------    ------------    ----------    ---------    ---------------    ---------
Total Americas..................      316,911         330,785          29,709      360,494          8,313          272,430
Asia and other..................       91,908          29,586              97       29,683          2,331           31,777
Eliminations....................           --              --        (237,437)    (237,437)         3,554         (493,959)

                                   ------------    ------------    ----------    ---------    ---------------    ---------
Totals..........................     $850,415        $850,415      $       --    $ 850,415        $37,393        $ 724,094
                                   ------------    ------------    ----------    ---------    ---------------    ---------
                                   ------------    ------------    ----------    ---------    ---------------    ---------

                                                                   TRANSFERS
         FOR THE PERIOD                                             BETWEEN        TOTAL         EARNINGS
       JANUARY 1, 1996 TO          NET SALES BY    NET SALES BY    GEOGRAPHIC    NET SALES    BEFORE INTEREST
        OCTOBER 14, 1996           DESTINATION        ORIGIN         AREAS       BY ORIGIN       AND TAXES
--------------------------------   ------------    ------------    ----------    ---------    ---------------
Switzerland (1).................     $ 32,292        $ 74,303      $  126,423    $ 200,726        $17,299
Germany.........................      104,961         114,015          35,583      149,598          9,631
Other Europe....................      186,823         171,061             840      171,901          1,928
                                   ------------    ------------    ----------    ---------    ---------------
Total Europe....................      324,066         359,379         162,846      522,225         28,858
United States...................      217,636         246,180          22,753      268,933          8,508
Other Americas..................       47,473          25,925               3       25,928            618
                                   ------------    ------------    ----------    ---------    ---------------
Total Americas..................      265,109         272,105          22,756      294,861          9,126
Asia and other..................       73,046          30,737             265       31,002          1,241
Eliminations....................           --              --        (185,867)    (185,867)        (3,408)
                                   ------------    ------------    ----------    ---------    ---------------
Totals..........................     $662,221        $662,221      $       --    $ 662,221        $35,817
                                   ------------    ------------    ----------    ---------    ---------------
                                   ------------    ------------    ----------    ---------    ---------------

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

19.  GEOGRAPHIC SEGMENT INFORMATION--(CONTINUED)

                                                                      TRANSFERS
          FOR THE PERIOD                                               BETWEEN        TOTAL         EARNINGS
        OCTOBER 15, 1996 TO           NET SALES BY    NET SALES BY    GEOGRAPHIC    NET SALES    BEFORE INTEREST     TOTAL
         DECEMBER 31, 1996            DESTINATION        ORIGIN         AREAS       BY ORIGIN     AND TAXES(2)       ASSETS
-----------------------------------   ------------    ------------    ----------    ---------    ---------------    --------
Switzerland (1)....................     $  8,415        $ 15,892       $ 39,570     $  55,462       $ (99,233)      $432,387
Germany............................       29,688          29,117         10,965        40,082          (5,209)       170,845
Other Europe.......................       58,598          59,688            485        60,173          (4,971)       126,063
                                      ------------    ------------    ----------    ---------    ---------------    --------
Total Europe.......................       96,701         104,697         51,020       155,717        (109,413)       729,295

United States......................       56,405          64,109          6,731        70,840         (32,519)       477,762
Other Americas.....................       13,436           7,371              3         7,374            (753)        17,730
                                      ------------    ------------    ----------    ---------    ---------------    --------
Total Americas.....................       69,841          71,480          6,734        78,214         (33,327)       495,492
Asia and other.....................       20,370          10,735             28        10,763          (1,919)        48,245
Eliminations.......................           --              --        (57,782)      (57,782)            511       (501,144)
                                      ------------    ------------    ----------    ---------    ---------------    --------
Totals.............................     $186,912        $186,912       $     --     $ 186,912       $(144,093)      $771,888
                                      ------------    ------------    ----------    ---------    ---------------    --------
                                      ------------    ------------    ----------    ---------    ---------------    --------

------------------
(1) Includes Corporate.

(2) The effect of non-recurring acquisition charges arising from in-process research and development projects ($114.1 million) and the revaluation of inventories to fair value ($32.2 million) by region are as follows:

Europe...........................     $108,100
Americas.........................       36,000
Asia/Rest of World...............        2,200
                                      --------
                                      --------

20. SUBSEQUENT EVENTS (UNAUDITED)

     Reorganization

     Concurrently with the Offerings described elsewhere in this Prospectus (i) Mettler-Toledo Holding, Inc. will be merged with and into MT Investors (the 'Merger'), with MT Investors being the surviving corporation, (ii) as part of the Merger, MT Investors will convert each share of its existing Class A, Class B and Class C common stock, at a specified ratio, into shares of Common Stock and (iii) MT Investors will change its name to Mettler-Toledo International Inc.

     Preferred Stock

     The Board of Directors, without further stockholder authorization, will be authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of the Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of the Preferred Stock. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of the Offerings, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

                               MT INVESTORS INC.

                      INTERIM CONSOLIDATED BALANCE SHEETS

                      DECEMBER 31, 1996 AND JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           SUCCESSOR       SUCCESSOR
                                                                                          ------------    -----------
                                                                                          DECEMBER 31,      JUNE 30,
                                                                                              1996           1997
                                                                                          ------------    -----------
                                                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents............................................................     $ 60,696       $  31,275
  Trade accounts receivable, net.......................................................      151,161         158,577
  Inventories..........................................................................      102,526         109,398
  Deferred taxes.......................................................................        7,565           9,390
  Other current assets.................................................................       17,268          19,854
                                                                                          ------------    -----------
       Total current assets............................................................      339,216         328,494
Property, plant and equipment, net.....................................................      255,292         250,381
Excess of cost over net assets acquired, net...........................................      135,490         181,284
Long-term deferred taxes...............................................................        3,916           4,324
Other assets...........................................................................       37,974          22,652
                                                                                          ------------    -----------
       Total assets....................................................................     $771,888       $ 787,135
                                                                                          ------------    -----------
                                                                                          ------------    -----------
                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable...............................................................     $ 32,797       $  28,844
  Accrued and other liabilities........................................................      115,314         121,075
  Taxes payable........................................................................       17,580          23,683
  Deferred taxes.......................................................................        9,132           8,606
  Bank and other loans.................................................................       80,446          70,476
                                                                                          ------------    -----------
       Total current liabilities.......................................................      255,269         252,684
Long-term debt due to third parties....................................................      373,758         440,605
Long-term deferred taxes...............................................................       30,467          28,133
Other long-term liabilities............................................................       96,810          93,315
                                                                                          ------------    -----------
       Total liabilities...............................................................      756,304         814,737
Minority interest......................................................................        3,158           3,529
Shareholders' equity (deficit):
  Common stock, $0.01 par value per share:

     Class A non-voting, authorized 2,233,117 shares at December 31, 1996 and 2,235,896 at June 30, 1997; issued 1,899,779 at December 31, 1996 and 1,902,779 at June 30,
      1997.............................................................................           19              19
     Class B voting, authorized 1,000 shares; issued 1,000 at December 31, 1996 and
      June 30, 1997....................................................................            1               1
     Class C non-voting, authorized 541,859 shares; issued 537,735 at December 31, 1996
      and 538,592 at June 30,1997......................................................            5               5
  Additional paid-in capital...........................................................      188,084         188,384
  Accumulated deficit..................................................................     (159,046)       (195,333)
  Currency translation adjustment......................................................      (16,637)        (24,207)
                                                                                          ------------    -----------
       Total shareholders' equity (deficit)............................................       12,426         (31,131)
                                                                                          ------------    -----------
Total liabilities and shareholders' equity (deficit)...................................     $771,888       $ 787,135
                                                                                          ------------    -----------
                                                                                          ------------    -----------

  See the accompanying notes to the interim consolidated financial statements

                               MT INVESTORS INC.

                 INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         PREDECESSOR      SUCCESSOR
                                                                                         -----------     -----------
                                                                                          JUNE 30,        JUNE 30,
                                                                                            1996            1997
                                                                                         -----------     -----------
                                                                                         (UNAUDITED)     (UNAUDITED)
Net sales............................................................................     $ 423,802      $   417,814
Cost of sales........................................................................       252,203          237,516
                                                                                         -----------     -----------
  Gross profit.......................................................................       171,599          180,298
Research and development.............................................................        25,054           22,444
Selling, general and administrative..................................................       120,531          126,351
Amortization.........................................................................         1,270            2,333
Purchased research and development...................................................            --           29,959
Interest expense.....................................................................         8,346           19,170
Other charges (income), net..........................................................          (965)           2,191
  Earnings (loss) before taxes                                                           ----------      -----------
     minority interest and extraordinary item........................................        17,363          (22,150)
Provision for taxes..................................................................         6,830            4,337
Minority interest....................................................................           526              248
                                                                                         -----------     -----------

  Earnings (loss) before extraordinary item..........................................        10,007          (26,735)
Extraordinary item--debt extinguishment..............................................            --            9,552
                                                                                         -----------     -----------
  Net earnings (loss)................................................................     $  10,007      $   (36,287)
                                                                                         -----------     -----------
                                                                                         -----------     -----------
Loss per common share:
  Weighted average number of common shares...........................................                      2,440,443
  Loss per common share before extraordinary item....................................                    $    (10.96)
  Extraordinary item.................................................................                          (3.91)
                                                                                                         -----------
  Loss per common share..............................................................                    $    (14.87)
                                                                                                         -----------
                                                                                                         -----------

  See the accompanying notes to the interim consolidated financial statements

                               MT INVESTORS INC.

                   INTERIM CONSOLIDATED STATEMENTS OF CHANGES
                 IN NET ASSETS / SHAREHOLDERS' EQUITY (DEFICIT)

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                                 PREDECESSOR
                                                                      ----------------------------------
                                                                        SIX MONTHS ENDED JUNE 30, 1996
                                                                      ----------------------------------
                                                                                   CURRENCY
                                                                      CAPITAL     TRANSLATION
                                                                      EMPLOYED    ADJUSTMENT     TOTAL
                                                                      --------    ----------    --------
Net assets at December 31, 1995....................................   $162,604     $ 30,650     $193,254
Capital transactions with Ciba and affiliates......................      1,353           --        1,353
Net earnings.......................................................     10,007           --       10,007
Change in currency translation adjustment..........................         --      (11,252)     (11,252)
                                                                      --------    ----------    --------
Net assets at June 30, 1996........................................   $173,964     $ 19,398     $193,362
                                                                      --------    ----------    --------
                                                                      --------    ----------    --------

  See the accompanying notes to the interim consolidated financial statements

                               MT INVESTORS INC.

                   INTERIM CONSOLIDATED STATEMENTS OF CHANGES
                      IN NET ASSETS / SHAREHOLDERS' EQUITY

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SUCCESSOR
                          ------------------------------------------------------------------------------------------------------
                                                              SIX MONTHS ENDED JUNE 30, 1997
                          ------------------------------------------------------------------------------------------------------
                                                 COMMON STOCK
                          ----------------------------------------------------------
                                CLASS A             CLASS B             CLASS C        ADDITIONAL                    CURRENCY
                          -------------------  ------------------  -----------------    PAID-IN      ACCUMULATED    TRANSLATION
                           SHARES     AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL        DEFICIT      ADJUSTMENT
                          ---------  --------  --------  --------  -------  --------  ----------    -------------  -------------
Balance at December 15,
  1996................... 1,899,779    $ 19      1,000     $  1    537,735    $  5      $188,084      $(159,046)     $ (16,637)
New issuance of shares...     3,000      --         --       --        857      --           300             --             --
Net loss.................        --      --         --       --         --      --            --        (36,287)            --
Change in currency
  translation
  adjustment.............        --      --         --       --         --      --            --             --         (7,570)
                          ---------     ---    --------     ---    -------     ---      --------      -----------    ---------
Balance at June 30,
  1997................... 1,902,779    $ 19      1,000     $  1    538,592    $  5      $188,384      $(195,333)     $ (24,207)
                          ---------     ---    --------     ---    -------     ---      --------      -----------    ---------
                          ---------     ---    --------     ---    -------     ---      --------      -----------    ---------

                             SUCCESSOR
                           -------------
                            SIX MONTHS
                               ENDED
                           JUNE 30, 1997
                           -------------

                               TOTAL
                           -------------
Balance at December 15,
  1996...................    $ 12,426
New issuance of shares...         300
Net loss.................     (36,287)
Change in currency
  translation
  adjustment.............      (7,570)
                             --------
Balance at June 30,

  1997...................    $(31,131)
                             --------
                             --------

  See the accompanying notes to the interim consolidated financial statements

                               MT INVESTORS INC.

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                                 (IN THOUSANDS)

                                                                                         PREDECESSOR      SUCCESSOR
                                                                                         -----------     -----------
                                                                                          JUNE 30,        JUNE 30,
                                                                                            1996            1997
                                                                                         -----------     -----------
                                                                                         (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss).................................................................    $  10,007       $  (36,287)
     Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
          Depreciation................................................................       12,942           11,802
          Amortization................................................................        1,270            2,333
          Write-off of purchased research and development and cost of sales associated
            with revaluation of inventories...........................................           --           32,013
          Extraordinary item--debt extinguishment.....................................           --            9,552
          Net gain on disposal of long-term assets....................................         (131)            (478)
          Deferred taxes..............................................................         (191)          (2,336)
          Minority interest...........................................................          526              248
          Increase (decrease) in cash resulting from changes in:
            Trade accounts receivable, net............................................       (4,666)          (7,792)
            Inventories...............................................................          279           (6,540)
            Other current assets......................................................         (352)          (3,081)
            Trade accounts payable....................................................          932           (5,969)
            Accruals and other liabilities, net.......................................       16,244           16,757
                                                                                          ----------      ----------
               Net cash provided by operating activities..............................       36,860           10,222
                                                                                          ----------      ----------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.................................          508            2,297
  Purchase of property, plant and equipment...........................................      (10,053)          (8,760)
  Purchase of Safeline Limited........................................................           --          (74,908)
  Investments in other long term assets, net..........................................          (37)          (1,629)
                                                                                          ----------      ----------
               Net cash used in investing activities..................................       (9,582)         (83,000)

                                                                                          ----------      ----------
Cash flows from financing activities:
  Borrowings of third party debt......................................................           --          312,592
  Repayments of third party debt......................................................       (1,078)        (265,780)
  Proceeds from issuance of common stock..............................................           --              300
  Ciba and affiliates repayments......................................................      (16,368)              --
  Capital transactions with Ciba and affiliates.......................................       (2,983)              --
                                                                                          ----------      ----------
               Net cash provided by (used) in financing activities....................      (20,429)          47,112
                                                                                          ----------      ----------
Effect of exchange rate changes on cash and cash equivalents..........................       (2,316)          (3,755)
                                                                                          ----------      ----------
Net increase (decrease) in cash and cash equivalents..................................        4,533          (29,421)
Cash and cash equivalents:
  Beginning of period.................................................................       41,402           60,696
                                                                                          ----------      ----------
  End of period.......................................................................    $  45,935       $   31,275
                                                                                          ----------      ----------
                                                                                          ----------      ----------

  See the accompanying notes to the interim consolidated financial statements

                               MT INVESTORS INC.

             NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.   BASIS OF PRESENTATION

     The accompanying interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles on a basis which reflects the interim consolidated financial statements of MT Investors Inc. ('MT Investors'). MT Investors was incorporated by AEA Investors Inc. ('AEA') in December 1991. It was recapitalized to effect the acquisition (the 'Acquisition') of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the Mettler-Toledo Group in a business combination accounted for as a purchase. Between the date of formation and October 15, 1996, MT Investors had no substantive operations.

     In the accompanying interim consolidated financial statements the terms 'Mettler-Toledo' or the 'Company' when used in situations pertaining to periods prior to October 15, 1996 refer to the combined group of businesses sold by Ciba and when used in situations pertaining to periods subsequent to October 15, 1996 refer to MT Investors and its consolidated subsidiaries. The combined historical financial information of the business acquired from Ciba prior to the Acquisition on October 15, 1996 are referred to as 'Predecessor' while the consolidated financial information of the Company subsequent to the date of the

Acquisition are referred to as 'Successor'. Because of purchase price accounting for the Acquisition and the additional interest expense from debt incurred to finance the Acquisition, the accompanying interim financial statements of the Successor are not directly comparable to those of the Predecessor.

     The accompanying interim consolidated financial statements of the Company have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying interim consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 should be read in conjunction with the December 31, 1995 and 1996 Audited Consolidated Financial Statements and the notes thereto included elsewhere in this Registration Statement.

     The accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

     Debt refinancing

     On May 29, 1997, the Company refinanced its previous credit facility and entered into the Company's current credit facility (the 'Credit Agreement'). The Credit Agreement provides for term loan borrowings in an aggregate principal amount of approximately $133.8 million, SFr 171.5 million and pounds 26.7 million, that are scheduled to mature between 2002 and 2004, a Canadian revolving credit facility with availability of CDN $26.3 million and a multi-currency revolving credit facility with availability of $151.0 million. The revolving credit facilities are scheduled to mature in 2002.

     The Company recorded an extraordinary item--debt extinguishment of $9.6 million representing a one time charge for the write-off of capitalized debt issuance fees and related expenses associated with the Company's previous credit facility.

     SAFELINE ACQUISITION

     On May 30, 1997, the Company purchased (the 'Safeline Acquisition') the entire issued share capital of Safeline Limited ('Safeline'), a manufacturer of metal detection systems based in Manchester in the United Kingdom, for approximately pounds 61 million (approximately $100.0 million) subject to post closing adjustment, plus up to an additional pounds 6 million ($10.0 million) for a contingent earn-out payment. Under the terms of the agreement the Company paid approximately pounds 47.3 million ($77.4 million) of the purchase price in cash, provided

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.   BASIS OF PRESENTATION--(CONTINUED)

by amounts loaned under its Credit Agreement, with the remaining balance of approximately pounds 13.7 million ($22.4 million) paid in the form of seller loan notes which mature May 30, 1999. In connection with the Safeline Acquisition the Company incurred expenses of approximately $2.0 million which have been accounted for as part of the purchase price.

     The Company has accounted for the Safeline Acquisition using the purchase method of accounting. Accordingly, the costs of the Safeline Acquisition were allocated to the assets acquired and liabilities assumed based upon their respective fair values. Approximately $30.0 million of the purchase price was attributed to purchased research and development in process. Such amount was expensed immediately in the second quarter of 1997. The technological feasibility of the products being developed had not been established as of the date of the Safeline Acquisition. The Company expects that the projects underlying these research and development efforts will be substantially complete over the next two years. The Company spends more than $40.0 million annually on research and development; however, ultimately achieving technological feasibility cannot be assured for these projects or others. In addition, the Company allocated approximately $2.0 million of the purchase price to revalue certain finished goods inventories to fair value. Substantially all of such inventories were sold in the second quarter of 1997. The excess of the cost of the Safeline Acquisition over the fair value of the net assets acquired of approximately $62.0 million is being amortized over 30 years. The purchase price allocation is subject to adjustment. The results of operations and cash flows of Safeline have been consolidated with those of the Company from the date of the Safeline Acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     Mettler-Toledo is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also manufactures and sells certain related laboratory measurement instruments. The Company's manufacturing facilities are located in Switzerland, the United States, Germany, the U.K. and China.

     Inventories

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using either the first in, first out (FIFO) or weighted average cost method. Two companies in the U.S. use the last in, first out (LIFO) cost method.

Inventories consisted of the following at December 31, 1996 and June 30, 1997:


                                                                                DECEMBER 31,    JUNE 30,
                                                                                    1996          1997
                                                                                ------------    --------
     Raw materials and parts.................................................     $ 41,015      $ 42,309
     Work in progress........................................................       31,534        33,078
     Finished goods..........................................................       29,982        34,168
                                                                                  --------      --------
                                                                                   102,531       109,555
     LIFO reserve............................................................           (5)         (157)
                                                                                  --------      --------
                                                                                  $102,526      $109,398
                                                                                  --------      --------
                                                                                  --------      --------

     Interest Rate Agreements

     In July 1997 the Company entered into three year interest rate cap agreements to limit the impact of increases in interest rates on $150.0 million of U.S. dollar based debt. These agreements 'cap' the effects of an increase in three month LIBOR above 8.5%. In addition, the Company has entered into three year interest rate swap agreements which swap the interest obligation associated with $100.0 million of U.S. dollar based debt

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

from variable to fixed. The fixed rate associated with the swap is 6.09% plus the Company's normal interest margin. The swap is effective at three month LIBOR rates up to 7.00%.

     In August 1997, the Company entered into certain three year interest rate swap agreements that fix the interest obligation associated with SFR 112.5 million of Swiss Franc based debt at rates varying between 2.17% and 2.49%.

     The Company has designated such interest rate agreements as hedges of certain of its long-term debt payable and recognizes interest differentials as adjustments to interest expense in the period they occur. Premiums paid on interest rate cap agreements are amortized over the terms of the agreements.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................    11
The Company....................................    15
Use of Proceeds................................    16
Dividend Policy................................    16
Dilution.......................................    17
Capitalization.................................    18
Unaudited Pro Forma Financial
  Information..................................    19
Selected Historical Financial Information......    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    28
Industry.......................................    37
Business.......................................    40
Management.....................................    53
Certain Relationships and Related
  Transactions.................................    57
Security Ownership of Certain Beneficial Owners
  and Management...............................    58
Description of Certain Indebtedness............    59
Description of Capital Stock...................    61
Shares Eligible for Future Sale................    63
Certain United States Federal Tax
  Considerations For Non-United States
  Holders......................................    65
Underwriting...................................    68
Legal Matters..................................    71

Independent Auditors...........................    71
Available Information..........................    71
Index to Financial Statements..................   F-1

                                SHARES


                            METTLER-TOLEDO
                          INTERNATIONAL INC.



                             COMMON STOCK




                       ------------------------
                              PROSPECTUS
                       ------------------------





                         MERRILL LYNCH & CO.
                            BT ALEX. BROWN
                      CREDIT SUISSE FIRST BOSTON
                         GOLDMAN, SACHS & CO.


                                , 1997

------------------------------------------------------
------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


            [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                        SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS DATED SEPTEMBER 15, 1997
PROSPECTUS                                                                [LOGO]


                                SHARES

                  METTLER-TOLEDO INTERNATIONAL INC.

                             COMMON STOCK
                       ------------------------

     All of the        shares of Common Stock offered hereby are being sold by
Mettler-Toledo International Inc. ('Mettler-Toledo' or the 'Company'). Of the
       shares of Common Stock offered hereby,        shares are being offered
for sale initially outside of the United States and Canada by the International
Managers and        shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See 'Underwriting.'

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $       and $       per share. For a discussion relating to factors to
be considered in determining the initial public offering price, see 'Underwriting.'

     Application has been made for listing the Common Stock on the New York Stock Exchange under the symbol 'MTD.'

     SEE 'RISK FACTORS' BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                      PRICE TO                UNDERWRITING              PROCEEDS TO
                                                       PUBLIC                 DISCOUNT(1)                COMPANY(2)
Per Share...................................             $                         $                         $
Total(3)....................................          $                         $                         $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated at $            .
    The Underwriters have agreed to pay certain expenses of the Company incurred
    in connection with the Offerings estimated at $            .


(3) The Company has granted the                        and the U.S. Underwriters
    options to purchase up to an additional        shares and        shares of
    Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $      , $       and $      , respectively. See
    'Underwriting.'
                           ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about               , 1997.
                           ------------------------

MERRILL LYNCH INTERNATIONAL
                  BT ALEX. BROWN INTERNATIONAL
                                            CREDIT SUISSE FIRST BOSTON
                                                     GOLDMAN SACHS INTERNATIONAL
                           ------------------------

              The date of this Prospectus is               , 1997.

             [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     The Company has entered into an international purchase agreement (the 'International Purchase Agreement') with certain underwriters outside the United States and Canada (the 'International Managers' and, together with the U.S. Underwriters named below, the 'Underwriters') for whom Merrill Lynch International, BT Alex. Brown International A Division of Bankers Trust International PLC, Credit Suisse First Boston (Europe) Limited and Goldman Sachs International are acting as lead managers (the 'Lead Managers'). Subject to the terms and conditions set forth in the International Purchase Agreement, and
concurrently with the sale of             shares of Common Stock to the U.S.
Underwriters (as defined below) pursuant to the U.S. Purchase Agreement (as defined below) the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company,
an aggregate of             shares of Common Stock set forth opposite its name
below. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

                                                                               NUMBER OF
             INTERNATIONAL MANAGERS                                             SHARES
----------------------------------------------------------------------------   ---------
Merrill Lynch International.................................................

BT Alex. Brown International
  A Division of Bankers Trust International PLC.............................
Credit Suisse First Boston (Europe) Limited.................................
Goldman Sachs International.................................................

                                                                               ---------
             Total..........................................................
                                                                               ---------
                                                                               ---------

     The Company has also entered into a purchase agreement (the 'U.S. Purchase Agreement,' and, together with the International Purchase Agreement, the 'Purchase Agreements') with certain underwriters in the United States and Canada (collectively, the 'U.S. Underwriters' and, together with the Lead Managers, the 'Underwriters'), for whom Merill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch'), BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. are acting as representatives (the 'U.S. Representatives' and, together with the International Lead Managers, the 'Representatives'). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of           shares of Common
Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Company, an aggregate of shares of Common Stock. The initial public offering price per share of Common Stock and the underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement if any of the shares of Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased. The purchase of shares of Common Stock by the International Managers is conditioned upon the purchase of shares of Common Stock by the U.S. Underwriters, and vice versa.

                                      68A

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the 'Intersyndicate Agreement') providing for the coordination of their activities. The Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock, other than in connection with the sale of certain reserved shares, as described below, will not, other than in connection with the sale of certain reserved shares, as described below, offer to sell or sell shares of Common Stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or non-Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common Stock. The International Managers may allow, and such dealers may reallow a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The Underwriters have agreed to pay certain expenses of the Company incurred in connection with the Offerings
estimated at $           .

     Each International Manager has agreed that (i) it has not offered or sold, and, for a period of six months following consummation of the Offerings, will not offer or sell, to persons in the United Kingdom, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to           of the shares offered hereby
to be sold to certain employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company, the Company's executive officers and directors and all existing shareholders of the Company have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See 'Shares Eligible for Future Sale.'

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to

                                      69A

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application has been made for listing of the Common Stock on the NYSE under the symbol 'MTD.' In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.

Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters have from time to time provided investment banking financial advisory services to the Company and AEA Investors and its affiliates, for which they have received customary compensation, and may continue to do so in the future. Merrill Lynch served as lead manager and Credit Suisse First Boston served as a co-manager of the offering of the Notes in October 1996, Merrill Lynch served as the Arranger and Documentation Agent and Credit Suisse First Boston served as co-agent in connection with the Company's Credit Agreement in November 1996 and May 1997 for which they received customary compensation, and are acting in similar roles in connection with the New Credit Agreement for which they will receive customary compensation. Credit Suisse First Boston and an affiliate of Merrill Lynch were lenders under the Credit Agreement and will be lenders under the New Credit Agreement.

                                      70A

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................    11
The Company....................................    15
Use of Proceeds................................    16
Dividend Policy................................    16
Dilution.......................................    17
Capitalization.................................    18
Unaudited Pro Forma Financial
  Information..................................    19
Selected Historical Financial Information......    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    28
Industry.......................................    37
Business.......................................    40
Management.....................................    53
Certain Relationships and Related
  Transactions.................................    57
Security Ownership of Certain Beneficial Owners
  and Management...............................    58
Description of Certain Indebtedness............    59
Description of Capital Stock...................    61
Shares Eligible for Future Sale................    63
Certain United States Federal Tax
  Considerations For Non-United States
  Holders......................................    65
Underwriting...................................    68

Legal Matters..................................    71
Independent Auditors...........................    71
Available Information..........................    71
Index to Financial Statements..................   F-1

                                    SHARES




                                METTLER-TOLEDO
                              INTERNATIONAL INC.




                                 COMMON STOCK




                           ------------------------
                                  PROSPECTUS
                           ------------------------




                         MERRILL LYNCH INTERNATIONAL

                         BT ALEX. BROWN INTERNATIONAL

                          CREDIT SUISSE FIRST BOSTON

                         GOLDMAN SACHS INTERNATIONAL




                                    , 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     The following table shows the expenses, other than underwriting discounts and commissions, to be incurred in connection with the sale and distribution of securities being registered by the Company.

SEC Registration Fee...............................   $ 34,849
NASD Filing Fee....................................     12,000
Listing Fee**......................................
Blue Sky Fees and Expenses**.......................
Legal Fees and Expenses**..........................
Accounting Fees and Expenses**.....................
Printing Expenses**................................
Miscellaneous Expenses**...........................
                                                      --------
  Total............................................   $
                                                      --------
                                                      --------

------------------
 * Except for the SEC registration fee and the NASD Filing Fee, all of the foregoing expenses have been estimated.

** To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company, as a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or his serving at the request of the Company as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws provide for indemnification by the Company of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against and incurred by them in such capacity or arising out of their status as such.

     Pursuant to specific authority granted by Section 102 of the DGCL, the Certificate of Incorporation contains the following provision regarding indemnification of directors:

          'To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.'

     The By-laws contain the following provision regarding indemnification of directors and officers:

          'The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.'

     The Company has entered into agreements to provide indemnification for their directors and certain officers in addition to the indemnification provided for in the Certificate of Incorporation and By-laws. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorneys' fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of any affiliate of the Company, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Company.

     The Management Agreement between Mettler-Toledo, Inc. and AEA Investors provides for indemnification of employees of AEA Investors who serve as directors of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     From the date of its incorporation until the issuances of common stock which occurred beginning in October 1996, the Company issued common stock to certain members of senior management, the investor-participants of AEA Investors and AEA Investors for approximately $.03 per share. In connection with the Acquisition, the Company effected a recapitalization pursuant to which such common stock was converted into Class B Common Stock or Class C Common Stock, as the case may be.

     1. In October 1996, the Company issued 1,803,489 shares of Class A Common Stock for an aggregate consideration of $180,348,900, 50 shares of Class B Common Stock for an aggregate consideration of approximately $2, and 172,376 shares of Class C Common Stock for an aggregate consideration of approximately $5,171. The shares were offered and sold to executive officers of the Company, the management and investor-participants of AEA Investors and AEA Investors in reliance on Rule 506 of Regulation D and Section 4(2) under the Securities Act.


     2. In October 1996, the Company issued 8,843 shares of Class A Common Stock for an aggregate consideration of $884,300, and 2,526 shares of Class C Common Stock for an aggregate consideration of approximately $76. The shares were offered and sold in reliance on Rule 701 under the Securities Act and were sold pursuant to a written compensatory benefit plan to employees of the Company and its subsidiaries.

     3. In October 1996, the Company issued 16,578 shares of Class A Common Stock for an aggregate consideration of $1,657,800, and 4,738 shares of Class C Common Stock for an aggregate consideration of approximately $142. The shares were offered and sold in reliance on Rule 903 under the Securities Act outside the United States to employees of the Company who represented that they were non U.S. persons.

     4. In December 1996, the Company issued 25,750 shares of Class A Common Stock for an aggregate consideration of $2,575,000, and 11,885 shares of Class C Common Stock for an aggregate consideration of approximately $357. The shares were offered and sold to executive officers of the Company, the management and investor-participants of AEA Investors and other accredited investors in reliance on Rule 506 of Regulation D under the Securities Act.

     5. In December 1996, the Company issued 8,620 shares of Class A Common Stock for an aggregate consideration of $862,000, and 2,472 shares of Class C Common Stock for an aggregate consideration of approximately $74. The shares were offered and sold in reliance on Rule 701 under the Securities Act and were sold pursuant to a written compensatory benefit plan to employees of the Company and its subsidiaries.

     6. In December 1996, the Company issued 36,499 shares of Class A Common Stock for an aggregate consideration of $3,649,900, and 10,401 shares of Class C Common Stock for an aggregate consideration of approximately $312. The shares were offered and sold in reliance on Rule 903 under the Securities Act outside the United States to employees of the Company who represented that they were non U.S. persons.

     7. In April 1997, the Company issued 3,000 shares of Class A Common Stock for an aggregate consideration of $300,000, and 857 shares of Class C Common Stock for an aggregate consideration of approximately $26. The shares were offered and sold to an executive officer of the Company in reliance on Rule 506 of Regulation D under the Securities Act.

     The sales described in items 1, 4 and 7 were made to (i) individuals who represented that they were accredited investors, (ii) executive officers of the Company, or (iii) employees of AEA Investors (who numbered fewer than 35 and) who the Company believes have knowledge and experience in financial and business matters sufficient to be capable of evaluating the merits and risks of purchasing the securities issued.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER    DESCRIPTION
------    -----------------------------------------------------------------------------------------------------------
  1.1 *    --   Form of U.S. Purchase Agreement
  1.2 *    --   Form of International Purchase Agreement
  2.1      --   Stock Purchase Agreement between AEA-MT Inc, AG fur Prazisionsinstrumente and Ciba-Geigy AG, as
                amended (Filed as Exhibit 2.1 to the Registration Statement, as amended, on Form S-1, of the Company
                (Reg. No. 33-09621) and incorporated herein by reference).
  2.2      --   Share Sale and Purchase Agreement relating to the acquisition of the entire issued share capital of
                Safeline Limited (Filed as Exhibit 2 to the Current Report on Form 8-K of Mettler-Toledo Holding Inc.
                dated June 3, 1997 and incorporated herein by reference).
  3.1 *    --   Form of Amended and Restated Certificate of Incorporation of MT Investors Inc.
  3.2 *    --   Form of By-laws
  4.1      --   Indenture dated as of October 15, 1996, among MT Acquisition Corp., as Issuer, Mettler-Toledo Holding
                Inc., as Note Guarantor, and United States Trust Company of New York, as Trustee (Filed as Exhibit
                4.1 to the Current Report on Form 8-K of Mettler-Toledo Holding Inc. dated October 15, 1996 and incorporated herein by reference).
  4.2      --   First Supplemental Indenture dated as of October 15, 1996, among Mettler-Toledo, Inc., Mettler-Toledo
                Holding Inc., as Note Guarantor, and United States Trust Company of New York, as Trustee (Filed as
                Exhibit 4.2 to the Current Report on Form 8-K of Mettler-Toledo Holding Inc. dated October 15, 1996 and incorporated herein by reference).
  4.3 *    --   Specimen Form of the Company's Common Stock Certificate
  5.1 *    --   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being registered.
 10.1      --   Management Consulting Agreement dated as of October 15, 1996 between Mettler-Toledo, Inc. and AEA
                Investors Inc. (Filed as Exhibit 10.3 to the Annual Report on Form 10-K of Mettler-Toledo Holding
                Inc. dated March 31, 1997 and incorporated herein by reference).
 10.2      --   Employment Agreement between Robert F. Spoerry and Mettler-Toledo, AG, dated as of October 30, 1996
                (Filed as Exhibit 10.4 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March
                31, 1997 and incorporated herein by reference).
 10.3      --   Loan Agreement between Robert F. Spoerry and Mettler-Toledo AG, dated as of October 7, 1996 (Filed as
                Exhibit 10.5 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.4      --   MT Investors Inc. Stock Option Plan (Filed as Exhibit 10.6 to the Annual Report on Form 10-K of
                Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.5      --   Mettler Toledo Performance-Oriented Bonus System (POBS), effective as of 1993 (Filed as Exhibit 10.7 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.6      --   Mettler Toledo POBS Plus--Incentive Scheme for Senior Management of Mettler Toledo, dated as of
                November 4, 1996 (Filed as Exhibit 10.8 to the Annual Report on Form 10-K of Mettler-Toledo Holding
                Inc. dated March 31, 1997 and incorporated herein by reference).
 10.7      --   Credit Agreement, dated as of May 29, 1997, between Mettler-Toledo Inc., Mettler-Toledo Holding AG, as Borrowers, Safeline Holding Company as UK Borrower, Mettler-Toledo, Inc. as Canadian Borrower and
                Merrill Lynch & Co. as Arranger and Documentation Agent, and the Lenders thereto (Filed as Exhibit
                10.9 to Amendment No. 1 to the Form 10 of the Company, dated as of June 30, 1997, and incorporated herein by reference).
   11      --   Statement regarding computation of per share earnings.
   21      --   Subsidiaries of the Company
 23.1 *    --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1)
 23.2      --   Consent of KPMG Fides Peat, independent auditors

 24.1      --   Powers of Attorney

------------------------
* To be filed by amendment

     (b) Schedules

SCHEDULE
 NUMBER    DESCRIPTION
--------   --------------------------------------------------------------------------------------------------------
    I      Condensed Financial Information of Registrant
   II      Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 15TH DAY OF SEPTEMBER, 1997.

                                          MT INVESTORS INC.

                                          By:        /s/ ROBERT F. SPOERRY
                                              ----------------------------------
                                                     Robert F. Spoerry
                                               President and Chief Executive
                                                         Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

            /s/ ROBERT SPOERRY              President and Chief Executive Officer          September 15, 1997
------------------------------------------  (Principal Executive Officer), Director
            Robert F. Spoerry

         /s/ WILLIAM P. DONNELLY            Vice President, Finance, Chief Financial       September 15, 1997
------------------------------------------  Officer and Treasurer (Principal Financial
           William P. Donnelly              and Accounting Officer)

                    *                       Chairman of the Board                          September 15, 1997
------------------------------------------
             Philip Caldwell

                    *                       Director                                       September 15, 1997
------------------------------------------
            Reginald H. Jones

                    *                       Director                                       September 15, 1997
------------------------------------------
             John D. Macomber

                    *                       Director                                       September 15, 1997
------------------------------------------
              John M. Manser

                    *                       Director                                       September 15, 1997
------------------------------------------

            Lawrence Z.Y. Moh

                    *                       Director                                       September 15, 1997
------------------------------------------
             Thomas P. Salice

                    *                       Director                                       September 15, 1997
------------------------------------------
            Alan W. Wilkinson

     *By:       /s/ ROBERT F. SPOERRY
  -------------------------------------
              Robert F. Spoerry
               Attorney-in-Fact

                                                                      SCHEDULE I

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                               MT INVESTORS INC.

                                 BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       DECEMBER 31,
                                                                                                           1996
                                                                                                       ------------
                                               ASSETS
Current assets:
  Cash and cash equivalents.........................................................................    $        1
                                                                                                       ------------
Total current assets................................................................................             1
Investment in Mettler-Toledo Holding Inc............................................................        29,062
                                                                                                       ------------
Total assets........................................................................................    $   29,063
                                                                                                       ------------
                                                                                                       ------------

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity:
  Common stock, $0.01 par value per share:
     Class A non-voting, authorized 2,233,117 shares; issued 1,899,779..............................    $       19
     Class B voting, authorized 1,000 shares; issued 1,000..........................................             1
     Class C non-voting, authorized 541,859 shares; issued 537,735..................................             5
Additional paid-in capital..........................................................................       188,084
Accumulated deficit.................................................................................      (159,046)
                                                                                                       ------------

Total shareholders' equity..........................................................................        29,063
                                                                                                       ------------
Total liabilities and shareholders' equity..........................................................    $   29,063
                                                                                                       ------------
                                                                                                       ------------

             See the accompanying notes to the financial statements

                                                                      SCHEDULE I

                               MT INVESTORS INC.

                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     FOR THE PERIOD
                                                                                                    OCTOBER 15, 1996
                                                                                                    TO DECEMBER 31,
                                                                                                          1996
                                                                                                    ----------------
Equity in loss of Mettler-Toledo Holding Inc.....................................................      $ (159,046)
                                                                                                       -----------
  Net loss.......................................................................................      $ (159,046)
                                                                                                       -----------
                                                                                                       -----------
Loss per common share:
  Weighted average number of common shares.......................................................       2,395,993
  Loss per common share..........................................................................      $   (66.38)
                                                                                                       -----------
                                                                                                       -----------

             See the accompanying notes to the financial statements

                                                                      SCHEDULE I


                               MT INVESTORS INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    FOR THE PERIOD FROM OCTOBER 15, 1996 TO DECEMBER 31, 1996
                                --------------------------------------------------------------------------------------------------
                                                       COMMON STOCK
                                ----------------------------------------------------------
                                      CLASS A             CLASS B             CLASS C        ADDITIONAL
                                -------------------  ------------------  -----------------    PAID-IN      ACCUMULATED
                                 SHARES     AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT     CAPITAL        DEFICIT       TOTAL
                                ---------  --------  --------  --------  -------  --------  ------------  -------------  ---------
Balance at October 15, 1996....        --    $ --      1,000     $  1         --    $ --      $     --      $      --    $       1
New Issuance of shares......... 1,899,779      19         --       --    537,735       5       188,084             --      188,108
Net loss.......................        --      --         --       --         --      --            --       (159,046)    (159,046)
                                ---------     ---      -----      ---    -------     ---      --------      ---------    ---------
Balance at December 31, 1996... 1,899,779    $ 19      1,000     $  1    537,735    $  5      $188,084      $(159,046)   $  29,063
                                ---------     ---      -----      ---    -------     ---      --------      ---------    ---------
                                ---------     ---      -----      ---    -------     ---      --------      ---------    ---------

             See the accompanying notes to the financial statements

                                                                      SCHEDULE I

                               MT INVESTORS INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     FOR THE PERIOD
                                                                                                    OCTOBER 15, 1996
                                                                                                    TO DECEMBER 31,
                                                                                                          1996
                                                                                                    ----------------
Cash flows from operating activities:
  Net loss.......................................................................................      $ (159,046)
     Adjustments to reconcile net loss to net cash provided by operating activities:
       Equity in loss of Mettler-Toledo Holding Inc..............................................         159,046
                                                                                                       ----------
Net cash provided by operating activities........................................................              --
                                                                                                       ----------
Cash flows from investing activities:
  Investments in Mettler-Toledo Holding Inc......................................................        (188,108)
                                                                                                       ----------
Net cash used in investing activities............................................................        (188,108)
                                                                                                       ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........................................................         188,108
                                                                                                       ----------
Net cash provided by financing activities........................................................         188,108

                                                                                                       ----------
Net change in cash and cash equivalents..........................................................              --
Cash and cash equivalents:
  Beginning of period............................................................................      $        1
                                                                                                       ----------
  End of period..................................................................................      $        1
                                                                                                       ----------
                                                                                                       ----------

             See the accompanying notes to the financial statements

                               MT INVESTORS INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.   BASIS OF PRESENTATION AND ACQUISITION

     MT Investors Inc. ('MT Investors') was incorporated by AEA Investors Inc. ('AEA') in December 1991. It was recapitalized to effect the acquisition of the Mettler-Toledo Group from Ciba-Geigy AG ('Ciba') and its wholly owned subsidiary, AG fur Prazisionsinstrumente ('AGP'). Pursuant to the terms of a stock purchase agreement dated April 2, 1996 between MT Investors, AGP and Ciba, on October 15, 1996 MT Investors acquired the Mettler-Toledo Group in a transaction accounted for as a purchase. Between the date of formation and October 15, 1996, MT Investors has no substantive operations.

     The accompanying financial statements have been prepared in accordance with United Sates generally accepted accounting principles.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

     Investment

     The Company accounts for its investment in Mettler-Toledo Holding Inc. under the equity method of accounting.

     Stock Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 'Accounting for Stock Issued to Employees' and related interpretations in accounting for its stock option plan.

     Earnings per Common Share


     Earnings per common share has been computed using the weighted average number of outstanding common shares during the period.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings per Share.' The Company has yet to determine the effect of this statement on its earnings per share.

     Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.   SHAREHOLDERS' EQUITY

     The authorized capital stock of the Company consists of 2,775,976 shares of Common Stock, $.01 par value of which 2,233,117 shares are designated as Class A Common Stock, 1,000 shares are designated Class B Common Stock and 541,859 shares are designated Class C Common Stock. As of December 31, 1996, the Company had outstanding 1,899,779 shares of Class A Common Stock, 1,000 shares of Class B Common Stock and 537,735 shares of Class C Common Stock. Additionally, 333,117 shares of Class A Common Stock are reserved for the Company's stock option plan (See Note 4).

     Holders of the Company's common stock have no preemptive, subscription or redemption rights. Except as described below, the Company's three classes of common stock have identical rights under the Company's Certificate of Incorporation and By-Laws.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

3.   SHAREHOLDERS' EQUITY--(CONTINUED)

     Dividends or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company or not paid out of the current and accumulated earnings and profits shall be paid in the following manner. First, exclusively to the holders of the shares of Class A Common Stock, ratably to each such holder, until the sum of all dividends and distributions to each holder of Class A Common Stock equals $100 for each share of Class A Common Stock held by such holder. After each holder of shares of Class A Common Stock shall have received dividends and distributions totaling $100, then exclusively to the holders of the shares of Class B Common and Class C Common Stock ratably to each such holder until the sum of all dividends and distributions to each holder of Class B Common Stock and/or Class C Common Stock equals $100 for each share of Class B Common Stock and/or Class C Common Stock held by such holder.

After each holder of Class B Common Stock and Class C Common Stock shall have received such dividends and distributions, then to all holders of Class A Common Stock, Class B Common Stock and/or Class C Common Stock, ratably to each holder of such shares.

     Class A and C Common Stock shareholders have no voting rights.

4.   STOCK OPTION PLAN

     Effective October 15, 1996, MT Investors adopted a stock option plan to provide certain key employees and/or directors of the Company additional incentive to join and/or remain in the service of the Company as well as to maintain and enhance the long-term performance and profitability of the Company. The plan reserves 333,117 shares of Class A non-voting common stock of MT Investors.

     Under the terms of the plan, options granted shall be nonqualified and the exercise price, as determined by the committee, shall not be less than 100% of the fair market value of the share of such common stock on the date of grant. Options may not be exercised until the fifth anniversary of the date of grant, subject to certain acceleration clauses and expire on October 15, 2006.

     Stock option activity is shown below (per share average option price amounts in whole dollars):

                                                                                           OPTION PRICE
                                                                                       --------------------
                                                                           NUMBER      PER SHARE     TOTAL
                                                                          OF SHARES     AVERAGE      PRICE
                                                                          ---------    ---------    -------
Granted during the period October 15, 1996 to December 31, 1996........    278,988      $100.00     $27,899
Exercised..............................................................         --           --          --
Forfeited..............................................................         --           --          --
                                                                          ---------    ---------    -------
Outstanding at December 31, 1996.......................................    278,988      $100.00     $27,899
                                                                          ---------    ---------    -------
                                                                          ---------    ---------    -------
Shares exerciseable at December 31, 1996...............................         --      $    --     $    --
                                                                          ---------    ---------    -------
                                                                          ---------    ---------    -------

     As of the date granted, the weighted-average grant-date fair value of the options was approximately $25.00 per share. Such weighted-average grant-date fair value was determined using an option pricing model assuming: (i) an expected option life of seven years, (ii) no dividends are expected to be paid in the foreseeable future, and (iii) a risk free interest rate of 4%.

     The Company applies Accounting Standards Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan as all options have been issued at fair market value. The Company's net loss for the period October 15, 1996 to December 31, 1996 would not have been materially different had compensation cost been determined consistent with Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 'Accounting for Stock Based Compensation'.

                               MT INVESTORS INC.

                     (IN THOUSANDS UNLESS OTHERWISE STATED)

5.   SUBSEQUENT EVENTS (UNAUDITED)

     Reorganization

     Concurrently with the Offerings described elsewhere in this Prospectus (i) Mettler-Toledo Holding, Inc. will be merged with and into MT Investors (the 'Merger'), with MT Investors being the surviving corporation, (ii) as part of the Merger, MT Investors will convert each share of its existing Class A, Class B and Class C common stock, at a specified ratio, into shares of Common Stock and (iii) MT Investors will change its name to Mettler-Toledo International Inc.

     Preferred Stock

     The Board of Directors, without further stockholder authorization, will be authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of the Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of the Preferred Stock. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of the Offerings, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                       COLUMN C
                                                                ----------------------
                                                                      ADDITIONS
                                                   COLUMN B     ----------------------                  COLUMN E
                                                  ----------      (1)          (2)                      --------
                                                  BALANCE AT    CHARGED     CHARGED TO     COLUMN D     BALANCE

                   COLUMN A                          THE        TO COSTS      OTHER       ----------     AT END
-----------------------------------------------   BEGINNING       AND        ACCOUNTS     DEDUCTIONS       OF
                  DESCRIPTION                     OF PERIOD     EXPENSES     DESCRIBE      DESCRIBE      PERIOD
-----------------------------------------------   ----------    --------    ----------    ----------    --------
                                                                                            Note (A)

Accounts Receivable--allowance for doubtful accounts:

  For the period October 15, 1996 to December
     31, 1996..................................     $9,429       $   97         --           $1,138      $8,388

  For the period January 1, 1996 to October 14,
     1996......................................      9,292          370         --              233       9,429

  Years ended December 31,
     1995......................................      7,411        3,287         --            1,406       9,292

     1994......................................      5,926        2,342         --              857       7,411

------------------
Note A
Represents excess of uncollectable balances written off over recoveries of accounts previously written off. Additionally, amounts are net of foreign currency translation effect of $(462), $(409), $(375) and $(159) for the years ended 1994 and 1995 and for the period from January 1, 1996 to October 14, 1996 and for the period from October 15, 1996 to December 31, 1996, respectively.

                               INDEX TO EXHIBITS

  1.1*     --   Form of U.S. Purchase Agreement
  1.2*     --   Form of International Purchase Agreement
  2.1      --   Stock Purchase Agreement between AEA-MT Inc, AG fur Prazisionsinstrumente and Ciba-Geigy AG, as
                amended (Filed as Exhibit 2.1 to the Registration Statement, as amended, on Form S-1, of the Company
                (Reg. No. 33-09621) and incorporated herein by reference).
  2.2      --   Share Sale and Purchase Agreement relating to the acquisition of the entire issued share capital of
                Safeline Limited (filed as Exhibit 22 to the Current Report on Form 8-K of Mettler-Toledo Holding
                Inc. dated June 3, 1997 and incorporated herein by reference).
  3.1*     --   Form of Amended and Restated Certificate of Incorporation of MT Investors Inc.
  3.2*     --   Form of By-laws
  4.1      --   Indenture dated as of October 15, 1996, among MT Acquisition Corp., as Issuer, Mettler-Toledo Holding
                Inc., as Note Guarantor, and United States Trust Company of New York, as Trustee (Filed as Exhibit
                4.1 to the Current Report on Form 8-K of Mettler-Toledo Holding Inc. dated October 15, 1996 and incorporated herein by reference).
  4.2      --   First Supplemental Indenture dated as of October 15, 1996, among Mettler-Toledo, Inc., Mettler-Toledo
                Holding Inc., as Note Guarantor, and United States Trust Company of New York, as Trustee (Filed as
                Exhibit 4.2 to the Current Report on Form 8-K of Mettler-Toledo Holding Inc. dated October 15, 1996 and incorporated herein by reference).

  4.3*     --   Specimen Form of the Company's Common Stock Certificate
  5.1*     --   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being registered.
 10.1      --   Management Consulting Agreement dated as of October 15, 1996 between Mettler-Toledo, Inc. and AEA
                Investors Inc. (Filed as Exhibit 10.3 to the Annual Report on Form 10-K of Mettler-Toledo Holding
                Inc. dated March 31, 1997 and incorporated herein by reference).
 10.2      --   Employment Agreement between Robert F. Spoerry and Mettler-Toledo, AG, dated as of October 30, 1996
                (Filed as Exhibit 10.4 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March
                31, 1997 and incorporated herein by reference).
 10.3      --   Loan Agreement between Robert F. Spoerry and Mettler-Toledo AG, dated as of October 7, 1996 (Filed as
                Exhibit 10.5 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.4      --   MT Investors Inc. Stock Option Plan (Filed as Exhibit 10.6 to the Annual Report on Form 10-K of
                Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.5      --   Mettler Toledo Performance-Oriented Bonus System (POBS), effective as of 1993 (Filed as Exhibit 10.7 to the Annual Report on Form 10-K of Mettler-Toledo Holding Inc. dated March 31, 1997 and incorporated herein by reference).
 10.6      --   Mettler Toledo POBS Plus--Incentive Scheme for Senior Management of Mettler Toledo, dated as of
                November 4, 1996 (Filed as Exhibit 10.8 to the Annual Report on Form 10-K of Mettler-Toledo Holding
                Inc. dated March 31, 1997 and incorporated herein by reference).
 10.7      --   Credit Agreement, dated as of May 29, 1997, between Mettler-Toledo Inc., Mettler-Toledo Holding AG, as Borrowers, Safeline Holding Company as UK Borrower, Mettler-Toledo, Inc. as Canadian Borrower and
                Merrill Lynch & Co. as Arranger and Documentation Agent, and the Lenders thereto (Filed as Exhibit
                10.9 to Amendment No. 1 to the Form 10 of the Company, dated as of June 30, 1997, and incorporated herein by reference).
 11        --   Statement regarding computation of per share earnings.
 21        --   Subsidiaries of the Company
 23.1*     --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1)
 23.2      --   Consent of KPMG Fides Peat, independent auditors
 24.1      --   Powers of Attorney

------------------
* To be filed by amendment